Exhibit (b)(4)

EXECUTION VERSION

PUBLISHED DEAL CUSIP NO. 02639DAC0

PUBLISHED TERM FACILITY CUSIP NO. 02639DAD8

PUBLISHED REVOLVING FACILITY CUSIP NO. 02639DAE6

CREDIT AGREEMENT

dated as of August 9, 2013

among

CENTURY MERGER COMPANY

(which will be merged with and into AMERICAN GREETINGS CORPORATION on the

Closing Date, with AMERICAN GREETINGS CORPORATION surviving such merger)

and THE CANADIAN BORROWERS PARTY HERETO,

as the Borrowers,

CENTURY INTERMEDIATE HOLDING COMPANY,

as Holdings,

THE LENDING INSTITUTIONS NAMED HEREIN, as the Lenders,

BANK OF AMERICA, N.A.,

as the Global Agent,

PNC BANK, NATIONAL ASSOCIATION,

as a LC Issuer, the Swing Line Lender, the Revolver Agent and the Collateral Agent,

DEUTSCHE BANK SECURITIES INC., PNC CAPITAL MARKETS LLC, KEYBANK

NATIONAL ASSOCIATION and MACQUARIE CAPITAL (USA), INC.,

as Co-Syndication Agents,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, DEUTSCHE

BANK SECURITIES INC., PNC CAPITAL MARKETS LLC, KEYBANK NATIONAL

ASSOCIATION and MACQUARIE CAPITAL (USA), INC.,

as Joint Lead Arrangers and Joint Book Running Managers

$600,000,000 Credit Facilities

(i)

(ii)

(iii)

EXHIBITS

Exhibit A-1	—	Form of Revolving Facility Note
Exhibit A-2	—	Form of Term Facility Note
Exhibit A-3	—	Form of CDOR Note
Exhibit A-4	—	Form of Canadian Base Rate Note
Exhibit A-5	—	Form of Swing Line Note
Exhibit A-6	—	Form of Incremental Joinder
Exhibit B-1	—	Form of Notice of Borrowing
Exhibit B-2	—	Form of Notice of Continuation or Conversion
Exhibit B-3	—	Form of Revolving Facility LC Request
Exhibit B-4	—	Form of Canadian LC Request
Exhibit C-1	—	Form of Guaranty
Exhibit C-2	—	Form of Security Agreement
Exhibit D	—	Form of Joinder Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Reserved
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Assignment Agreement

SCHEDULES

Schedule 1	—	Lenders, Commitments and Addresses for Notices
Schedule 2	—	Existing Letters of Credit
Schedule 4.04	—	Post Closing Deliverables
Schedule 7.03	—	Liens
Schedule 7.04	—	Indebtedness
Schedule 7.05	—	Investments
Schedule 7.10	—	Affiliate Transactions

(iv)

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 9, 2013 among the following: (i) CENTURY MERGER COMPANY, an Ohio corporation (“Merger Sub”) (which will be merged with and into AMERICAN GREETINGS CORPORATION, an Ohio corporation (“AGC”), on the Closing Date, with AGC surviving such merger); (ii) the Canadian Borrowers (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) from time to time party hereto; (iii) Century Intermediate Holding Company, a Delaware corporation and direct parent company of Merger Sub (“Holdings”); (iv) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (v) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the revolver agent (in such capacity, the “Revolver Agent”), the Swing Line Lender, a LC Issuer and Collateral Agent; and (vi) BANK OF AMERICA, N.A. (“Bank of America”), as the global administrative agent (the “Global Agent”).

RECITALS:

A. Holdings, Merger Sub and AGC have entered into an Agreement and Plan of Merger dated as of March 29, 2013 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, and together with all schedules, annexes and exhibits thereto, the “Merger Agreement”), pursuant to which Holdings has agreed to acquire (the “Closing Date Acquisition”) 100% of the equity interests in AGC. In connection with the Closing Date Acquisition, on the Closing Date, Merger Sub will be merged (the “Merger”) with and into AGC, with AGC surviving as a direct wholly owned subsidiary of Holdings.

B. In connection with the Closing Date Acquisition, the Company has requested, and the Lenders have agreed to make available to the Company, a revolving credit facility (including a letter of credit subfacility) and a term loan upon and subject to the terms and conditions set forth in this Agreement to (a) fund a portion of the consideration for the Closing Date Acquisition pursuant to the terms of the Merger Agreement, (b) refinance in full all Indebtedness outstanding under the Existing Credit Agreement and certain other Indebtedness of AGC and its Subsidiaries, (c) provide for working capital, capital expenditures and other general corporate purposes of the Company and (d) fund certain fees and expenses associated with the funding of the Loans and consummation of the Transactions.

C. Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrowers the credit facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

ARTICLE I — DEFINITIONS AND TERMS

Section 1.01 Certain Defined Terms.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Account Receivable” has the meaning provided in the definition of Receivables Related Assets.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business unit or division of any Person (other than the purchase of Receivables Related Assets by the Receivables Subsidiary in connection with the Permitted Receivables Facility), (ii) the acquisition of in excess of 50% of the stock (or other equity interest) of any Person, or (iii) the acquisition of another Person by a merger or consolidation or any other combination with such Person.

“Additional Security Document” has the meaning provided in Section 6.10(a).

“Adjusted Commitment Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Unutilized Commitment at such time by the Unutilized Total Commitment at such time.

“Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, the interest rate per annum determined by the Applicable Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Global Agent, with respect to any Term Loan, or the Revolver Agent, with respect to any Revolving Loan, which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Applicable Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The Adjusted Eurodollar Rate may also be expressed by the following formula:

Adjusted Eurodollar Rate =	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The Adjusted Eurodollar Rate shall be adjusted with respect to any Loan to which the Adjusted Eurodollar Rate applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Applicable Agent shall give prompt notice to the Borrowers of the Adjusted Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, with respect to Term Loans, the “Adjusted Eurodollar Rate” shall in no event be less than 0.75% per annum.

“Adjustment Date” means any day prior to the Equalization Date that any of the following occur: (i) the date of any Revolving Borrowing (either before or simultaneously with such Revolving Borrowing), (ii) the date any payment is made with respect to any Revolving Loan (whether by a Borrower or from the application of the proceeds of any of the Collateral or otherwise), (iii) any Purchase Date with respect to any Swing Loan Participation, (iv) the date any Revolving Facility LC Participation is funded pursuant to Section 2.06(i)(iii) or any Canadian LC Participation is funded pursuant to Section 2.07(h)(iii), (v) the date any Letter of Credit expires undrawn or is drawn and the amount so drawn is reimbursed by the applicable LC Obligor in accordance with this Agreement, or (vi) any other date selected by the Revolver Agent in its discretion.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, none of the Foundation, the Global Agent, the Revolver Agent, any Lender or Koch Industries, Inc. and its affiliates shall in any event be considered an Affiliate of Holdings or any of its Subsidiaries.

“AGC” has the meaning provided in the first paragraph of this Agreement.

“Agents” means, collectively, the Global Agent and the Revolver Agent.

“Aggregate Canadian Sub-Facility Exposure” means, at any time, the sum of (i) the Dollar Equivalent of the principal amounts of all Canadian Revolving Loans outstanding at such time, and (ii) the amount of the Canadian LC Outstandings at such time.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, (ii) the Aggregate Canadian Sub-Facility Exposure at such time and (iii) the Aggregate Term Facility Exposure at such time.

“Aggregate Revolving/Canadian Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, and (ii) the Aggregate Canadian Sub-Facility Exposure at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the Dollar Equivalent of the principal amounts of all Revolving Loans made by all Lenders and outstanding at such time, (ii) the amount of the Revolving Facility LC Outstandings at such time, and (iii) the principal amount of Swing Loans outstanding at such time.

“Aggregate Term Facility Exposure” means, at any time, the sum of the Dollar Equivalent of the principal amounts of all Term Loans made by all Lenders and outstanding at such time.

“Agreement” means this Credit Agreement, as the same may be from time to time modified, amended, restated or supplemented.

“AGSC” means American Greetings Service Corp.

“Alternate Source” has the meaning provided in the definition of Adjusted Eurodollar Rate or in the definition of Federal Funds Open Rate, as applicable.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control, Part II.1 of the Criminal Code of Canada, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada) (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Agent” means (i) in the case of the Revolving Facility, any Swing Loan or Letter of Credit, the Revolver Agent and (ii) in the case of the Term Facility and all other cases, the Global Agent.

“Applicable Margin” means (i) (A) 200 basis points for Revolving Loans that are Base Rate Loans, and (B) 300 basis points for Revolving Loans that are Fixed Rate Loans and (ii) (A) 225 basis points for Term Loans that are Base Rate Loans, and (B) 325 basis points for Term Loans that are Fixed Rate Loans.

“Approved Bank” has the meaning provided in clause (i)(B) of the definition of “Cash Equivalents.”

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender.

“ASC” means Accounting Standards Codification.

“Asset Sale” means the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of Holdings or any of its Subsidiaries) by Holdings or any of its Subsidiaries to any Person of any of Holdings’ or

such Subsidiary’s respective assets in excess of $5,000,000 in the aggregate in any fiscal year or in excess of $25,000,000 in the aggregate from the Closing Date to the Term Loan Maturity Date, provided that the term Asset Sale specifically excludes (i) any sales, transfers, abandonments or other dispositions of (x) inventory, (y) obsolete or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, or (z) cash and Cash Equivalents, in each case in the ordinary course of business, (ii) the actual or constructive total loss of any property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, and (iii) any license or sublicense of any intellectual property and related rights granted in the ordinary course of business.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit H or any other form approved by the Global Agent, with respect to any assignment of Term Loans, or the Revolver Agent, with respect to any assignment of Revolving Commitments or Canadian Commitments.

“Authorized Officer” means (i) with respect to Holdings or the Company, any of the following officers: the Chairman, the President, the Chief Executive Officer, the Chief or Deputy Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Controller, and (ii) with respect to any Subsidiary of the Company, the President, any Vice President, the Chief or Deputy Chief Financial Officer or the Treasurer or Assistant Treasurer of such Subsidiary or such other Person as is authorized in writing to act on behalf of such Subsidiary and is reasonably acceptable to the Agents. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Company.

“Bank of America” has the meaning provided in the first paragraph of this Agreement.

“Bank Product Agreement” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 50 basis points (0.5%), (b) the Prime Rate and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding the foregoing, with respect to Term Loans, the “Base Rate” shall in no event be less than 1.75% per annum.

“Base Rate Loan” means a Canadian Base Rate Loan or US Base Rate Loan.

“Benefited Creditors” means, with respect to the Company’s Guaranty Obligations pursuant to Article X, each of the Global Agent, the Revolver Agent, the Lenders, each LC Issuer, the Swing Line Lender, each Designated Hedge Creditor and each Designated Bank Product Creditor, and the respective successors and assigns of each of the foregoing.

“Borrower” means the Company or any Canadian Borrower.

“Borrowers” means, collectively, the Company and all of the Canadian Borrowers.

“Borrowing” means a Revolving Borrowing, a Canadian Borrowing, the incurrence of a Term Loan or the incurrence of a Swing Loan.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Pittsburgh, Pennsylvania or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to (A) Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market and (B) Canadian Revolving Loans or Canadian LC Issuances, any day other than a day on which commercial banks in Toronto, Ontario, Pittsburgh, Pennsylvania or New York, New York are authorized or required by law to close.

“Canadian Administrative Branch” means, with respect to the Revolver Agent in its capacity as such, PNC Bank Canada Branch acting as the sub-agent of the Revolver Agent in accordance with the terms of this Agreement or such other branch or affiliate of the Revolver Agent as the Revolver Agent shall have designated in writing to the Canadian Borrowers, the Lenders and the Global Agent.

“Canadian Base Rate” means, for any day, with respect to a Canadian Base Rate Loan, the greater of (i) the annual rate of interest established from time to time by the Canadian Administrative Branch of the Revolver Agent as its “prime” rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate on that day for bankers’ acceptances issued on that day with a term to maturity of one month and (B) 0.50% per annum. Any change in the “prime” rate established by the Canadian Administrative Branch of the Revolver Agent shall take effect at the opening of business on the day of such change.

“Canadian Base Rate Loan” means each Canadian Revolving Loan bearing interest at a rate based upon the Canadian Base Rate in effect from time to time.

“Canadian Base Rate Note” means a promissory note executed by the Canadian Borrowers to evidence the Canadian Revolving Loans that are Canadian Base Rate Loans substantially in the form of Exhibit A-4.

“Canadian Borrower” means any Canadian Subsidiary that becomes a Canadian Borrower pursuant to Section 2.19.

“Canadian Borrowing” means the incurrence of Canadian Revolving Loans consisting of one Type of Canadian Revolving Loan by the Canadian Borrowers from all of the Canadian Lenders on a given date (or resulting from Conversions or Continuations on a given date), having, in the case of any Fixed Rate Loans, the same Interest Period.

“Canadian Commitment” means, with respect to each Canadian Lender, the amount, if any, set forth opposite such Canadian Lender’s name in Schedule 1 as its “Canadian Sub-Facility Commitment” as the same may be reduced from time to time pursuant to Section 2.15(c) and as adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.05.

“Canadian Commitment Percentage” means, at any time for any Canadian Lender, the percentage obtained by dividing such Canadian Lender’s Canadian Commitment by the Total Canadian Commitment; provided, however, that if the Total Canadian Commitment has been terminated, the Canadian Commitment Percentage for each Canadian Lender shall be determined by dividing such Canadian Lender’s Canadian Commitment immediately prior to such termination by the Total Canadian Commitment in effect immediately prior to such termination. The Canadian Commitment Percentage of each Canadian Lender as of the Closing Date is set forth on Schedule 1.

“Canadian Credit Party” means any Canadian Borrower or any Canadian Subsidiary Guarantor.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Canadian LC Commitment Amount” means, at any time, the amount of the Total Canadian Commitment.

“Canadian LC Issuance” means the issuance of any Canadian Letter of Credit by a LC Issuer for the account of a Canadian Borrower in accordance with the terms of this Agreement and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Canadian Letter of Credit.

“Canadian LC Outstandings” means, at any time, the sum, without duplication, of (i) the Dollar Equivalent of the aggregate Stated Amount of all outstanding Canadian Letters of Credit and (ii) the Dollar Equivalent of the aggregate amount of all Unpaid Drawings with respect to Canadian Letters of Credit.

“Canadian LC Participant” has the meaning provided in Section 2.07(h)(i).

“Canadian LC Participation” has the meaning provided in Section 2.07(h)(i).

“Canadian LC Request” has the meaning provided in Section 2.07(b).

“Canadian Lender” means each Lender that has a Canadian Commitment or, if applicable, the Canadian Lending Installation of any Lender that has a Canadian Commitment; provided, however, that (i) if a Canadian Commitment is being provided by a Canadian Lending Installation of any Lender, then, except as specifically set forth in this Agreement, such Lender and its Canadian Lending Installation shall constitute a single “Lender” under this Agreement and the other Loan Documents, provided that, notwithstanding the foregoing, to the extent a Canadian Commitment is being provided by a Canadian Lending Installation of any Lender, each such Canadian Lending Installation shall be entitled to all of the benefits, indemnifications and protections set forth in this Agreement or any other Loan Document, including, but not limited to, those set forth in Article III, Section 11.01 and Section 11.02, and (ii) no Lender, and no Canadian Lending Installation of any Lender, may be or become a Canadian Lender hereunder unless such Lender or the Canadian Lending Installation of such Lender, as the case may be, is a resident of Canada within the meaning of the Income Tax Act (Canada) for the purposes of the withholding tax provisions in Part XIII of the Income Tax Act (Canada), and, if requested by the Canadian Borrowers, provides evidence reasonably satisfactory to the Canadian Borrowers of such residency.

“Canadian Lending Installation” means, with respect to any Lender, any office, branch, subsidiary or Affiliate of such Lender that is designated in writing by such Lender to the Global Agent and the Revolver Agent as being responsible for funding or maintaining a Canadian Commitment.

“Canadian Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued by a LC Issuer under this Agreement pursuant to Section 2.07 for the account of any Canadian Borrower.

“Canadian Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Canadian Borrowers to the Global Agent, the Revolver Agent, any Canadian Lender or each LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether such interest and fees are allowed claims in such proceeding).

“Canadian Payment Office” means, with respect to all matters relating to the making and repayment of Canadian Obligations, and all interest thereon, the office of the Canadian Administrative Branch of the Revolver Agent at 130 King Street West, Suite 2140, Toronto, Ontario, Canada M5X 1E4, Attention: Donna Hallim (facsimile: (416) 361-0085) or such other office(s), as the Revolver Agent may designate to the Borrowers and the Global Agent in writing from time to time.

“Canadian Revolving Loan” means, with respect to each Canadian Lender, any Loan made by such Canadian Lender pursuant to Section 2.03.

“Canadian Sub-Facility” means the credit facility established under Section 2.03 hereof pursuant to the Canadian Commitment of each Canadian Lender; provided, however, that the Canadian Sub-Facility shall not be available unless and until such date, if any, that a Canadian Subsidiary has become a Canadian Borrower under this Agreement in accordance with Section 2.19.

“Canadian Sub-Facility Exposure” means, for any Canadian Lender at any time, the Dollar Equivalent of (i) the principal amount of Canadian Revolving Loans made by such Canadian Lender and outstanding at such time, and (ii) such Canadian Lender’s share of the Canadian LC Outstandings at such time.

“Canadian Sub-Facility Note” means a CDOR Note or a Canadian Base Rate Note.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province thereof.

“Canadian Subsidiary Guarantor” means any Canadian Subsidiary that is or hereafter becomes a party to the Canadian Subsidiary Guaranty.

“Canadian Subsidiary Guaranty” means, with respect to any Canadian Subsidiary, a guaranty of payment, in form and substance reasonably satisfactory to the Agents, executed by such Canadian Subsidiary under which such Canadian Subsidiary guarantees payment of the Obligations owing by such Canadian Borrowers that own (directly or indirectly) equity interests in such Canadian Subsidiary.

“Capital Distribution” means a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any capital stock or other equity interest of Holdings or any of its Subsidiaries or as a dividend, return of capital or other distribution in respect of Holdings or such Subsidiary’s capital stock or other equity interest.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means all obligations under Capital Leases of Holdings or any of its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Cash Dividend” means a Capital Distribution of Holdings or the Company payable in cash to the shareholders of Holdings or the Company with respect to any class or series of stock of Holdings or the Company, as applicable.

“Cash Equivalents” means,

(i) with respect to Holdings or any of its Subsidiaries, any of the following:

(A) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(B) U.S. Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 12 months from the date of acquisition;

(C) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 360 days after the date of acquisition;

(D) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (A) above;

(E) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (A) through (D) above or money market funds provided by a Revolving Lender;

(F) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(G) investments in industrial development revenue bonds that (1) “re-set” interest rates not less frequently than quarterly, (2) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (3) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(H) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (G); and

(I) investments in auction rate securities that (1) are money market or debt instruments with a long term nominal maturity issued by a municipality or mutual fund company or other similar entity, (2) re-set interest through a “dutch auction” process, and (3) are rated AAA or AA by S&P or the equivalent rating by Moody’s; and

(ii) with respect to any Foreign Subsidiary of the Company, the approximate equivalent of any of clauses (i)(A) through (I) above in the jurisdiction in which such Foreign Subsidiary is organized.

“Cash Management Agreements” has the meaning provided in Section 2.09(d)(iv)(B).

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss.

“CDOR Loan” means each Canadian Revolving Loan bearing interest at a rate based upon the CDOR Rate.

“CDOR Note” means a promissory note executed by the Canadian Borrowers to evidence the Canadian Revolving Loans that are CDOR Loans substantially in the form of Exhibit A-3.

“CDOR Rate” means, on any day, with respect to each Interest Period for a CDOR Loan, the rate per annum determined by the Revolver Agent as being the arithmetic average (rounded to the nearest one-thousandth of 1%, with five ten-thousandths of 1% being rounded upwards) of the rates applicable to Canadian Dollar bankers’ acceptances for the appropriate term displayed and identified on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) at approximately 10:00 a.m. (Toronto time) on such day or, if such day is not a Business Day then on the immediately preceding Business Day (as adjusted by the Revolver Agent after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such rates do not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the discount rate applicable to Canadian Dollar bankers’ acceptances for the appropriate term of Bank of America or such other Person identified by the Revolver Agent at approximately 10:00 a.m. (Toronto time) on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Certain Funds Provision” has the meaning provided in Section 4.01.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any written request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means (i) the Permitted Holders shall fail to Beneficially Own (as defined in Rule 13d-3 under the 1934 Act) shares representing more than 50% of the aggregate ordinary voting power (including the voting power in an election of directors) and economic interests represented by the issued and outstanding equity interests of Holdings (other than the Series A Preferred Stock of Holdings under the Certificate of Incorporation of Holdings as in effect on the Closing Date), (ii) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were not (x) nominated by a majority of the board of directors of Holdings, (y) appointed by directors so nominated or (z) elected or nominated to the board of directors of Holdings by Permitted Holders, (iii) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding equity interests of the Company or (iv) the occurrence of a change in control, or other similar provision, under or with respect to any Material Indebtedness. For purposes of this definition, the rights of, and the exercise by, the holders of the Series A Preferred Stock of Holdings as such under the Certificate of Incorporation of Holdings as in effect on the Closing Date shall not constitute ordinary voting power or economic interests.

“Charges” has the meaning provided in Section 11.22(a).

“CIP Regulations” has the meaning provided in Section 9.11.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Closing Date” means the date upon which the conditions specified in Section 4.01 are satisfied.

“Closing Date Acquisition” has the meaning provided in the recitals to this Agreement.

“Closing Date Representations” means such representations made by or with respect to AGC in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or any of its affiliates have the right to terminate its or their obligations under the Merger Agreement, or to decline to consummate the Closing Date Acquisition pursuant to the Merger Agreement, as a result of a breach of such representations in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means any collateral covered by any Security Document.

“Collateral Agent” means PNC in its capacity as collateral agent under the Security Documents, together with any successor collateral agent appointed pursuant to Section 9.22 of the Security Agreement.

“Collateral Assignment Agreement” has the meaning provided in the Security Agreement.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

“Commitment” means (i) with respect to each Revolving Lender, its obligation to make Revolving Loans and participate in Revolving Facility LC Issuances and Swing Line Loans under the Revolving Facility pursuant to its Revolving Commitment, (ii) the obligation of each Canadian Lender to make Canadian Revolving Loans and participate in Canadian LC Issuances under the Canadian Sub-Facility pursuant to its Canadian Commitment, (iii) with respect to the

Swing Line Lender, its obligations to make Swing Loans under the Swing Line Facility pursuant to its Swing Line Commitment, (iv) with respect to each LC Issuer, its obligation to issue Letters of Credit under and in accordance with the terms of this Agreement, (v) with respect to each Term Lender, its obligations to make Term Loans under the Term Facility pursuant to its Term Commitment and (vi) with respect to each Incremental Term Lender, its obligations to make Incremental Term Loans pursuant to its Incremental Term Commitment.

“Commitment Fees” has the meaning provided in Section 2.14(a)(i).

“Commodities Hedge Agreement” means a commodities contract purchased by the Company or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to paper or other raw materials necessary to the manufacturing or production of goods in connection with the business of the Company and its Subsidiaries.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means (i) prior to consummation of the Merger, Merger Sub and (ii) from and after consummation of the Merger, AGC (as the survivor to Merger Sub as a result of such Merger).

“Company Guaranteed Obligations” has the meaning provided in Section 10.01.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Computation Date” means each of the following dates, as applicable, on which the Applicable Agent will determine the Dollar Equivalent amount of (i) proposed Canadian Revolving Loans or Revolving Facility Letters of Credit to be denominated in a Designated Foreign Currency as of the requested date of Borrowing or issuance, as the case may be, and (ii) outstanding Canadian Revolving Loans and Revolving Facility Letters of Credit denominated in a Designated Foreign Currency as of the end of each Interest Period or the scheduled renewal or expiration, as the case may be.

“Confidential Information” has the meaning provided in Section 11.14(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid for such Acquisition, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker, accountant, lawyer or other advisor in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated Capital Expenditures” means, for any period, as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) made by the Company and its Subsidiaries to acquire or lease (pursuant to a Capital Lease) fixed or capital assets, or additions to equipment (including replacements, capitalized repairs and improvements during such period); but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property or a reinvestment of Net Cash Proceeds received in respect of an Asset Sale, in each case, pursuant to Section 2.16(c)(vi) or (vii), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment or the purchase price of other assets in connection with a credit bid or similar transaction not involving a cash purchase in an insolvency proceeding or similar proceeding under applicable law, in each case, to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such asset or equipment for the asset or equipment being traded in at such time and (iii) Permitted Acquisitions.

“Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of the Company and its Subsidiaries, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, provided, however, that in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Depreciation and Amortization Expense shall only include the portion of such depreciation and amortization expense for such period equal to the Company’s percentage equity interest in such entity.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period; plus (i) (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (1) Consolidated Interest Expense, (2) Consolidated Income Tax Expense, (3) Consolidated Depreciation and Amortization Expense, and (4) non-recurring non-cash losses and charges and extraordinary non-cash losses and charges, (B) the applicable non-cash Scan Based Trading Add-Backs for such period and (C) reasonable and documented fees, costs and expenses in connection with the Transaction incurred from and after February 28, 2013 and paid on or prior to February 28, 2014; less (ii) (A) gains on Asset Sales, extraordinary gains, and non-recurring non-cash gains in excess, for any such gain, of $1,000,000 and (B) Restricted Payments made by the Company to Holdings pursuant to Section 7.06(e) to the extent deduction is required thereby; all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated EBITDA for any Testing Period shall (x) for any Person or business unit that has been acquired by the Company or any of its Subsidiaries during such Testing Period, include the EBITDA of such Person or business unit for any portion of such Testing Period prior to the date of acquisition, so long as such EBITDA has been verified by audited financial statements or other financial statements reasonably acceptable to the Agents and (y) for any Person or business unit that has been disposed of by the Company or any of its Subsidiaries during such Testing Period, exclude the EBITDA of such Person or business unit for the portion of such Testing Period prior to the date of disposition. Notwithstanding the foregoing, it is expressly agreed that Consolidated EBITDA of the Company and its Subsidiaries for the fiscal quarter ending February 28, 2013 shall be deemed to be $108,268,000 with all other pre-Closing Date periods being the Consolidated EBITDA for such periods based on the foregoing definition, in each case, subject to any pro forma basis adjustments permitted or required hereunder.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the net income of the Company or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, provided, however, that in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Income Tax Expense shall only include the portion of such income tax expense for such period equal to the Company’s percentage equity interest in such entity.

“Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to the Permitted Receivables Facility, Capital Leases or Synthetic Leases) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Company and its Subsidiaries; provided, however, that Consolidated Interest Expense shall exclude (a) premiums, write-offs of original issue discount and deferred financing costs, (b) transactional expenses associated with any Permitted Note Purchase made pursuant to Section 7.06(c), (c) transactional expenses associated with the negotiation, preparation, execution and delivery of the Loan Documents and the Receivables Facility Documents, (d) transactional expenses and other issuance costs associated with securities issued pursuant to any Indenture, and (e) pay-in-kind interest expense or other non-cash interest expense (including as a result of the effects of purchase accounting), provided, however, further, that in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Interest Expense shall only include the portion of such interest expense for such period equal to the Company’s percentage equity interest in such entity. For purposes of determining the Interest Coverage Ratio as of or for any period ended on or prior to May 31, 2014, Consolidated Interest Expense will be deemed to be equal to (i) for the period ended November 30, 2013, Consolidated Interest Expense for fiscal quarter ended November 30, 2013 (assuming that the amount of Loans outstanding under the Revolving Facility during such period was $25,000,000) multiplied by 4, (ii) for the period ended February 28, 2014, Consolidated Interest Expense for the two most recent fiscal quarters ended February 28, 2014 (assuming that the amount of Loans outstanding under the Revolving Facility during such period was $25,000,000) multiplied by 2 and (iii) for the period ended May 31, 2014, Consolidated Interest Expense for the three most recent fiscal quarters ended May 31, 2014 (assuming that the amount of Loans outstanding under the Revolving Facility during such period was $25,000,000) multiplied by 4/3.

“Consolidated Net Income” means for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided, however, that (a) in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Net Income shall only include the portion of such net income (or loss) for such period equal to the Company’s percentage equity interest in such entity, and (b) the net income for such period of any Person that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Company or any of its Subsidiaries in respect of such period.

“Consolidated Total Debt” means the sum (without duplication) of all Indebtedness of the Company and of its Subsidiaries, all as determined on a consolidated basis, provided, however, that (i) in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Total Debt shall only include the portion of such Indebtedness equal to the Company’s percentage equity interest in such entity (except, and without duplication, to the extent it is also Indebtedness of the Company or any of its Subsidiaries) and (ii) for purposes of determining the Senior Secured Leverage Ratio or the Leverage Ratio for any purpose under this Agreement (other than for purposes of determining compliance with the financial covenants contained in Section 7.07), “Consolidated Total Debt”, with respect to the Revolving Facility, shall be calculated on the applicable date of determination as the sum of (i) average Revolving Facility Exposure as of the last day of each quarter during the four quarter period most recently ended on or prior to the date of such determination plus (ii) the amount, if any, utilized under the Revolving Facility in connection with the applicable transaction or event for which such determination is made.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Fixed Rate Loan for an additional Interest Period as provided in Section 2.13.

“Control Agreement” has the meaning provided in the Security Agreement.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.

“Credit Facilities” means the credit facilities established under this Agreement pursuant to the Commitments of the Lenders.

“Credit Facility Exposure” means, for any Lender at any time, the Dollar Equivalent of the sum of (i) such Lender’s Revolving Facility Exposure at such time, (ii) such Lender’s (whether directly or by its Canadian Lending Installation) Canadian Sub-Facility Exposure at such time and (iii) such Lender’s Term Facility Exposure at such time.

“Credit Party” means any Domestic Credit Party or Canadian Credit Party.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Applicable Agent by dividing (y) the Published Rate by (z) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

“Debt Fund Affiliate” means any affiliate of a Disqualified Lender that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of, or in addition to, their duties to such Disqualified Lender.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means, for any day, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.12(a), (b) or (c), as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Applicable Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Applicable Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Company, any Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by any Agent or the Company, to confirm in writing to the Agents and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agents and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by any Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each LC Issuer, each Swing Line Lender and each Lender.

“Designated Bank Product Agreement” means any Bank Product Agreement to which a Credit Party is a party and as to which a Lender or any of its Affiliates (including any Person who is a Lender or an Affiliate of a Lender as of the Closing Date but subsequently, after entering into a Bank Product Agreement, ceases to be a Lender or an Affiliate of a Lender) is a counterparty.

“Designated Bank Product Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Bank Product Agreement with such Lender or Affiliate of such Lender.

“Designated Foreign Currency” means Euros, Canadian Dollars, British pounds, Australian dollars, New Zealand dollars, or Yen.

“Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which the Company or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates (including any Person who is a Lender or an Affiliate of a Lender as of the Closing Date but subsequently, after entering into a Hedge Agreement, ceases to be a Lender or an Affiliate of a Lender) is a counterparty.

“Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer delivered to the Global Agent, setting forth the basis of such valuation, less the amount of cash or Cash equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disqualified Lender” means any person, a substantial part of whose business, directly or indirectly through an affiliate of such person, is the design, manufacture or distribution of physical or electronic greeting cards, stationary, party supplies, gift bags or other gift-wrapping supplies, photo products or any other social expression products, in each case, that have been designated by the Company from time to time by written notice to the Global Agent (the notices described herein, the “Disqualified Lender List”); provided, that notwithstanding the foregoing, in no event shall any Debt Fund Affiliate be so specified or otherwise constitute a Disqualified Lender.

“Disqualified Lender List” has the meaning provided in the definition of Disqualified Lender.

“Disregarded Domestic Subsidiary” has the meaning provided in Section 6.09.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Dollar Equivalent” means, (i) with respect to an amount in Dollars, such amount, (ii) with respect to any Letter of Credit to be issued in any Designated Foreign Currency, the Dollar equivalent of the Stated Amount of such Letter of Credit, determined by the applicable LC Issuer (which determination shall be conclusive absent manifest error) using the average spot rate quoted to the LC Issuer (based on market rates then prevailing and available to the LC Issuer) or the commercial market rate of exchange, as determined by the LC Issuer and at a time determined by the LC Issuer on the date two Business Days before the issuance of such Letter of Credit, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date of issuance, and (iii) with respect to any other amount, and with respect to Letters of Credit issued in any Designated Foreign Currency at any other time, the Dollar equivalent of such amount or Letter of Credit, as the case may be, determined by the Applicable Agent (which determination shall be conclusive absent manifest error) using the average spot rate quoted to such Applicable Agent (based on market rates then prevailing and available to such Applicable Agent) or the commercial market rate of exchange, as determined by such Applicable Agent and at a time determined by such Applicable Agent on the date for which the Dollar equivalent amount of such amount, Letter of Credit is being determined, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date.

“Domestic Credit Party” means the Company or any Guarantor.

“Domestic Lending Office” means, with respect to each Lender, the office designated by such Lender to the Global Agent and the Revolver Agent as such Lender’s lending office for all purposes of this Agreement other than those matters managed by such Lender’s Canadian Lending Installation.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof, the District of Columbia, or any United States possession.

“EBITDA” means, with respect to any Person for any period, the net income for such Person for such period plus (i) the sum of the amounts for such period included in determining such net income in respect of (A) interest expense, (B) income tax expense, (C) depreciation and amortization expense, and (D) non-recurring non-cash losses and charges and extraordinary non-cash losses and charges; less (ii) gains on sales of assets and other extraordinary gains and other non-recurring non-cash gains, in each case as determined in accordance with GAAP.

“Eligible Assignee” means (i) a Lender (other than a Defaulting Lender), (ii) an Affiliate of a Lender (other than a Defaulting Lender), (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) in the case of an assignment of Revolving Commitments or Canadian Commitments, the Revolver Agent and each LC Issuer, (B) in the case of an assignment of Term Commitments or Term Loans, the Global Agent and (C) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed and which approval, in the case of the Company, shall be deemed to have been given unless an objection is delivered to the Applicable Agent within ten Business Days after notice of a proposed assignment is delivered to the Company); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (y) Holdings or any of its Subsidiaries or Affiliates, or (z) any Disqualified Lender; provided that any prospective Eligible Assignee shall certify that it is an Eligible Assignee (as defined above) in the Assignment Agreement which it is required to deliver pursuant to Section 11.05(c), upon which certification the Agents, each LC Issuer (if applicable) and each Lender may conclusively rely without investigation, liability or other obligation whatsoever.

“Environmental Claims” means any and all global, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any

Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or global interpretation thereof, including any judicial or global order, consent, decree or judgment issued to or rendered against Holdings or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equalization Date” means the date upon the earliest to occur of (i) the termination of the Commitments pursuant to Section 8.02(a), (ii) the acceleration of the Obligations pursuant to Section 8.02(b), (iii) the occurrence of an Event of Default pursuant to Section 8.01(h), or (iv) the Revolving Facility Termination Date, to the extent that any of the Obligations remain outstanding as of the close of business (local time in the Notice Office) as of such date.

“Equalization Percentage” means, with respect to each Lender, a percentage determined for such Lender on the Equalization Date obtained by dividing the Revolving/Canadian Facility Exposure of such Lender on the Equalization Date by the Aggregate Revolving/Canadian Facility Exposure on the Equalization Date, in each case as calculated, with respect to any amounts outstanding a Designated Foreign Currency, using the Dollar Equivalent of such amount in effect on the Equalization Date, as the forgoing percentage may be adjusted as a result of any assignments made pursuant to Section 11.05 after the Equalization Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with Holdings or any of its Subsidiaries, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of Holdings or any of its Subsidiaries being or having been a general partner of such Person. Notwithstanding the foregoing, for the avoidance of doubt, neither Koch Industries, Inc. nor any of its subsidiaries shall constitute an ERISA Affiliate of Holdings.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by Holdings or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Holdings or any ERISA Affiliate from a Multiemployer Plan or receipt by Holdings or any ERISA Affiliate of notice from any Multiemployer Plan that the Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA), “insolvency” (within the meaning of Section 4245 of ERISA), or “endangered or critical status” (within the meaning of Section 305 of ERISA); (d) the filing of a notice by the plan administrator of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA, in any case a Plan or Multiemployer Plan; (e) the failure by Holdings or any ERISA Affiliate to (i) meet the funding requirements of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA with respect to any Plan, whether or not waived, (ii) make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or (iii) make any required contribution to a Multiemployer Plan; (f) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA) upon Holdings or any ERISA Affiliate; (i) the imposition of a Lien upon the assets of Holdings or any ERISA Affiliate pursuant to the Code or ERISA with respect to any Plan; (j) a determination that any Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (k) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Plan; (l) any material increase in the contingent liability of Holdings or any Subsidiary with respect to any post-retirement welfare liability; or (m) the disqualification by the Internal Revenue Service of any Plan (or any other Benefit Plan intended to be qualified under Section 401(a) of the Code) under Section 401(a) of the Code.

“ERP Initiative” means the possible investments (both capitalized and expensed) made in connection with the Company’s initiatives to update, refresh or otherwise acquire information technology systems following the Closing Date, including, without limitation, by means of (i) making “enterprise resource planning” investments, (ii) modernizing information technology systems, (iii) redesigning and deploying new information technology processes and (iv) implementing new organizational structures.

“Eurodollar Loan” means each Revolving Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 270 days after the occurrence of such destruction or damage, or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property by any Governmental Authority.

“Excluded Swap Obligation” means, with respect to the Company or any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor or the Company Guaranteed Obligations in respect of the Company, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or the Company’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the Company becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor or the Company of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or the Company’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor or the Company becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Global Agent, the Revolver Agent, any Lender, any LC Issuer or any other recipient, or required to be withheld or deducted from a payment made to any such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect at the time such Lender becomes a party hereto (or designates a new lending office) (other than pursuant to an assignment request by the Borrower under Section 3.5), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.03(a), (c) Taxes attributable to such recipient’s failure to comply with Section 3.03(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Exemption Certificate” has the meaning provided in Section 3.03(e)(iv).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 11, 2010 among AGC, the Lenders party thereto, PNC, as the global agent and the other parties and agents set forth therein, as amended.

“Existing Letters of Credit” means each of the letters of credit described on Schedule 2.

“fair market value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any undue pressure or compulsion to complete the transaction, determined in good faith by the management of the Company.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Applicable Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Applicable Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open”

rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Fee Letter” means the Fee Letter, dated as of March 29, 2013, by and among Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., PNC, PNC Capital Markets LLC, KeyBank National Association, Macquarie Capital (USA), Inc., MIHI LLC and Holdings, as amended, restated, modified or supplemented from time to time.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.14.

“Financial Projections” has the meaning provided in Section 5.07(b).

“Fixed Commitment Percentage” means, at any time for any Revolving Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment; provided, however, that if the Total Revolving Commitment has been terminated, the Fixed Commitment Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Fixed Commitment Percentage of each Revolving Lender as of the Closing Date is set forth on Schedule 1.

“Fixed Rate Loan” means any Eurodollar Loan or CDOR Loan.

“Flood Hazard Property” means Real Property that is fee owned by any Credit Party that is subject to a Mortgage in favor of Collateral Agent and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” has the meaning provided in Section 6.10(b).

“Foundation” means American Greetings Foundation, Inc. and any successor thereto.

“Funding Amount” means, with respect to any Revolving Borrowing or Revolving Facility LC Issuance, such Lender’s pro rata share of such Revolving Borrowing or Revolving Facility LC Issuance based upon such Lender’s applicable Funding Percentage in effect at the time such Revolving Borrowing is to be made or of such Revolving Facility LC Issuance.

“Funding Percentage” means, for each Lender at the time of any Revolving Borrowing or Revolving Facility LC Issuance, (i) if there is no Aggregate Canadian Sub-Facility Exposure, such Lender’s Fixed Commitment Percentage, or (ii) if there is any Aggregate Canadian Sub-Facility Exposure, such Lender’s Adjusted Commitment Percentage.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Global Agent” has the meaning provided in the first paragraph of this Agreement and shall include any successor to the Global Agent appointed pursuant to Section 9.06.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantors” means Holdings and the Subsidiary Guarantors.

“Guaranty” has the meaning provided in Section 4.01(iii).

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“Primary Indebtedness”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such Primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such Primary Indebtedness or to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Indebtedness of the ability of the Primary Obligor to make payment of such Primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Primary Indebtedness against loss in respect thereof; provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets in effect on the Closing Date or permitted under this Agreement. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

“Holdco Securities Purchase Agreement” means the Series A Preferred Stock Purchase Agreement, dated as of March 29, 2013, and all schedules, annexes and exhibits thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Holdco Securities Purchase Agreement Documents” means the Holdco Securities Purchase Agreement, the Stockholders Agreement among Holdings, the Common Stockholders (as defined therein), the Family Unitholders (as defined therein) and the Investors (as defined therein), the Certificate of Incorporation of Holdings as in effect on the Closing Date and all other material documents delivered pursuant thereto or in connection therewith, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Holdings” has the meaning provided in the recitals to this Agreement.

“Holdings G&A Amount” means an amount equal to $2,000,000 plus, solely for the fiscal year of the Company ending February 28, 2014, the aggregate amount of fees, costs and expenses incurred in connection with the Transactions to be paid by Holdings so long as such amounts would have been eligible to be added back to Consolidated EBITDA pursuant to clause (i)(C) of the definition thereof if paid by the Company.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.20(b), to make Incremental Term Loans to the Company.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Joinder.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Joinder.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Company pursuant to an Incremental Joinder.

“Indebtedness” of any Person means without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) the principal component of all obligations of such Person in respect of bankers’ acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person with respect to asset securitization financing, including, but not limited to, in the case of Holdings or any of its Subsidiaries, all obligations of Holdings or any of its Subsidiaries under the Permitted Receivables Facility; (x) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (xi) all net obligations of such Person under Hedge Agreements; (xii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and (xiii) all Guaranty Obligations of such Person; provided, however that (x) no trade payables, deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) or obligations to pay royalty fees or other payments under license agreements, shall constitute Indebtedness; and (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States (including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-Up and Restructuring Act (Canada); (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Interest Coverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense.

“Interest Period” means, with respect to each Fixed Rate Loan, a period of one, two, three or six months as selected by the applicable Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Fixed Rate Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Fixed Rate Loan may be selected that would end after the Revolving Facility Termination Date; and (v) if, upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Fixed Rate Loans as provided above, such Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans or Canadian Base Rate Loans, as applicable, effective as of the expiration date of such current Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by a Person of any of the capital stock or other equity interest of any other Person, including any partnership or joint venture interest in such Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person, or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

“Joinder Agreement” has the meaning provided in Section 4.02(i).

“Judgment Amount” has the meaning provided in Section 11.24.

“Landlord’s Agreement” means a landlord’s waiver or mortgagee’s waiver, each in form and substance reasonably satisfactory to the Collateral Agent, delivered by a Credit Party with respect to Material Leased Locations in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Governmental Authority.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means any of the fees payable pursuant to Section 2.14(b) or (c) in respect of Letters of Credit.

“LC Issuance” means any Canadian LC Issuance or Revolving Facility LC Issuance.

“LC Issuer” means (i) with respect to any Revolving Facility Letter of Credit, PNC or any of its Affiliates or such other Lender that is requested by the Company and agrees to be a LC Issuer hereunder and is approved by the Revolver Agent, which approval shall not be unreasonably withheld or delayed, and (ii) with respect to any Canadian Letter of Credit, PNC Bank Canada Branch or any of its Affiliates that meet the requirements of a Canadian Lender or such other Canadian Lender that is approved by the Company and agrees to be a LC Issuer hereunder and is approved by the Revolver Agent, which approval shall not be unreasonably withheld or delayed.

“LC Obligor” means (i) with respect to any Revolving Facility Letter of Credit, the Company or any Guarantor, and (ii) with respect to any Canadian Letter of Credit, any Canadian Borrower or any Canadian Subsidiary Guarantor.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement or an Incremental Joinder, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” means the Term Lender Register or the Revolving Lender Register, as the context may require.

“Letter of Credit” means any (i) Canadian Letter of Credit or (ii) Revolving Facility Letter of Credit.

“Leverage Ratio” means, for any Testing Period, the ratio of (i) (x) Consolidated Total Debt minus (y) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Subsidiaries (provided that in no event shall the amount subtracted from Consolidated Total Debt pursuant to this clause (y) exceed $75,000,000) to (ii) Consolidated EBITDA.

“LIBOR Reserve Percentage” means as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” means any Revolving Loan, Term Loan, Canadian Revolving Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty, each Canadian Subsidiary Guaranty, the Security Documents, the Fee Letter, any Joinder Agreement and any LC Document.

“Loss” has the meaning provided in Section 11.24.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition of Holdings, the Company, any other Borrower, or Holdings and its Subsidiaries (taken as a whole); (ii) any material adverse effect on the ability of Holdings, the Company, any other Borrower, or Holdings and its Subsidiaries (taken as a whole) to perform its or their obligations under the Loan Documents to which it or they are a party or parties; or (iii) any material adverse effect on the validity, effectiveness or enforceability, as against Holdings, the Company, any other Borrower, or the other Credit Parties (taken as a whole) of any of the Loan Documents to which it or they are a party or parties.

“Material Indebtedness” means, as to Holdings or any of its Subsidiaries, any particular Indebtedness of Holdings or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $20,000,000 (or the Dollar Equivalent thereof).

“Material Leased Location” has the meaning provided in Section 6.10(d).

“Maximum Canadian Sub-Facility Exposure Amount” means the Dollar Equivalent of $20,000,000, as such amount may be reduced pursuant to Section 2.15.

“Maximum Credit Facility Amount” means the Dollar Equivalent of $600,000,000, as such amount may be reduced pursuant to Section 2.15 or increased pursuant to Section 2.20.

“Maximum Incremental Amount” means, at any time, the excess, if any, of (a) $150,000,000 over (b) the aggregate amount of all Incremental Term Commitments and additional Revolving Commitments established prior to such time pursuant to Section 2.20. For the avoidance of doubt, the aggregate amount of Incremental Term Commitments and additional Revolving Commitments established pursuant to Section 2.20 shall not exceed, collectively, $150,000,000.

“Maximum Rate” has the meaning provided in Section 11.21.

“Maximum Revolving/Canadian Facility Amount” means the Dollar Equivalent of $250,000,000, as such amount may be reduced pursuant to Section 2.15 or increased pursuant to Section 2.20.

“Merger” has the meaning provided in the recitals to this Agreement.

“Merger Agreement” has the meaning provided in the first paragraph of this Agreement.

“Merger Documents” means the Merger Agreement and all material documents delivered pursuant thereto or in connection therewith.

“Merger Sub” has the meaning provided in the first paragraph of this Agreement.

“Minimum Borrowing Amount” means (i) with respect to any US Base Rate Loan, $5,000,000, with minimum increments thereafter of $1,000,000, (ii) with respect to any Eurodollar Loan, $5,000,000, with minimum increments thereafter of $1,000,000, (iii) with respect to any Canadian Base Rate Loan, C$1,000,000, with minimum increments thereafter of C$100,000, (iv) with respect to any CDOR Loan C$5,000,000, with minimum increments thereafter of C$1,000,000, and (v) with respect to Swing Loans, $500,000, with minimum increments thereafter of $100,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on fee owned Real Property in favor of the Collateral Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, to which Holdings or any ERISA Affiliate, and one or more employers other than Holdings or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Holdings or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“National Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Net Cash Proceeds” means, with respect to (i) any Asset Sale by any Person, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale (including, without limitation, brokers’ fees, fees of counsel, accountants and other advisors and filing fees) incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all taxes paid or reasonably estimated to be payable by such Person as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale, and (B) (without duplication of amounts set forth in clause (A)) incremental federal, state and local income taxes paid or payable as a result thereof; and (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Event of Loss and required to be, and which is, repaid under the terms thereof as a result of such Event of Loss, and (B) (without duplication of amounts set forth in clause (A)) incremental federal, state and local income taxes paid or payable as a result thereof.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Non-Canadian Lender” means any Lender that does not have a Canadian Commitment either directly or by its Canadian Lending Installation.

“Non-Consenting Lender” shall have the meaning specified in Section 11.11.

“Non-Core Assets” means certain assets separately identified to the Agents pursuant to a certificate of an Authorized Officer prior to the Closing Date.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Note” means a Revolving Facility Note, a Term Facility Note, a Canadian Sub-Facility Note, or a Swing Line Note, as applicable.

“Notice of Adjustment” has the meaning provided in Section 2.10(b).

“Notice of Borrowing” has the meaning provided in Section 2.08(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.13(c).

“Notice of Swing Line Refunding” has the meaning provided in Section 2.05(b).

“Notice Office” means (i) in the case of the Revolver Agent, its office at 500 First Avenue, Pittsburgh, PA 15219, Attention: Agency Services, or such other office as the Revolver Agent may designate in writing to the Company and the Global Agent from time to time and (ii) in the case of the Global Agent, its office at One Independence Center, 101 N. Tryon Street, Charlotte, NC 28255-0001, Attention: Credit Services, or such other office as the Global Agent may designate in writing to the Company from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrowers or any other Credit Party to the Global Agent, the Revolver Agent, the Collateral Agent (including but not limited to Administrative Obligations (as defined in the Security Agreement)), any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code) but excluding any Excluded Swap Obligations.

“OFAC” has the meaning provided in Section 5.21(b).

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Original Due Date” has the meaning provided in Section 11.24.

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other recording, filing or similar Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes that are imposed with respect to an assignment.

“Participant Register” has the meaning provided in Section 11.05(b).

“Payment Office” means, with respect to all matters other than those relating to the making and repayment of Canadian Revolving Loans or other Canadian Obligations, (i) with respect to the Revolver Agent, the office of the Revolver Agent at 500 First Avenue, Pittsburgh, PA 15219, Attention: Agency Services, or such other office(s), as the Revolver Agent may designate to the Company and the Global Agent in writing from time to time and (ii) with respect to the Global Agent, the office of the Global Agent at Global Agent, its office at One Independence Center, 101 N. Tryon Street, Charlotte, NC 28255-0001, Attention: Credit Services, or such other office(s), as the Global Agent may designate to the Company in writing from time to time.

“Payment Sharing Percentage” means, with respect to any Lender or Canadian Lender at any time (i) with respect to any payment relating to the Revolving Facility, (A) if there is no Aggregate Canadian Sub-Facility Exposure, such Lender’s Fixed Commitment Percentage or (B) if there is any Aggregate Canadian Sub-Facility Exposure at such time, the percentage obtained by dividing such Lender’s Revolving Facility Exposure immediately prior to such payment by the Aggregate Revolving Facility Exposure immediately prior to such payment, (ii) with respect to any payment relating to the Canadian Sub-Facility, such Canadian Lender’s Canadian Commitment Percentage in effect at such time and (iii) with respect to any payment relating to the Term Facility, the percentage obtained by dividing such Lender’s Term Facility Exposure immediately prior to such payment by the Aggregate Term Facility Exposure immediately prior to such payment.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” means (x) the Closing Date Acquisition, (y) any Acquisition consented to by the Required Lenders and (z) any Acquisition under clause (i) or (iii) of the definition thereof or any Acquisition under clause (ii) of the definition thereof consisting of the acquisition of 100% of the stock (or other equity interest) of any Person, in each case, as to which all of the following conditions are satisfied:

(i) such Acquisition involves a line or lines of business that is or are complementary to the lines of business in which Holdings and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;

(ii) if proceeds of a Loan are used to fund any portion of the Consideration, such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the target;

(iii) the aggregate Consideration paid in connection with such Acquisition shall not exceed the Permitted Acquisition Amount; provided, that notwithstanding the foregoing, if at the time of any such Acquisition the Senior Secured Leverage Ratio for both (x) the most recent Testing Period then ended and (y) after giving effect to such Acquisition, on a pro forma basis, is not greater than 1.50 to 1.00, then the limitation in this clause (iii) shall not apply;

(iv) the aggregate Consideration paid by a Domestic Credit Party in connection with the Acquisition of (x) Foreign Subsidiaries that are not required to become Credit Parties pursuant to Section 6.10 (or that are subsequently released as Guarantors in accordance with the terms of this Agreement, as the case may be) and (y) assets that are of a type that would otherwise constitute Collateral and substantially all of which are not made subject to the security interests of the Collateral Agent as of the date of any such Acquisition shall not in the aggregate exceed $50,000,000 for all such acquisitions of Foreign Subsidiaries and assets that are of a type that would otherwise constitute Collateral;

(v) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(vi) the Company would, after giving effect to such Acquisition, on a pro forma basis, be in compliance with the financial covenants contained in Section 7.07 (assuming, solely for purposes of this clause (vi), that the maximum Leverage Ratio permitted at such time by Section 7.07(a) was in fact 0.25 to 1.0 less than the ratio actually provided for in such Section at such time); and

(vii) at least five Business Days (or such shorter time as agreed to by the Global Agent) prior to the consummation of any such Acquisition in which the Consideration exceeds $50,000,000, the Company shall have delivered to the Global Agent (A) a certificate of an Authorized Officer demonstrating, in reasonable detail, compliance with the immediately preceding clause (vi), such pro forma ratios being determined as if (x) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Company and the business or Person to be acquired, is available, and (y) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, and (B) historical financial statements, if available, or such other financial information reasonably satisfactory to the Global Agent, relating to the business or Person to be acquired and such other information as the Global Agent may reasonably request.

“Permitted Acquisition Amount” means $100,000,000.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the Company or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Company or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Foreign Subsidiary Loans and Investments” means (i) the investments, existing as of the Closing Date, by the Company or any Domestic Subsidiary (other than the Receivables Subsidiary) in Foreign Subsidiaries; (ii) loans and investments by a Domestic Credit Party to or in a Foreign Subsidiary made on or after the Closing Date, so long as the aggregate amount of all such loans and investments by all Domestic Credit Parties does not, at any time, exceed (A) $50,000,000, minus (B) the Dollar Equivalent of the amount of Indebtedness of Foreign Subsidiaries guaranteed by the Domestic Credit Parties pursuant to subpart (iii) of this definition; and (iii) loans to a Foreign Subsidiary by any Person (other than Holdings or any of its Subsidiaries), and any guaranty of such loans by a Domestic Credit Party, so long as the aggregate principal amount of all such loans does not at any time exceed $30,000,000.

“Permitted Holders” means Morry Weiss, Judith Stone Weiss, Harry H. Stone, Gary I. Weiss, Jeffrey M. Weiss, Zev D. Weiss, Elie Y. Weiss, and any family members of Jacob Sapirstein, Morry Weiss or Judith Stone Weiss (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouse and the spouses of any such spouses’ lineal descendants), and trusts for estate planning purposes where any of the foregoing persons or a spouse of any such person is a beneficiary or trustee of any such trust or trusts, including without limitation, a voting trust, Three-Twenty-Three Family Holdings, LLC, a Delaware limited liability company (so long as owned by one or more other Permitted Holders), the Irving I. Stone Limited Liability Company, an Ohio limited liability company, The Irving Stone Irrevocable Trust originally dated April 21, 1947, as amended, and the Irving I. Stone Oversight Trust under Agreement dated September 6, 1995, the Irving Stone Support Foundation, The Irving I. Stone Foundation, the 540 Investment Company Limited Partnership or any other business entity, regardless of form, organized solely for the benefit of (i) one or more of the foregoing persons and (ii) the governing documents of which provide that no transfer of an interest therein may be made to any person other than a Permitted Holder or any Person controlled by, or any successor Person to, any of the foregoing. For purposes of this paragraph, the relationship of any person that is derived by or through legal adoption prior to age 18 shall be considered a natural one. A minor for whom a Membership Interest is held pursuant to a Uniform Transfers to Minors Act or similar law shall be considered a holder of a Membership Interest.

“Permitted Lien” means any Lien permitted by Section 7.03.

“Permitted Note Purchase” means the purchase by the Company of any notes or other securities issued by the Company pursuant to the Senior Indenture (1998) or the Senior Indentures.

“Permitted Receivables Facility” means the accounts receivable facility established pursuant to the Receivables Facility Documents whereby the Company and certain of its Subsidiaries shall have sold or transferred, or hereafter sell or transfer, the Receivables Related Assets directly or indirectly to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (i) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Company or any Subsidiary of the Company, (ii) there shall be no recourse or obligation to the Company or any Subsidiary of the Company (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary, and (iii) neither the Company nor any of its Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in subpart (ii) of this definition.

“Permitted Subordinated Indebtedness” means any Subordinated Indebtedness that contains subordination terms reasonably acceptable to the Agents.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, that is maintained or contributed to by (or to which there is an obligation to contribute by) Holdings or any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings or any of its Subsidiaries or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“PNC” has the meaning provided in the first paragraph of this Agreement and shall include its successors and assigns.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

“Primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“Primary Obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“Prime Rate” means (i) with respect to Term Loans, the interest rate per annum announced from time to time by Bank of America or other financial institution then serving as the Global Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by Bank of America or other financial institution and (ii) with respect to Revolving Loans, the interest rate per annum announced from time to time by PNC or other financial institution then serving as the Revolver Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by PNC or other financial institution. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means (i) in the case of the Revolver Agent, the main banking office of PNC in Pittsburgh, Pennsylvania, U.S.A. and (ii) in the case of the Global Agent, the main banking office of Bank of America in New York, New York, U.S.A.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Applicable Agent).

“Purchase Date” has the meaning provided in Section 2.05(c).

“Qualified ECP Guarantor” means, in respect of any Obligations with respect to Designated Hedge Agreement, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Obligations or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quoted Rate” means, with respect to any Swing Loan, the interest rate quoted to the Company by the Swing Line Lender and agreed to by the Company as being the interest rate applicable to such Swing Loan.

“RCRA” means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivables Facility Documents” means, collectively, the Amended and Restated Receivables Purchase Agreement, dated as of October 24, 2006, among the Receivables Subsidiary, the members of various purchase groups, as Purchasers, AGC, as Servicer, and PNC, as Administrator, together with each other document, instrument or agreement executed in connection with the foregoing (including without limitation intercompany notes customary in such transactions), as any of the foregoing may, in accordance with the terms of this Agreement, be amended, restated or otherwise modified or replaced from time to time.

“Receivables Related Assets” means, collectively, (i) any indebtedness and other obligations owed to the Company or any of its Subsidiaries by, or any right of the Company or any of its Subsidiaries to payment from or on behalf of, the Person obligated with respect to such indebtedness or other obligations, arising in connection with the sale of goods or the rendering of services by the Company or any of its Subsidiaries (in each case, an “Account Receivable”) that is subject to the Permitted Receivables Facility, and the following to the extent that they are proceeds of or relate to the Accounts Receivable that are subject to the Permitted Receivables Facility: (A) accounts, (B) instruments, (C) chattel paper, (D) general intangibles, (E) the merchandise or goods (including returned goods), the sale or lease of which gave rise to such Accounts Receivable, and the insurance proceeds thereof, (F) contractual rights (including any agreement, lease, invoice or other writing), guaranties, insurance, claims and indemnities, (G) books and records, (H) all documentation of title evidencing the shipment or storage of any goods (including returned goods), (I) guaranties and collections of such Accounts Receivable, (J) any security interest or liens and property thereto from time to time purporting to secure payment of such Accounts Receivable, (K) lock-box accounts and amounts on deposit therein, (L) monies due or to become due, and (M) all proceeds and products of and all amounts received or receivable under any of the foregoing; (ii) the Sale and Contribution Agreement (as defined in the Receivables Facility Documents); and (iii) the Receivables Sale Agreement (as defined in the Receivables Facility Documents) and all rights of the Company thereunder.

“Receivables Subsidiary” means AGC Funding Corporation, a Delaware corporation, and any other wholly-owned Subsidiary of the Company that shall have been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring Accounts Receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, other than, in the case of any Lender or any of its Affiliates, any of the shareholders of the ultimate parent company of such Lender or such Lender’s Affiliates.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under PBGC Regulation Section 4043.

“Repricing Transaction” has the meaning provided in Section 2.16(e).

“Required Lenders” means (i) at any time prior to the termination of the Commitments (whether pursuant to Section 8.02(a) or otherwise), Non-Defaulting Lenders whose Loans, unused Revolving Commitments, Revolving Facility LC Outstandings, unused Canadian Commitments and Canadian LC Outstandings constitute more than 50% of the Maximum Credit Facility Amount, and (ii) at any time thereafter, Non-Defaulting Lenders whose Credit Facility Exposure constitutes more than 50% of the Aggregate Credit Facility Exposure.

“Required Revolving Lenders” means (i) at any time prior to the termination of the Commitments (whether pursuant to Section 8.02(a) or otherwise), Non-Defaulting Lenders whose Revolving Commitments constitute more than 50% of the Maximum Revolving/Canadian Facility Amount, and (ii) at any time thereafter, Non-Defaulting Lenders whose Revolving/Canadian Facility Exposure constitutes more than 50% of the Aggregate Revolving/Canadian Facility Exposure.

“Restricted Payment” means (i) any Capital Distribution; (ii) any amount paid by the Company or any of its Subsidiaries in repayment, redemption, retirement, repurchase or purchase, direct or indirect, of any Subordinated Indebtedness; (iii) any amount paid by the Company or any of its Subsidiaries in repayment, redemption, retirement, repurchase or purchase, direct or indirect, of any Indebtedness incurred pursuant to the notes or securities issued in connection with any Senior Indenture; or (iv) the exercise by the Company or any of its Subsidiaries of any right of defeasance or covenant defeasance or similar right with respect to (A) any Subordinated Indebtedness, or (B) the Indebtedness incurred pursuant to the notes or securities issued in connection with the Senior Indenture (1998) or any Senior Indenture.

“Revolver Agent” has the meaning provided in the first paragraph of this Agreement and shall include any successor to the Revolver Agent appointed pursuant to Section 9.06.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan, by the Company from the Lenders on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Fixed Rate Loans the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 as its “Revolving Commitment” as the same may be reduced from time to time pursuant to Section 2.15(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.05.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender.

“Revolving Facility Availability Period” means the period commencing on the Closing Date until the Revolving Facility Termination Date.

“Revolving Facility Exposure” means, for any Lender at any time, the Dollar Equivalent of the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, (ii) such Lender’s share of the Revolving Facility LC Outstandings at such time, and (iii) such Lender’s share of the principal amount of Swing Loans outstanding at such time.

“Revolving Facility LC Commitment Amount” means $100,000,000 or the Dollar Equivalent thereof in Designated Foreign Currency.

“Revolving Facility LC Issuance” means the issuance of any Revolving Facility Letter of Credit by any LC Issuer for the account of an LC Obligor or any other Subsidiary of the Company in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Revolving Facility Letter of Credit.

“Revolving Facility LC Outstandings” means, at any time, the sum, without duplication, of (i) the Dollar Equivalent of the aggregate Stated Amount of all outstanding Revolving Facility Letters of Credit and (ii) the Dollar Equivalent of the aggregate amount of all Unpaid Drawings with respect to Revolving Facility Letters of Credit.

“Revolving Facility LC Participant” has the meaning provided in Section 2.06(i)(i).

“Revolving Facility LC Participation” has the meaning provided in Section 2.06(i).

“Revolving Facility LC Request” has the meaning provided in Section 2.06(b).

“Revolving Facility Letter of Credit” means (i) any Existing Letter of Credit or (ii) any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.06 for the account of any LC Obligor.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1.

“Revolving Facility Termination Date” means the earlier of (i) August 9, 2018, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Lender” means each Lender with a Revolving Commitment.

“Revolving Lender Register” has the meaning provided in Section 2.11(b).

“Revolving Loan” means, with respect to each Lender, any Loan made by such Lender pursuant to Section 2.02.

“Revolving/Canadian Facility Exposure” means, for any Lender at any time, the Dollar Equivalent of the sum of (i) such Lender’s Revolving Facility Exposure at such time, and (ii) such Lender’s (whether directly or by its Canadian Lending Installation) Canadian Sub-Facility Exposure at such time.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Holdings or any of its Subsidiaries of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between Holdings and any of its Subsidiaries or between Subsidiaries of Holdings), which property has been or is to be sold or transferred by Holdings or such Subsidiary to such Person.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Scan Based Trading Add-Backs” means expenses related to scan-based trading arrangements of the Company and its Subsidiaries in an aggregate amount not to exceed $20,000,000 during any fiscal year.

“SDN List” has the meaning provided in Section 5.21(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Secured Creditors” has the meaning provided in the Security Agreement.

“Security Agreement” has the meaning provided in Section 4.01(iv).

“Security Documents” means the Security Agreement, each Landlord’s Agreement, each Control Agreement, each Collateral Assignment Agreement, each Additional Security Document, any UCC financing statement, any PPSA financing statement and each other document pursuant to which any Lien is granted or perfected by any Credit Party to the Global Agent, the Revolver Agent or the Collateral Agent as security for any of the Obligations.

“Senior Indenture (1998)” means the Indenture between AGC and JPMorgan Trust Company, N.A. (successor to NBD Bank), as trustee, dated as of July 27, 1998, pursuant to which $181,000 in principal amount of 6.10% senior notes are issued and outstanding on the Closing Date, as the same may, in accordance with the terms hereof, from time to time be amended, supplemented, restated or otherwise modified or replaced.

“Senior Indenture (2011)” means the indenture, dated as of November 30, 2011, by and between AGC and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture, dated as of November 30, 2011, by and between the Company and the Trustee, pursuant to which $225,000,000 in principal amount of 7.375% senior notes due 2021 are issued and outstanding on the Closing Date, as the same may, in accordance with the terms hereof, from time to time be amended, supplemented, restated or otherwise modified or replaced.

“Senior Indenture Indebtedness” shall have the meaning given such term in Section 7.04(c).

“Senior Indentures” shall mean any indenture from time to time governing Senior Indenture Indebtedness.

“Senior Secured Leverage Ratio” means, for any Testing Period, the ratio of (i) (x) Consolidated Total Debt that is secured by a Lien minus (y) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Subsidiaries (provided that in no event shall the amount subtracted from Consolidated Total Debt pursuant to this clause (y) exceed $75,000,000) to (ii) Consolidated EBITDA.

“Share Repurchase” means the repurchase or redemption or retirement of any capital stock or other equity interest of Holdings or the Company by Holdings or the Company or any of its Subsidiaries.

“Specified Equity Contribution” has the meaning provided in Section 8.06.

“Specified Indebtedness” means Indebtedness, including Capitalized Lease Obligations, mortgage financings, and revenue bonds, tax increment bonds or notes and similar bond financings of the Company or any of its Subsidiaries, incurred for the purpose of or otherwise related to the financing, directly or indirectly, of all or any part of the purchase price of property, plant or equipment used in the business of the Company or any of its Subsidiaries or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost (including costs incurred in connection with such financings) and (2) such Indebtedness shall be incurred within ninety (90) days of such acquisition of such asset by the Company or such Subsidiary or such installation, construction or improvement.

“Specified Representations” means the representations and warranties of the Credit Parties set forth in Sections 5.01, 5.02 (solely with respect to the Loan Documents), 5.03(iii) (in any material respect), 5.06(b), 5.15 (solely as it relates to the Investment Company Act of 1940), 5.18 (subject to the Certain Funds Provision) and 5.21 and the certifications of the Credit Parties set forth in the solvency certificate delivered pursuant to Section 4.01(xiv) on the Closing Date.

“Standard Permitted Lien” means any of the following: (i) Liens for taxes, assessments or governmental charges not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established; (ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Holdings or any of its Subsidiaries and do not secure any Indebtedness; (iii) Liens created by this Agreement or the other Loan Documents; (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(g); (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of Holdings or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement; (vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of Holdings and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect; (viii) Liens arising from the rights of lessors under leases (including financing statements regarding the equipment or other property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); (ix) rights of consignors of goods or bailors of equipment, whether or not perfected by the filing of a financing statement under the UCC; (x) statutory rights of setoff in favor of depositary institutions in funds of Holdings and its Subsidiaries held in operating accounts at such institutions, together with Liens that are contractual rights of setoff in such funds relating to the relating to the establishment of depository relations with banks, and not given in connection with the issuance of Indebtedness; (xi) any license or sublicense of any intellectual property and related rights granted in the ordinary course of business; and (xii) Liens arising under any retention of title, any conditional sale arrangement, consignment or similar arrangements for sale and purchase of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business.

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers’ compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations.

“Subsidiary” of any Person means and includes (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time or in which Holdings, one or more other Subsidiaries of Holdings or Holdings and one or more Subsidiaries of Holdings, directly or indirectly, has the power to direct the policies, management and affairs thereof; provided, however, that The Hatchery, LLC and its Subsidiaries shall not be deemed a Subsidiary hereunder unless and/or until Holdings or any of its Subsidiaries owns at least 80% of its equity interests and it has total assets of $5,000,000 or more; provided, however, further, that the Foundation shall not be deemed a Subsidiary hereunder; and provided, however, further, that no Person shall be deemed to have the power to direct the policies, management and affairs of another Person solely because such other Person is required to be consolidated with the referent Person under ASC Topic 810. Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of Holdings.

“Subsidiary Guarantor” means any Subsidiary of the Company that is or hereafter becomes a party to the Guaranty. Schedule I of the Guaranty as in effect on the Closing Date lists each Subsidiary Guarantor as of the Closing Date, after giving effect to the Transaction; and provided, however, further, that no Person shall be deemed to have the power to direct the policies, management and affairs of another Person because such other Person is required to be consolidated with the referent Person under ASC Topic 810.

“Swap Obligation” means, with respect to the Company or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means $25,000,000.

“Swing Line Facility” means the credit facility established under Section 2.05 pursuant to the Swing Line Commitment of the Swing Line Lender.

“Swing Line Lender” means PNC.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-5.

“Swing Line Participation Amount” has the meaning provided in Section 2.05(c).

“Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.05.

“Swing Loan Participation” has the meaning provided in Section 2.05(c).

“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for Federal income tax purposes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 as its “Term Commitment” as the same may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.05. As of the Closing Date, the aggregate amount of Term Commitments is $350,000,000. Unless the context shall otherwise require, the term “Term Commitments” shall include the Incremental Term Commitments.

“Term Facility” means the credit facility established under Section 2.04 pursuant to the Term Commitment of each Lender.

“Term Facility Exposure” means, for any Lender at any time, the Dollar Equivalent of the principal amount of Term Loans made by such Lender and outstanding at such time.

“Term Facility Maturity Date” means August 9, 2019.

“Term Facility Note” means a promissory note substantially in the form of Exhibit A-2.

“Term Lender” means each Lender with a Term Commitment or that holds a Term Loan.

“Term Lender Register” has the meaning provided in Section 2.11(b).

“Term Loan” means, with respect to each Lender, any Loan made by such Lender pursuant to Section 2.04. Unless the context shall otherwise require, the term “Term Loan” shall include the Incremental Term Loans.

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of Holdings then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Total Canadian Commitment” means the sum of the Canadian Commitments of the Canadian Lenders as the same may be decreased pursuant to the terms of this Agreement. As of the Closing Date, the Total Canadian Commitment is $20,000,000.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased or increased pursuant to the terms of this Agreement. As of the Closing Date, the amount of the Total Revolving Commitment is $250,000,000.

“Transaction Documents” means the Loan Documents, the Merger Documents and the Holdco Securities Purchase Agreement Documents.

“Transaction” means, collectively, the transactions to occur on the Closing Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of this Agreement and any other Loan Documents executed on or around the Closing Date and the borrowings hereunder, (b) the execution, delivery and performance of Holdco Securities Purchase Agreement Documents executed on or around the Closing Date and the borrowings hereunder, (c) the consummation of the Closing Date Acquisition, (d) the refinancing of obligations under the Existing Credit Agreement and (e) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which (y) in the case of the Revolving Facility and the Term Facility, shall be a US Base Rate Loan or a Eurodollar Loan, and (z) in the case of the Canadian Sub-Facility, shall be a Canadian Base Rate Loan or a CDOR Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“Unfunded Plan Status” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with ASC Topic 715-20, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“United States” and “U.S.” each means United States of America.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar or Dollar Equivalent amount, as applicable, of the draws made on such Letter of Credit that have not been reimbursed by the Company or the applicable LC Obligor or, in the case of any Revolving Facility Letter of Credit, converted to a Revolving Loan pursuant to Section 2.06(h)(i), or in the case of any Canadian Letter of Credit, converted to a Canadian Revolving Loan pursuant to Section 2.07(g)(i).

“Unutilized Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Commitment at such time over (ii) such Lender’s Revolving/Canadian Facility Exposure at such time.

“Unutilized Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the sum of (A) the Dollar Equivalent of the principal amounts of all Revolving Loans made by all Lenders and outstanding at such time and of all Swing Loans made by the Swing Line Lender and outstanding at such time, and (B) the amount of the Revolving Facility LC Outstandings at such time.

“Unutilized Total Commitment” means, at any time, the excess of (i) the Maximum Revolving/Canadian Facility Amount at such time over (ii) the sum of (A) the Aggregate Revolving Facility Exposure at such time, and (B) the Aggregate Canadian Sub-Facility Exposure at such time.

“Unutilized Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“US Base Rate Loan” means each Revolving Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any tranche of Term Loans at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such tranche of Term Loans.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from such Multiemployer Plan.

Section 1.02 Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03 Accounting Terms.

Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Company notifies the Agents and the Lenders that the Company wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the

Closing Date or of the required adoption by Holdings of international financial reporting standards that occurs after the Closing Date on the operation of such covenant (or if the Agents notify the Company that the Required Lenders wish to amend Article VII for either such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP or required adoption of international financial reporting standards became effective, and the Company, the Agents and the Required Lenders agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such covenant in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with Holdings’ financial statements at that time, provided that, until so amended such financial covenant shall continue to be computed in accordance with GAAP prior to such change therein or such adoption of international reporting standards.

Section 1.04 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

Section 1.05 Currency Equivalents.

Except as otherwise specified herein, all references herein or in any other Loan Document to a dollar amount shall mean such amount in U.S. Dollars or, if the context so requires, the Dollar Equivalent of such amount in any Designated Foreign Currency on the applicable Computation Date. The Dollar Equivalent of any amount shall be determined in accordance with the definition of “Dollar Equivalent”; provided, however, that (a) notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, in calculating the Dollar Equivalent of any amount for purposes of determining (i) any Borrower’s obligation to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.15(b), (ii) any Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Commitments, or (iii) whether or not the Dollar Equivalent of the Aggregate Revolving Facility

Exposure is equal to or greater than the Total Revolving Commitments, the Dollar Equivalent of the Aggregate Revolving/Canadian Facility Exposure is equal to or greater than the Maximum Revolving/Canadian Facility Amount and Aggregate Canadian Sub-Facility Exposure is equal to or greater than the Total Canadian Commitment, in each case, as a result of a change in exchange rates between one (1) or more Designated Foreign Currencies and Dollars for the purposes of Section 2.16(c)(iii), the Applicable Agent may, in its discretion, calculate the Dollar Equivalent of such amount on the applicable Computation Date, and (b) that in determining whether or not Holdings and its Subsidiaries have exceeded any basket limitation set forth in Section 7.02, Section 7.04 or Section 7.05, Holdings and its Subsidiaries shall not be deemed to have exceeded any such basket limitation to the extent that, and only to the extent that, any such basket limitation was exceeded solely as a result of fluctuations in the exchange rate applicable to any Designated Foreign Currency.

ARTICLE II — THE TERMS OF THE CREDIT FACILITIES

Section 2.01 Establishment of the Credit Facilities.

(i) On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Global Agent, the Revolver Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facilities for the benefit of the Borrowers pursuant to which (a) subject to Section 2.04, the Term Lenders shall make Term Loans to the Company pursuant to the Term Commitment of each such Lender, (b) subject to Section 2.02, the Revolving Lenders shall make Revolving Loans to the Borrowers, and shall participate in Revolving Facility LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (c) the Canadian Lenders shall make Canadian Revolving Loans to the Canadian Borrowers, and shall participate in Canadian LC Issuances, under the Canadian Sub-Facility pursuant to the Canadian Commitment, and (d) the Swing Line Lender shall make Swing Loans to the Company under the Swing Line Facility pursuant to the Swing Line Commitment; provided, however that at no time will (i) the Aggregate Revolving/Canadian Facility Exposure exceed the Maximum Revolving/Canadian Facility Amount, (ii) the Revolving Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Revolving Commitment, (iii) for any Lender which is also a Canadian Lender, the sum of such Lender’s Revolving Facility Exposure and Canadian Sub-Facility Exposure exceed such Lender’s Revolving Commitment, or (iv) for any Lender which is also the Swing Line Lender, such Lender’s Revolving Facility Exposure exceed such Lender’s Revolving Commitment. All such Loans shall be made, and such Letters of Credit shall be issued, as set forth in this Article II.

Section 2.02 Revolving Facility.

During the Revolving Facility Availability Period, each Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Company from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Company, be incurred and maintained as, or Converted into, Revolving Loans that are US Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Revolving Loans made as part of the same Revolving Borrowing shall, unless otherwise specifically provided herein, be made to the Company and consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and re-borrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan: (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment, (C) the Canadian Sub-Facility Exposure would exceed the Maximum Canadian Sub-Facility Exposure Amount, or (D) any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.16(c). The Revolving Loans to be made by each Lender will be made by such Lender in the Funding Amount applicable to such Lender at the time of the making of such Revolving Loan on a pro rata basis based upon such Lender’s Funding Percentage of the Revolving Borrowing at the time of such Revolving Borrowing, in each case in accordance with Section 2.09.

Section 2.03 Canadian Sub-Facility.

At any time after a Canadian Subsidiary has become a Canadian Borrower under this Agreement in accordance with Section 2.19 and thereafter but prior to the Revolving Facility Termination Date, each Canadian Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make a Canadian Revolving Loan or Canadian Revolving Loans to the Canadian Borrowers from time to time pursuant to such Canadian Lender’s Canadian Commitment, which Canadian Revolving Loans (i) may, except as set forth herein, at the option of the Canadian Borrowers, be incurred and maintained as, or Converted into, Canadian Revolving Loans that are Canadian Base Rate Loans or CDOR Loans, in each case denominated in Canadian Dollars, provided that all Canadian Revolving Loans made as part of the same Canadian Borrowing shall, unless otherwise specifically provided herein, be made to the same Canadian Borrower and consist of Canadian Revolving Loans of the same Type; (ii) may be repaid or prepaid and re-borrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Canadian Revolving Loan: (A) the Canadian Sub-Facility Exposure of any Canadian Lender would exceed such Canadian Lender’s Canadian Commitment, (B) the Aggregate Canadian Sub-Facility Exposure would exceed the Total Canadian Commitment, (C) the Canadian Sub-Facility Exposure would exceed the Maximum Canadian Sub-Facility Exposure Amount, or (D) any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.16(c). The Canadian Revolving Loans to be made by each Canadian Lender will be made on a pro rata basis based upon each Canadian Lender’s Canadian Commitment Percentage of each Canadian Borrowing, in each case in accordance with Section 2.09.

Section 2.04 Term Facility.

(a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, each Lender with a Term Commitment severally and not jointly agrees to lend, on the Closing Date, to the Company the amount set forth opposite such Lender’s name in Schedule 1 under the heading “Term Commitments”.

(b) Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.

Section 2.05 Swing Line Facility.

(a) Swing Loans. During the Revolving Facility Availability Period up to but not including the Revolving Facility Termination Date, the Swing Line Lender may, at its option, cancellable at any time for any reason whatsoever, on the terms and conditions set forth in this Agreement, make a Swing Loan or Swing Loans to the Company from time to time, which Swing Loans (i) shall be payable on demand, and if not demanded earlier, demand shall be deemed to be made on the Revolving Facility Termination Date; (ii) [reserved]; (iii) shall be made only in Dollars; (iv) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (v) may only be made if after giving effect thereto: (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, or (B) the Aggregate Revolving Facility Exposure would not exceed the Total Revolving Commitment; and (vi) shall not be made if, after giving effect thereto, any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.16(c).

(b) Swing Loan Refunding. At any time, the Swing Line Lender may, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Revolver Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Line Refunding”). Promptly upon receipt of a Notice of Swing Line Refunding, the Revolver Agent shall give notice of the contents thereof to the Revolving Lenders and, unless an Event of Default specified in Section 8.01(h) in respect of the Company has occurred, the Company. Each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the Company of a Notice of Borrowing requesting Revolving Loans consisting of US Base Rate Loans in the principal amount of the Swing Loans to which it relates. Each Revolving Lender (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.03 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Company in the Funding Amount applicable to such Lender based on such Lender’s Funding Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Line Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Revolver Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Domestic Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Line Refunding related.

(c) Swing Loan Participation. If, prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Line Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of the Company or one or more of the Revolving Lenders shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Revolving Lender (other than the Swing Line Lender), or each Revolving Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Line Refunding related, in an amount (the “Swing Line Participation Amount”) equal to such Lender’s Funding Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Line Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Line Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the greater of the Federal Funds Effective Rate and a rate determined by the Revolver Agent in accordance with industry rules on interbank compensation from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Company on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Payment Sharing Percentage of such amount in effect on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Obligations Unconditional. Each Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.05(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Line Refunding shall be subject to the condition that (i) such Lender shall have received a Notice of Swing Line Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Line Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Line Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect upon the Borrowers; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.06 Revolving Facility Letters of Credit.

(a) Revolving Facility LC Issuance. At any time prior to the Revolving Facility Termination Date, the Company may request a LC Issuer at any time and from time to time to issue, for the account of the Company or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Revolving Facility Letters of Credit denominated and payable in Dollars or any Designated

Foreign Currency and in each case in such form as may be approved by such LC Issuer and the Revolver Agent; provided, however, that notwithstanding the foregoing, (i) the Company shall be primarily liable for any Revolving Facility Letters of Credit issued for the account of any Subsidiary Guarantor and (ii) no Revolving Facility LC Issuance shall be made if, after giving effect thereto: (A) the Revolving Facility LC Outstandings would exceed the Revolving Facility LC Commitment Amount, (B) the Revolving Facility Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment, (D) the Canadian Sub-Facility Exposure would exceed the Maximum Canadian Sub-Facility Exposure Amount, or (E) any Borrower would be required to prepay Loans or cash collateralize Revolving Facility Letters of Credit pursuant to Section 2.16(c). Subject to Section 2.06(c) below, each Revolving Facility Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (x) twelve (12) months from the date of issuance (or renewal) thereof, and (y) ten (10) Business Days prior to the Revolving Facility Termination Date.

(b) Revolving Facility LC Requests. Whenever the Company desires that a Revolving Facility Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Company shall give the applicable LC Issuer, and shall give or cause to be given to the Revolver Agent, written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Revolver Agent) which, if in the form of written notice shall be substantially in the form of Exhibit B-3 (each such request, a “Revolving Facility LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three (3) Business Days (or such shorter period as may be reasonably acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which Revolving Facility LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, a completed application and agreement for, and if applicable a reimbursement agreement with respect to, such Revolving Facility Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document relating to any Revolving Facility Letter of Credit and the terms and provisions of this Agreement respecting Revolving Facility Letters of Credit, the terms and provisions of this Agreement shall control. Unless the applicable LC Issuer has received notice from any Revolving Lender, the Revolver Agent or any Credit Party, at least one day prior to the requested date of issuance of the applicable Revolving Facility Letter of Credit, that one or more applicable conditions specified in Section 4.03 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Revolving Lenders set forth in this Section 2.06, such LC Issuer or any of such LC Issuer’s Affiliates will issue a Revolving Facility Letter of Credit. Each request by the Company or any LC Obligor for the issuance of a Revolving Facility Letter of Credit shall be deemed to be a representation by the Company and such LC Obligor that they shall be in compliance with the preceding sentence and with Section 4.03 after giving effect to the requested issuance of such Revolving Facility Letter of Credit.

(c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable Revolving Facility LC Request, each LC Issuer shall agree to issue a Revolving Facility Letter of Credit that has automatic renewal provisions; provided, however, that any Revolving Facility Letter of Credit that has automatic renewal provisions must permit such LC

Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Revolving Facility Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Revolving Facility Letter of Credit is issued. Once any such Revolving Facility Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Revolving Facility Letter of Credit at any time to an expiry date not later than 10 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Revolving Facility Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Revolver Agent, any Revolving Lender or any Credit Party that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(d) Existing Letters of Credit. On and after the Closing Date, each Existing Letter of Credit shall be deemed to have been issued by the Revolving Lender that issued such Existing Letter of Credit and such Revolving Lender shall be deemed to be the “LC Issuer” with respect to such Existing Letter of Credit pursuant to the terms of this Agreement and each Existing Letter of Credit shall constitute a Revolving Facility Letter of Credit for all purposes hereof and under this Agreement and the other Loan Documents. The Company agrees that it shall be liable with respect to any drawing made under any of the Existing Letters of Credit in accordance with this Section and the other provisions of this Agreement. Each LC Issuer of an Existing Letter of Credit agrees that on and after the Closing Date (i) the fees applicable to each Existing Letter of Credit shall be the fees set forth in Section 2.14, and (ii) any reimbursement agreement in effect with respect to each Existing Letter of Credit shall be deemed terminated and each Existing Letter of Credit shall be governed by and subject to the terms and conditions of this Agreement.

(e) Reserved.

(f) Notice of Revolving Facility LC Issuance. Each LC Issuer shall, on the date of each Revolving Facility LC Issuance by it, give the Revolver Agent, each applicable Revolving Lender and the Company written notice of such Revolving Facility LC Issuance which shall specify whether such Revolving Facility Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit and be accompanied by a copy to the Revolver Agent of the Revolving Facility Letter of Credit or Revolving Facility Letters of Credit issued by it. Each LC Issuer shall provide to the Revolver Agent and each Revolving Lender a quarterly (or monthly if requested by any applicable Revolving Lender) summary describing each Revolving Facility Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate Revolving Facility LC Outstandings represented by Revolving Facility Letters of Credit issued by such LC Issuer.

(g) Defaulting Lender. Notwithstanding the foregoing, in the event that at any time one or more Revolving Lenders is a Defaulting Lender, no LC Issuer shall be required to make any Revolving Facility LC Issuance unless either (i) such LC Issuer has entered into arrangements reasonably satisfactory to it and the Company to eliminate such LC Issuer’s risk with respect to the Revolving Facility LC Participations of the Defaulting Lender or Defaulting Lenders, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Funding Percentage of the Revolving Facility LC Outstandings (it being understood that such LC Issuer would consider the Company or such Defaulting Lender or Defaulting Lenders providing cash collateral to the Revolver Agent, for the benefit of such applicable LC Issuer, to secure such Defaulting Lender’s or Defaulting Lenders’ Funding Percentage of the applicable Revolving Facility Letter of Credit, a satisfactory arrangement); or (ii) such Revolving Facility LC Issuance, taking into account the potential failure of the Defaulting Lender or Defaulting Lenders to risk participate therein, will not cause (x) any Revolving Lender’s Revolving Facility Exposure to exceed its respective Revolving Commitment or (y) such LC Issuer to incur aggregate credit exposure hereunder with respect to Revolving Loans and Revolving Facility LC Outstandings in excess of its Commitments, and the Company has undertaken, for the benefit of such LC Issuer, pursuant to an instrument reasonably satisfactory in form and substance to such LC Issuer, not to thereafter incur Loans or Revolving Facility LC Outstandings hereunder that would cause such LC Issuer to incur aggregate credit exposure hereunder with respect to Revolving Loans and Revolving Facility LC Outstandings in excess of its Commitments.

(h) Reimbursement Obligations.

(i) Company Obligations Generally; Effect as Borrowing. The Company hereby agrees to reimburse (or cause any LC Obligor for whose account a Revolving Facility Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Revolving Facility Letter of Credit immediately after, and in any event within 1 Business Day after the date on which, such LC Issuer notifies the Company (or any such other LC Obligor for whose account such Revolving Facility Letter of Credit was issued) of such payment or disbursement (which notice to the Company (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement, such payment to be made in Dollars or in the applicable Designated Foreign Currency in which such Revolving Facility Letter of Credit is denominated, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans that are US Base Rate Loans (without duplication of any amounts due pursuant to Section 2.12(e), plus an additional 2% per annum if not reimbursed on the date of such payment or disbursement), any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Company or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Company or such LC Obligor), (x) the Company will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are US Base Rate Loans in an aggregate Dollar Equivalent principal amount sufficient to reimburse such Unpaid Drawing (and the Revolver Agent shall promptly give notice to the Revolving Lenders of such deemed Notice of Borrowing), (y) the Revolving Lenders shall (subject to the satisfaction or waiver of the conditions set forth in Section 4.03 (other than the delivery of a Notice of Borrowing)), unless they are legally prohibited from doing so, make the Revolving

Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement, with any excess proceeds to be made available to the applicable Borrower in accordance with the applicable provisions of this Agreement. Any notice given by the Revolver Agent or applicable LC Issuer pursuant to this Section 2.06(h)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Revolver Agent or any Revolving Lender, including, without limitation, any circumstances described in Section 2.06(i)(v), and any defense based upon the failure of any drawing under a Revolving Facility Letter of Credit to conform to the terms of the Revolving Facility Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, it being understood and agreed that such LC Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any LC Obligor’s or the Company’s instructions or those contained in the Revolving Facility Letters of Credit or any modifications, amendments or supplements thereto; provided, however, that no LC Obligor shall be obligated to reimburse a LC Issuer for any wrongful payment made by such LC Issuer under a Revolving Facility Letter of Credit as a result of acts or omissions constituting bad faith, willful misconduct or gross negligence on the part of such LC Issuer, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(iii) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Revolving Facility Letter of Credit by the beneficiary thereof, the applicable LC Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Revolving Facility Letter of Credit have been delivered and that they comply on their face with the requirements of such Revolving Facility Letter of Credit.

(iv) Liability for Acts and Omissions. As between any Credit Party and the applicable LC Issuer, or such LC Issuer’s Affiliates, such Credit Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Revolving Facility Letters of Credit. In furtherance and not in limitation of the foregoing, such LC Issuer shall not be responsible for any of the following, including any losses or damages to any Credit Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Revolving Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such LC Issuer or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Revolving Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Revolving Facility Letter of Credit, or any other party to which such Revolving Facility Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Revolving Facility Letter of Credit or any other claim of any Credit Party against any beneficiary of such Revolving Facility Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Revolving Facility Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Revolving Facility Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Revolving Facility Letter of Credit of the proceeds of any drawing under such Revolving Facility Letter of Credit; or (viii) any consequences arising from causes beyond the control of such LC Issuer or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such LC Issuer’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve such LC Issuer from liability for such LC Issuer’s bad faith, gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall such LC Issuer or its Affiliates be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Revolving Facility Letter of Credit.

Without limiting the generality of the foregoing, the applicable LC Issuer and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such LC Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Revolving Facility Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Revolving Facility Letter of Credit; (iii) may honor a previously dishonored presentation under a Revolving Facility Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such LC Issuer or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Revolving Facility Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such LC Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Revolving Facility Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Revolving Facility Letter of Credit fail to conform in any way with such Revolving Facility Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any LC Issuer or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such LC Issuer or its Affiliates under any resulting liability to the Company, any other Borrower or any Revolving Lender.

(i) Revolving Facility LC Participations.

(i) Immediately upon each Revolving Facility LC Issuance, the LC Issuer of such Revolving Facility Letter of Credit shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender (each a “Revolving Facility LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (a “Revolving Facility LC Participation”), to the extent of such Revolving Lender’s Funding Percentage of the Stated Amount of such Revolving Facility Letter of Credit in effect at such time of issuance, in such Revolving Facility Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Revolver Agent for the account of the Revolving Lenders as provided in Section 2.14 and the Revolving Facility LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.14(e)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii) In determining whether to pay under any Revolving Facility Letter of Credit, a LC Issuer shall not have any obligation relative to the Revolving Facility LC Participants other than to determine that any documents required to be delivered under such Revolving Facility Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Revolving Facility Letter of Credit. Any action taken or omitted to be taken by a LC Issuer under or in connection with any Revolving Facility Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

In the event that a LC Issuer makes any payment under any Revolving Facility Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.06(h) (by a Revolving Loan or otherwise), such LC Issuer shall promptly notify the Revolver Agent, and the Revolver Agent shall promptly notify each Revolving Facility LC Participant, of such failure, and upon such notice each Revolving Facility LC Participant shall promptly and unconditionally pay to the Revolver Agent for the account of such LC Issuer, the amount of such Revolving Facility LC Participant’s Funding Percentage of such payment in Dollars or in the applicable Designated Foreign Currency (unless the Revolver Agent agrees to payment in Dollars) in which such Revolving Facility Letter of Credit is denominated and in same day funds; provided, however, that no Revolving Facility LC Participant shall be obligated to pay to the Revolver Agent its Funding Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Revolving Facility Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction or if at the time of the issuance or extension of a Revolving Facility Letter of Credit, the applicable LC Issuer had actual written notice from a Borrower or another Revolving Lender that an Event of Default had occurred and was continuing. If the

Revolver Agent so notifies any Revolving Facility LC Participant required to fund a payment under a Revolving Facility Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Revolving Facility LC Participant shall make available to the Revolver Agent for the account of the relevant LC Issuer such Revolving Facility LC Participant’s Funding Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Revolving Facility LC Participant shall not have so made its Funding Percentage of the amount of such payment available to the Revolver Agent for the account of the relevant LC Issuer, such Revolving Facility LC Participant agrees to pay to the Revolver Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Revolver Agent for the account of such LC Issuer as follows: (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate on and after the fourth day following the date on which the applicable Letter of Credit was drawn. The failure of any Revolving Facility LC Participant to make available to the Revolver Agent for the account of the relevant LC Issuer its Funding Percentage of any payment under any Revolving Facility Letter of Credit shall not relieve any other Revolving Facility LC Participant of its obligation hereunder to make available to the Revolver Agent for the account of such LC Issuer its Funding Percentage of any payment under any Revolving Facility Letter of Credit on the date required, as specified above, but no Revolving Facility LC Participant shall be responsible for the failure of any other Revolving Facility LC Participant to make available to the Revolver Agent for the account of such LC Issuer such other Revolving Facility LC Participant’s Funding Percentage of any such payment. The failure of the Revolver Agent or the applicable LC Issuer to give any such notice of a drawing of the applicable Revolving Facility Letter of Credit or in sufficient time to enable any Revolving Facility LC Participant to effect such payment on the date therefor shall not relieve any such Revolving Facility LC Participant from its obligations under this Section 2.06(i).

(iii) Whenever a LC Issuer receives a payment of a reimbursement obligation from an LC Obligor as to which the Revolver Agent has received for the account of such LC Issuer any payments from the Revolving Facility LC Participants pursuant to subpart (ii) above, such LC Issuer shall pay to the Revolver Agent and the Revolver Agent shall promptly pay to each Revolving Facility LC Participant that has paid its applicable Funding Percentage thereof, in same day funds, an amount equal to such Revolving Facility LC Participant’s applicable Payment Sharing Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective Revolving Facility LC Participations, as and to the extent so received.

(iv) If the Revolver Agent is required at any time to return to the Company, any LC Obligor or any other Credit Party, or to a trustee, receiver, liquidator, custodian, or any official in any proceeding related to an Insolvency Event, any portion of any payment made by the Company, any LC Obligor or any other Credit Party to the Revolver Agent for the account of the applicable LC Issuer pursuant to this Section in reimbursement of a payment made under the Revolving Facility Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Revolver Agent, forthwith return to the Revolver Agent for the account of such LC Issuer the amount of its Funding Percentage of any amounts so returned by the Revolver Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Revolver Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(v) The obligations of the Revolving Facility LC Participants to make payments to the Revolver Agent for the account of each LC Issuer with respect to Revolving Facility Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or any Revolving Facility Letter of Credit;

(B) the existence of any claim, set-off, defense or other right that (y) such Revolving Lender may have against the applicable LC Issuer or any of its Affiliates, the Company, any LC Obligor or any other Person for any reason whatsoever, or which the Company or any LC Obligor may have against such LC Issuer or any of its Affiliates, any Revolving Lender or any other Person for any reason whatsoever; or (z) any LC Obligor may have at any time against a beneficiary named in a Revolving Facility Letter of Credit, any transferee of any Revolving Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Revolver Agent, any LC Issuer, any Revolving Lender, or other Person, whether in connection with this Agreement, any Revolving Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Revolving Facility Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Revolving Facility Letter of Credit;

(C) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Revolving Facility Letter of Credit, or any draft, certificate or other document presented under the Revolving Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the transport of any property or provision of services relating to a Revolving Facility Letter of Credit, in each case even if the applicable LC Issuer or any of its Affiliates has been notified thereof;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E) any breach of this Agreement or any other Loan Document by any party thereto, or the occurrence of any Default or Event of Default;

(F) any claim of breach of warranty that might be made by the Company, any LC Obligor or any other Credit Party or any Revolving Lender against any beneficiary of a Revolving Facility Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Company, any LC Obligor, any other Credit Party or any Revolving Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Revolving Facility Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the applicable LC Issuer or its Affiliates or any Revolving Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company, any LC Obligor, any other Credit Party or Subsidiaries of the Company, any LC Obligor, any other Credit Party and the beneficiary for which any Revolving Facility Letter of Credit was procured);

(G) payment by the applicable LC Issuer or any of its Affiliates under any Revolving Facility Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Revolving Facility Letter of Credit;

(H) the solvency of, or any acts or omissions by, any beneficiary of any Revolving Facility Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Revolving Facility Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Revolving Facility Letter of Credit;

(I) any failure by the applicable LC Issuer or any of its Affiliates to issue any Revolving Facility Letter of Credit in the form requested by the Company or any LC Obligor, unless such LC Issuer has received written notice from the Company or such LC Obligor of such failure within three Business Days after such LC Issuer shall have furnished the Company or such LC Obligor and the Revolver Agent a copy of such Revolving Facility Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(J) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company, any LC Obligor, any other Credit Party or Subsidiaries of the Company, any LC Obligor, any other Credit Party;

(K) the occurrence or continuance of any proceeding related to an Insolvency Event with respect to the Company, any LC Obligor or any other Credit Party;

(L) the fact that the Revolving Facility Termination Date shall have passed or this Agreement or the Revolving Commitments hereunder shall have been terminated; and

(M) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(vi) To the extent any LC Issuer is not indemnified by the Company or any LC Obligor, the Revolving Facility LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Fixed Commitment Percentages (determined at the time such indemnity is sought), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of Revolving Facility LC Issuances by it; provided, however, that no Revolving Facility LC Participants shall be liable for (A) any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction, or (B) any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the failure of any other Revolving Facility LC Participant to fund any Revolving Facility LC Participation pursuant to this Section.

Section 2.07 Canadian Letters of Credit.

(a) Canadian LC Issuance. At any time after a Canadian Subsidiary has become a Canadian Borrower under this Agreement in accordance with Section 2.19 and thereafter but prior to the Revolving Facility Termination Date, the Company may request a LC Issuer at any time and from time to time to issue, for the account of any Canadian Borrower, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Canadian Letters of Credit denominated and payable in Canadian Dollars and in each case in such form as may be approved by such LC Issuer and the Revolver Agent; provided, however, that notwithstanding the foregoing, no Canadian LC Issuance shall be made if after giving effect thereto: (A) the Canadian LC Outstandings would exceed the Canadian LC Commitment Amount, (B) the Canadian Sub-Facility Exposure of any Canadian Lender would exceed such Canadian Lender’s Canadian Commitment, (C) the Aggregate Canadian Sub-Facility Exposure would exceed the Total Canadian Commitment, (D) the Canadian Sub-Facility Exposure would exceed the Maximum Canadian Sub-Facility Exposure Amount, or (E) any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.16(c). Subject to Section 2.07(c) below, each Canadian Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (x) twelve (12) months from the date of issuance (or renewal) thereof, and (y) ten (10) Business Days prior to the Revolving Facility Termination Date.

(b) Canadian LC Requests. Whenever the Company desires that a Letter of Credit be issued for the account of a Canadian Borrower, the Company shall give the applicable LC Issuer, and shall give or cause to be given to the Revolver Agent, written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Revolver Agent) which, if in the form of written notice shall be substantially in the form of Exhibit B-4 (each such request, a “Canadian LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by such LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be reasonably acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which Canadian LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith. In the event of any inconsistency between any of the terms or provisions of any LC Document relating to any Canadian Letter of Credit and the terms and provisions of this Agreement respecting Canadian Letters of Credit, the terms and provisions of this Agreement shall control. Unless the applicable LC Issuer has received notice from any Canadian Lender, the Revolver Agent or any Credit

Party, at least one day prior to the requested date of issuance of the applicable Canadian Letter of Credit, that one or more applicable conditions specified in Section 4.03 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Canadian Lenders set forth in this Section 2.07, such LC Issuer or any of such LC Issuer’s Affiliates will issue a Canadian Letter of Credit. Each request by the Company or any LC Obligor for the issuance of a Canadian Letter of Credit shall be deemed to be a representation by the Company and such LC Obligor that they shall be in compliance with the preceding sentence and with Section 4.03 after giving effect to the requested issuance of such Canadian Letter of Credit.

(c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable Canadian LC Request, each LC Issuer shall agree to issue a Canadian Letter of Credit that has automatic renewal provisions; provided, however, that any Canadian Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Canadian Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Canadian Letter of Credit is issued. Once any such Canadian Letter of Credit that has automatic renewal provisions has been issued, the Canadian Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Canadian Letter of Credit at any time to an expiry date not later than 10 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Canadian Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Revolver Agent, any Canadian Lender or any Credit Party that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(d) Reserved.

(e) Notice of Canadian LC Issuance. Each LC Issuer shall, on the date of each Canadian LC Issuance by it, give the Revolver Agent, each applicable Canadian Lender and the Company written notice of such Canadian LC Issuance which shall specify whether such Canadian Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit and be accompanied by a copy to the Revolver Agent of the Canadian Letter of Credit or Canadian Letters of Credit issued by it. Each LC Issuer shall provide to the Revolver Agent and each Canadian Lender a quarterly (or monthly if requested by any applicable Canadian Lender) summary describing each Canadian Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate Canadian LC Outstandings represented by Canadian Letters of Credit issued by such LC Issuer.

(f) Defaulting Lender. Notwithstanding the foregoing, in the event that at any time one or more Canadian Lenders is a Defaulting Lender, no LC Issuer shall be required to make any Canadian LC Issuance unless either (i) such LC Issuer has entered into arrangements reasonably satisfactory to it and the Company to eliminate such LC Issuer’s risk with respect to the Canadian LC Participations of the Defaulting Lender or Defaulting Lenders, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Canadian Commitment Percentage of the Canadian LC Outstandings (it being understood that such LC Issuer would consider the Company or such Defaulting Lender or Defaulting Lenders providing cash collateral to the Revolver Agent, for the benefit of such LC Issuer, to secure such Defaulting Lender’s or Defaulting Lenders’ Funding Percentage of the Canadian Letter of Credit, a satisfactory arrangement); or (ii) such Canadian LC Issuance, taking into account the potential failure of the Defaulting Lender or Defaulting Lenders to risk participate therein, will not cause (x) any Canadian Lender’s Canadian Sub-Facility Exposure to exceed its respective Canadian Commitment or (y) such LC Issuer to incur aggregate credit exposure hereunder with respect to Revolving Loans and Canadian LC Outstandings in excess of its Commitments, and the Company has undertaken, for the benefit of such LC Issuer, pursuant to an instrument reasonably satisfactory in form and substance to such LC Issuer, not to thereafter incur Revolving Loans or Canadian LC Outstandings hereunder that would cause such LC Issuer to incur aggregate credit exposure hereunder with respect to Revolving Loans and Canadian LC Outstandings in excess of its Commitments.

(g) Reimbursement Obligations.

(i) Canadian Borrowers Obligations Generally; Effect as Borrowing. Each Canadian Borrower hereby agrees to reimburse each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer in Canada, for any Unpaid Drawings with respect to any Canadian Letter of Credit immediately after, and in any event within 1 Business Day after the date on which, such LC Issuer notifies the Company and the applicable LC Obligor of such payment or disbursement (which notice to the Company or such Obligor shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Canadian Dollars, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer in Canada) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Canadian Revolving Loans that are Canadian Base Rate Loans (without duplication of any amounts due pursuant to Section 2.12(e), plus an additional 2% per annum if not reimbursed on the date of such payment or disbursement), any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the relevant LC Obligor has not made such reimbursement out of its available cash on hand or a contemporaneous Canadian Borrowing hereunder (if such Canadian Borrowing is otherwise available to such LC Obligor), (x) the LC Obligor will in each case be deemed to have given a Notice of Borrowing for Canadian Revolving Loans that are Canadian Base Rate Loans in an aggregate Dollar Equivalent principal amount sufficient to reimburse such Unpaid Drawing (and the Revolver Agent shall promptly give notice to the Canadian Lenders of such deemed Notice of Borrowing), (y) the Canadian Lenders shall, unless they are legally prohibited from doing so, make the Canadian Revolving Loans contemplated by such deemed Notice of Borrowing (which Canadian Revolving Loans shall be considered made under Section 2.03), and (z) the proceeds of such Canadian Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement, with any excess proceeds to be made available to the applicable Canadian Borrower in accordance with the applicable provisions of this Agreement. Any notice given by the Revolver Agent or applicable LC Issuer pursuant to this Section 2.07(g)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Revolver Agent or any Canadian Lender, including, without limitation, any of the circumstances described in Section 2.07(h)(v) and any defense based upon the failure of any drawing under a Canadian Letter of Credit to conform to the terms of the Canadian Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, it being understood and agreed that such LC Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any LC Obligor’s or the Company’s instructions or those contained in the Canadian Letters of Credit or any modifications, amendments or supplements thereto; provided, however, that no LC Obligor shall be obligated to reimburse a LC Issuer for any wrongful payment made by such LC Issuer under a Canadian Letter of Credit as a result of acts or omissions constituting bad faith, willful misconduct or gross negligence on the part of such LC Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction.

(iii) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Canadian Letter of Credit by the beneficiary thereof, the applicable LC Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Canadian Letter of Credit have been delivered and that they comply on their face with the requirements of such Canadian Letter of Credit.

(iv) Liability for Acts and Omissions. As between any Credit Party and the applicable LC Issuer, or such LC Issuer’s Affiliates, such Credit Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Canadian Letters of Credit. In furtherance and not in limitation of the foregoing, such LC Issuer shall not be responsible for any of the following, including any losses or damages to any Credit Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Canadian Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such LC Issuer or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Canadian Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Canadian Letter of Credit, or any other party to which such Canadian Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Canadian Letter of Credit or any other claim of any Credit Party against any beneficiary of such Canadian Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Canadian Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Canadian Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Canadian Letter of Credit of the proceeds of any drawing under such Canadian Letter of Credit; or (viii) any consequences arising from causes beyond the control of such LC Issuer or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such LC Issuer’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve such LC Issuer from liability for such LC Issuer’s bad faith, gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall such LC Issuer or its Affiliates be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Canadian Letter of Credit.

Without limiting the generality of the foregoing, the applicable LC Issuer and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such LC Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Canadian Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Canadian Letter of Credit; (iii) may honor a previously dishonored presentation under a Canadian Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such LC Issuer or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Canadian Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such LC Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Canadian Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Canadian Letter of Credit fail to conform in any way with such Canadian Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any LC Issuer or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such LC Issuer or its Affiliates under any resulting liability to the Company, any Canadian Borrower or any Canadian Lender.

(h) Canadian LC Participations.

(i) Immediately upon each Canadian LC Issuance, the LC Issuer of such Canadian Letter of Credit shall be deemed to have sold and transferred to each Canadian Lender, and each such Canadian Lender (each a “Canadian LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (a “Canadian LC Participation”), to the extent of such Canadian Lender’s Canadian Commitment Percentage of the Stated Amount of such Canadian Letter of Credit in effect at such time of issuance, in such Canadian Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Revolver Agent for the account of the Canadian Lenders as provided in Section 2.14 and the Canadian LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.14(e)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii) In determining whether to pay under any Canadian Letter of Credit, a LC Issuer shall not have any obligation relative to the Canadian LC Participants other than to determine that any documents required to be delivered under such Canadian Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Canadian Letter of Credit. Any action taken or omitted to be taken by a LC Issuer under or in connection with any Canadian Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

In the event that a LC Issuer makes any payment under any Canadian Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.07(g), such LC Issuer shall promptly notify the Revolver Agent, and the Revolver Agent shall promptly notify each Canadian LC Participant of such failure, and each Canadian LC Participant shall promptly and unconditionally pay to the Revolver Agent at the Canadian Payment Office for the account of such LC Issuer, the amount of such Canadian LC Participant’s Canadian Commitment Percentage of such payment in Canadian Dollars and in same day funds; provided, however, that no Canadian LC Participant shall be obligated to pay to the Revolver Agent its Canadian Commitment Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Canadian Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction or if at the time of the issuance or extension of a Canadian Letter of Credit, the applicable LC Issuer had actual written notice from a Borrower or another Canadian Lender that an Event of Default had occurred and was continuing. If the Revolver Agent so notifies any Canadian LC Participant required to fund a payment under a Canadian Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Canadian LC Participant shall make available to the Revolver Agent at the Canadian Payment Office for the account of the relevant LC Issuer such Canadian LC Participant’s Canadian Commitment Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Canadian LC Participant shall not have so made its Canadian Commitment Percentage of the amount of such payment available to the Revolver Agent for the account of the relevant LC Issuer, such

Participant agrees to pay to the Revolver Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Revolver Agent for the account of such LC Issuer at (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the date and (ii) at a rate per annum equal to the rate applicable to Loans under the Canadian Base Rate on and after the fourth day following the date on which the applicable Letter of Credit was drawn. The failure of any Canadian LC Participant to make available to the Revolver Agent for the account of the relevant LC Issuer its Canadian Commitment Percentage of any payment under any Canadian Letter of Credit shall not relieve any other Canadian LC Participant of its obligation hereunder to make available to the Revolver Agent for the account of such LC Issuer its Canadian Commitment Percentage of any payment under any Canadian Letter of Credit on the date required, as specified above, but no Canadian LC Participant shall be responsible for the failure of any other Canadian LC Participant to make available to the Revolver Agent for the account of such LC Issuer such other Canadian LC Participant’s Canadian Commitment Percentage of any such payment. The failure of the Revolver Agent or the applicable LC Issuer to give any such notice of a drawing of the applicable Canadian Letter of Credit or in sufficient time to enable any Canadian LC Participant to effect such payment on the date therefor shall not relieve any such Canadian LC Participant from its obligations under this Section 2.07(h).

(iii) Whenever a LC Issuer receives a payment of a reimbursement obligation from an LC Obligor as to which the Revolver Agent has received for the account of such LC Issuer any payments from the Canadian LC Participants pursuant to subpart (ii) above, such LC Issuer shall pay to the Revolver Agent at the Canadian Payment Office and the Revolver Agent shall promptly pay to each Canadian LC Participant that has paid its applicable Canadian Commitment Percentage thereof, in same day funds, an amount equal to such Canadian LC Participant’s applicable Canadian Commitment Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective Canadian LC Participations, as and to the extent so received.

(iv) If the Revolver Agent is required at any time to return to the Company, any LC Obligor or any other Credit Party, or to a trustee, receiver, liquidator, custodian, or any official in any proceeding related to an Insolvency Event, any portion of any payment made by the Company, any LC Obligor or any other Credit Party to the Revolver Agent for the account of the applicable LC Issuer pursuant to this Section in reimbursement of a payment made under the Canadian Letter of Credit or interest or fee thereon, each Canadian Lender shall, on demand of the Revolver Agent, forthwith return to the Revolver Agent for the account of such LC Issuer the amount of its Funding Percentage of any amounts so returned by the Revolver Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Canadian Lender to the Revolver Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(v) The obligations of the Canadian LC Participants to make payments to the Revolver Agent for the account of each LC Issuer with respect to Canadian Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances :

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or any Canadian Letter of Credit;

(B) the existence of any claim, set-off, defense or other right that (y) such Canadian Lender may have against the applicable LC Issuer or any of its Affiliates, the Company, any LC Obligor or any other Person for any reason whatsoever, or which the Company or any LC Obligor may have against such LC Issuer or any of its Affiliates, any Canadian Lender or any other Person for any reason whatsoever; or (z) any LC Obligor may have at any time against a beneficiary named in a Canadian Letter of Credit, any transferee of any Canadian Letter of Credit (or any Person for whom any such transferee may be acting), the Revolver Agent, any LC Issuer, any Canadian Lender, or other Person, whether in connection with this Agreement, any Canadian Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Canadian Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Canadian Letter of Credit;

(C) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Canadian Letter of Credit, or any draft, certificate or other document presented under the Canadian Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the transport of any property or provision of services relating to a Canadian Letter of Credit, in each case even if the applicable LC Issuer or any of its Affiliates has been notified thereof;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E) any breach of this Agreement or any other Loan Document by any party thereto, or the occurrence of any Default or Event of Default;

(F) any claim of breach of warranty that might be made by the Company, any LC Obligor or any other Credit Party or any Canadian Lender against any beneficiary of a Canadian Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Company, any LC Obligor, any other Credit Party or any Canadian Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Canadian Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the applicable LC Issuer or its Affiliates or any Canadian Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company, any LC Obligor, any other Credit Party or Subsidiaries of the Company, any LC Obligor, any other Credit Party and the beneficiary for which any Canadian Letter of Credit was procured);

(G) payment by the applicable LC Issuer or any of its Affiliates under any Canadian Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Canadian Letter of Credit;

(H) the solvency of, or any acts or omissions by, any beneficiary of any Canadian Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Canadian Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Canadian Letter of Credit;

(I) any failure by the applicable LC Issuer or any of its Affiliates to issue any Canadian Letter of Credit in the form requested by the Company or any LC Obligor, unless such LC Issuer has received written notice from the Company or such LC Obligor of such failure within three Business Days after such LC Issuer shall have furnished the Company or such LC Obligor and the Revolver Agent a copy of such Canadian Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(J) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company, any LC Obligor, any other Credit Party or Subsidiaries of the Company, any LC Obligor, any other Credit Party;

(K) the occurrence or continuance of any proceeding related to an Insolvency Event under the Bankruptcy Code or any similar other Law with respect to the Company, any LC Obligor or any other Credit Party;

(L) the fact that the Revolving Credit Termination Date shall have passed or this Agreement or the Revolving Commitments hereunder shall have been terminated; and

(M) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(vi) To the extent any LC Issuer is not indemnified by the Company or any LC Obligor, the Canadian LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Canadian Commitment Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no Canadian LC Participants shall be liable for (A) any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction, or (B) any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the failure of any other Canadian LC Participant to fund any Canadian LC Participation pursuant to this Section.

Section 2.08 Notice of Borrowing.

(a) Time of Notice. Each Borrowing of a Loan shall be made upon notice in the form provided for below which shall be provided by the applicable Borrower to the Applicable Agent at its Notice Office not later than (i) in the case of each Borrowing of a Fixed Rate Loan, 11:00 A.M. (local time at its Notice Office), or 1:00 P.M. (local time at its Notice Office) if the Applicable Agent has provided a Notice of Adjustment pursuant to Section 2.10(b) on such day, at least three Business Days prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office), or 1:00 P.M. (local time at its Notice Office) if the Applicable Agent has provided a Notice of Adjustment pursuant to Section 2.10(b) on such day, on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing.

(b) Notice of Borrowing. Each request for a Borrowing shall be made by an Authorized Officer of the Borrower requesting such Borrowing by delivering written notice of such request substantially in the form of Exhibit B-1 (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of such Borrower of a Notice of Borrowing by letter, facsimile or telex), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, (iv) whether such Loan is a Revolving Loan or a Term Loan, and (v) if applicable, the initial Interest Period applicable thereto. Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Applicable Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by such Applicable Agent in good faith to be from an Authorized Officer of the applicable Borrower entitled to give telephonic notices under this Agreement on behalf of such Borrower. In each such case, the Applicable Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by any Borrower shall not be less than the Minimum Borrowing Amount.

(d) Maximum Borrowings. More than one Borrowing may be incurred by a Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the same Borrower that consist of Fixed Rate Loans, each such Borrowing shall have a different initial Interest Period, (ii) at no time shall there be more than 12 Borrowings of Fixed Rate Loans outstanding hereunder for all of the Borrowers, and (iii) at no time shall there be more than three Borrowings of Canadian Revolving Loans outstanding hereunder.

Section 2.09 Funding Obligations; Disbursement of Funds.

(a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, Revolving Facility LC Participations and Canadian LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder and no such failure, or any other failure to perform its obligations hereunder, by any Lender shall affect the Obligations of any Borrower to any other party. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.15 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b) Funding Obligations. Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be funded as follows: (i) all Revolving Loans made, and Revolving Facility LC Participations acquired by each Revolving Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Revolving Lender’s Funding Percentage of the amount of such Revolving Borrowing or Revolving Facility Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Revolving Facility Letter of Credit is to be issued, (ii) all Term Loans made shall be made by the Term Lenders on a pro rata basis based upon the percentage obtained by dividing each such Term Lender’s Term Commitment by the aggregate of all Term Commitments at such time and (iii) all Canadian Revolving Loans made, and Canadian LC Participations acquired by each Canadian Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Canadian Lender’s Canadian Commitment Percentage of the amount of such Canadian Borrowing or Canadian LC Participation in effect on the date the applicable Canadian Borrowing is to be made.

(c) Notice to Lenders. The Applicable Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing applicable to such Lender, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, Revolving Facility LC Request or Canadian LC Request, as the case may be, relating thereto.

(d) Funding of Loans.

(i) Revolving Loans. Promptly, but in any event no later than 2:00 P.M. New York City time on the date specified in each Notice of Borrowing, each Revolving Lender will make available its Funding Amount, if any, of each Revolving Borrowing requested to be made on such date to the Revolver Agent at the Payment Office in Dollars and in immediately available funds and the Revolver Agent promptly will make available to the appropriate Borrower by depositing to its account at the Payment Office (or such other account as such Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii) Canadian Revolving Loans. Promptly, but in any event no later than 2:00 P.M. New York City time on the date specified in each Notice of Borrowing, each Canadian Lender will make available its proportionate share, if any, of each Canadian Borrowing requested to be made on such date to the Revolver Agent at the Canadian Payment Office in

Canadian Dollars and in immediately available funds and the Canadian Administrative Branch of the Revolver Agent promptly will make available to the appropriate Canadian Borrower by depositing to its account at the Canadian Payment Office (or such other account in Canada as such Canadian Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(iii) Term Loans. Promptly, but in any event no later than 1:00 P.M. New York City time on the date specified in the Notice of Borrowing delivered on or prior to the Closing Date, each Term Lender will make available its Funding Amount of the Term Borrowing requested to be made on the Closing Date to the Global Agent at the Payment Office in Dollars and in immediately available funds and the Global Agent promptly will make available to the Company by depositing to its account at the Payment Office (or such other account as the Company shall specify) the aggregate of the amounts so made available in the type of funds received.

(iv) Swing Loans.

(A) So long as the Swing Line Lender elects to make Swing Loans, promptly, but in any event no later than 2:00 P.M. New York City time on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Company by depositing to its account at the Payment Office (or such other account as the Company shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(B) In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.05(a), without the requirement for a specific request from the Company pursuant to Section 2.08(b), the Swing Line Lender may make Swing Loans to the Company in accordance with the provisions of any agreements between the Company and the Swing Line Lender relating to the Company’s deposit, sweep and other accounts with the Swing Line Lender and related arrangements and agreements regarding the management and investment of the Company’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Company’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.09(d)(iv)(B) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.05(a), (ii) be subject to any limitations as to individual amount set forth in the Cash Management Agreement, (iii) be payable by the Company, both as to principal and interest, at the times set forth in the Cash Management Agreements (but in no event later than the Revolving Facility Termination Date), (iv) not be made at any time after the Swing Line Lender has notice of the occurrence and during the continuance of a Default or Event of Default, (v) if not repaid by the Company in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation to purchase participating interests therein pursuant to Section 2.05(c) and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of Section 2.05.

(e) Advance Funding. Unless the Applicable Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to such Applicable Agent its portion of the Borrowing or Borrowings to be made on such date, such Applicable Agent may assume that such Lender has made such amount available to such Applicable Agent (or the Canadian Administrative Branch of the Revolver Agent, as the case may be) on such date of Borrowing, and the Applicable Agent (or the Canadian Administrative Branch of the Revolver Agent, as the case may be), in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Applicable Agent (or the Canadian Administrative Branch of the Revolver Agent, as the case may be) by such Lender and the Applicable Agent (or the Canadian Administrative Branch of the Revolver Agent, as the case may be) has made the same available to such Borrower, such Applicable Agent (or the Canadian Administrative Branch of the Revolver Agent, as the case may be) shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Applicable Agent’s demand therefor, such Applicable Agent shall promptly notify such Borrower, and such Borrower shall immediately pay such corresponding amount to such Applicable Agent (or the Canadian Administrative Branch of the Revolver Agent, as the case may be). The Applicable Agent (or the Canadian Administrative Branch of the Revolver Agent, as the case may be) shall also be entitled to recover from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by such Applicable Agent (or the Canadian Administrative Branch of the Revolver Agent, as the case may be) to such Borrower to the date such corresponding amount is recovered by such Applicable Agent (or the Canadian Administrative Branch of the Global Agent, as the case may be) at a rate per annum equal to (x) if paid by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation or (y) if paid by such Borrower, the then applicable rate of interest, calculated in accordance with Section 2.12, for the respective Loans at the Base Rate for payments to any Agent and at the Canadian Base Rate for payments to the Canadian Administrative Branch of the Revolver Agent (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.04).

Section 2.10 Adjustment of Loans and Certain Other Obligations.

(a) Requirement for Adjustment. If on any Adjustment Date (i) (A) the Revolving/Canadian Facility Exposure of any Canadian Lender (whether directly or by its Canadian Lending Installation) is in excess of an amount equal to such Lender’s Fixed Commitment Percentage of the Aggregate Revolving/Canadian Facility Exposure and (B) such Lender has any Revolving Facility Exposure owing to it, or (ii) (A) the Revolving/Canadian Facility Exposure of any Canadian Lender (whether directly or by its Canadian Lending Installation) is less than an amount equal to such Lender’s Fixed Percentage of the Aggregate Revolving/Canadian Facility Exposure and (B) the Non-Canadian Lenders have Revolving Facility Exposure owing to them, then, in the case of each of the foregoing, the Obligations owing to all of the Revolving Lenders shall be adjusted through a repayment and re-advancement of the Revolving Loans and a sale of Revolving Facility LC Outstandings in accordance with this Section, such that the Revolving Facility Exposure of each Lender is equal to its Fixed Commitment Percentage of the Aggregate Revolving/Canadian Facility Exposure, or as close thereto as possible without exceeding the amount of any Lender’s Revolving Commitment or the Total Revolving Commitment.

(b) Notice of Adjustment. The Revolver Agent shall provide to each Revolving Lender and the Company, on each Adjustment Date (or, if the Revolver Agent is aware of an adjustment that is going to occur as a result of a notice received by the Revolver Agent pursuant to Section 2.06(b), Section 2.08(b), Section 2.13(c) or Section 2.16(a), on the date any such notice is received by the Revolver Agent) notice by 12:00 noon (local time at its Notice Office) of any adjustment to be made pursuant to this Section and shall specify therein for each Revolving Lender the details regarding the adjustments to be made (a “Notice of Adjustment”).

(c) Manner of Adjustment. On each Adjustment Date, to the extent necessary, the Revolving Loans and Revolving Facility LC Outstandings shall be adjusted as hereinafter set forth such that the Revolving/Canadian Facility Exposure of each applicable Lender is equal to its Fixed Commitment Percentage of the Aggregate Revolving/Canadian Facility Exposure, or as close thereto as possible without exceeding the amount of any Lender’s Revolving Commitment or the Total Revolving Commitment. Any adjustment of the Revolving Loans and Revolving Facility LC Outstandings shall be made by the Revolver Agent on the applicable Adjustment Date in the following manner:

(i) the Revolving Borrowings (and all the Revolving Loans comprising such Borrowings) designated by the Revolver Agent in the Notice of Adjustment relating to such adjustment, as determined in accordance with Section 2.10(d) below, as being required to be repaid, shall be repaid in full by the Company out of the proceeds of new Revolving Borrowings to be made as set forth in this Section;

(ii) the Company shall pay on such Adjustment Date all of the accrued and unpaid interest owing on all of the Revolving Loans made to the Company that are being repaid in accordance with this Section, together with any amounts that may be due pursuant to Section 2.10(h) below;

(iii) the new Revolving Borrowings (and the Revolving Loans comprising such Revolving Borrowings) to be made pursuant to this Section shall, except as set forth below, be in the same aggregate principal amount (except in the case of an adjustment being made as a result of a request for a new Revolving Borrowing in which case the amount of the Revolving Loans shall be increased appropriately to reflect the amount of such new Revolving Borrowing), of the same Type, have the same Interest Period (or as close thereto as possible), and be in the same currency as the original Revolving Borrowings to which they relate; provided, however, that (A) the principal amount of the Revolving Loans to be made by each Lender pursuant to each such Revolving Borrowing shall be in the amount specified in the Notice of Adjustment sent by the Revolver Agent, and (B) unless the Company has properly submitted a Notice of Borrowing or Notice of Conversion or Continuation in accordance with this Agreement, all such Revolving Loans comprising such new Revolving Borrowings shall be US Base Rate Loans unless and until Converted in accordance with Section 2.13 by the Company to Fixed Rate Loans;

(iv) if specified by the Revolver Agent in the Notice of Adjustment, each Lender or the applicable Lenders shall purchase from the other Lenders or other applicable Lenders the amount of the Revolving Facility LC Outstandings of such other Lenders or other applicable Lenders as specified in such Notice of Adjustment; and

(v) the Company shall pay on such Adjustment Date all of the accrued and unpaid LC Fees with respect to any Revolving Facility LC Outstandings that are being sold pursuant to subpart (iv) above, together with any amounts that may be due pursuant to Section 2.10(h) below.

(d) Determination of Loans to be Repaid. In determining which Revolving Loans are required to be repaid pursuant to this Section, the Revolver Agent shall designate such Revolving Loans in the following order (in each case to the extent Revolving Loans of such Type are outstanding and in an amount necessary to effect the adjustments required pursuant to this Section): (i) first, US Base Rate Loans and (ii) second, Eurodollar Loans (with Interest Periods ending closest to the Adjustment Date on which such Eurodollar Loans are to be repaid having preference over Interest Periods ending later).

(e) Payment Obligations. To the extent necessary, each Revolving Lender shall pay to the Revolver Agent, for distribution to the appropriate Revolving Lenders, the amounts required to be paid by it pursuant to each Notice of Adjustment. Each such Revolving Lender shall make such amounts available to the Revolver Agent at the times and in the manner set forth in Section 2.09(d), provided that any amounts payable pursuant to Section 2.10(c)(iv) above shall be paid by the appropriate Revolving Lenders on the applicable Adjustment Date to the Revolver Agent or for the account of the Revolving Lenders to which such payment is due in immediately available funds at the Payment Office.

(f) Participations. If any Revolving Lender determines in good faith that it is legally prohibited from making any Revolving Loans when required to do so pursuant to this Section, such Lender shall purchase an undivided participating interest in the Revolving Credit Exposure of the other Lenders as appropriate in an amount equal to the amount of the Revolving Loan or Revolving Loans such prohibited Lender was required to fund. On the date that any prohibited Revolving Lender is required to purchase a participation pursuant to the preceding sentence, each such Revolving Lender shall pay to each other Revolving Lender, in immediately available funds, the amount due to each such other Revolving Lender. If any amount required to be paid by any Revolving Lender to any other Revolving Lender pursuant to the above provisions is not paid on the date such payment is due, such Revolving Lender shall pay to each other Revolving Lender on demand interest on the amount not so paid at the greater of the Federal Funds Effective Rate and a rate determined by the Revolver Agent in accordance with industry rules on interbank compensation from the due date until such amount is paid in full.

(g) Obligations Unconditional. Each Revolving Lender’s obligation to make Revolving Loans and/or to purchase Revolving Facility LC Outstandings or participations pursuant to this Section shall be subject to the conditions that (i) such Revolving Lender shall have received a Notice of Adjustment complying with the provisions hereof and (ii) in the case of an adjustment being made as a result of a request by the Company for a new Revolving Borrowing, that the Company has satisfied all of the conditions to the making of such new Revolving Facility Borrowing pursuant to the terms of this Agreement, but otherwise shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against any other Revolving Lender, any Credit Party, or any other Person, or any Credit Party may have against any Revolving Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect upon the Borrowers; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

(h) Breakage Compensation. Each Borrower shall be required to pay any breakage compensation or other prepayment costs associated with the adjustment of any of the Obligations pursuant to this Section, in each case in accordance with Article III. The Revolver Agent shall use its best efforts to effect any adjustment of the Obligations pursuant to this Section in a manner that minimizes any such breakage compensation or prepayment costs, but shall not be liable to the Borrowers for failing to do so.

Section 2.11 Evidence of Obligations.

(a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Agents; Lender Registers.

(i) The Revolver Agent shall maintain accounts in which it shall record (v) the amount of each Revolving Loan and Revolving Borrowing made hereunder, the Type thereof, the currency in which such Revolving Loan is denominated, the Interest Period and applicable interest rate, (w) the amount and other details with respect to each Letter of Credit issued hereunder, (x) the amount of any principal due and payable or to become due and payable from the Borrowers to each Revolving Lender hereunder, (y) the amount of any sum received by the Revolver Agent hereunder for the account of the Revolving Lenders and each Revolving Lender’s share thereof, and (z) the other details relating to the Revolving Loans and Letters of Credit to be made or issued hereunder. In addition, the Revolver Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register (the “Revolving Lender Register”) on or in which it will record the names and addresses of the Revolving Lenders, the Revolving Commitments, and the principal amounts of (and stated interest on) the Revolving Loans owing to each Revolving Lender from time to time. The Revolver Agent will make the Revolving Lender Register available to any Revolving Lender or the Company upon its request.

(ii) The Global Agent shall maintain accounts in which it shall record (w) the amount of each Term Loan and Term Borrowing made hereunder, the Type thereof, the currency in which such Term Loan is denominated, the Interest Period and applicable interest rate, (x) the amount of any principal due and payable or to become due and payable from the Borrowers to each Term Lender hereunder, (y) the amount of any sum received by the Global Agent hereunder for the account of the Term Lenders and each Term Lender’s share thereof, and (z) the other details relating to the Term Loans made hereunder. In addition, the Global Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register (the “Term Lender Register”) on or in which it will record the names and addresses of the Term Lenders, the Term Loan Commitments, and the principal amounts of (and stated interest on) the Term Loans owing to each Term Lender from time to time. The Global Agent will make the Term Lender Register available to any Term Lender (with respect to its position only) or the Company for inspection upon its request.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.11(a) and (b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, provided, that the failure of any Lender or any Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d) Notes. Upon request of any Lender or the Swing Line Lender, (i) the Company will execute and deliver to such Revolving Lender a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Company’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Revolving Lender, (ii) the Company will execute and deliver to such Term Lender a Term Facility Note with blanks appropriately completed in conformity herewith to evidence the Company’s obligation to pay the principal of, and interest on, the Term Loans made to it by such Term Lender, (iii) if applicable, the Canadian Borrowers will execute and deliver to each Canadian Lender a CDOR Note and a Canadian Base Rate Note with blanks appropriately completed in conformity herewith to evidence their obligation to pay the principal of, and interest on, the Canadian Revolving Loans made to them by such Lender, and (iv) the Company will execute and deliver to the Swing Line Lender a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Company’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from any Borrower’s obligation to repay the Loans and other amounts owing by such Borrower to such Lender or the Swing Line Lender.

Section 2.12 Interest; Default Rate.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a US Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(b) Interest on Canadian Revolving Loans.

(i) Each Canadian Base Rate Loan made by each Canadian Lender shall bear interest on the outstanding principal amount thereof at a fluctuating rate per annum that shall at all times be equal to the Canadian Base Rate plus the Applicable Margin in effect from time to time.

(ii) Each CDOR Loan made by each Canadian Lender shall bear interest on the outstanding principal amount thereof at a rate per annum that shall at all times be equal to the CDOR Rate for the applicable Interest Period, plus the applicable Margin in effect from time to time.

(c) Interest on Term Loans. The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a US Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(d) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Quoted Rate applicable thereto.

(e) Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, then automatically in the case of an Event of Default under Section 8.01(h) and otherwise upon written notice by the Global Agent (which notice the Global Agent shall give at the direction of the Required Lenders), (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate, and (ii) the fees applicable to any Revolving Facility LC Outstandings and Canadian LC Outstandings shall be increased by an additional 2% per annum in excess of the fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by any Borrower under the Loan Documents is not paid when due, upon written notice by the Global Agent (which notice the Global Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time pursuant to Section 2.12(a)(i) above.

(f) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the applicable Borrower: (i) in respect of each US Base Rate Loan, quarterly in arrears on the last Business Day of each June, September, December and March, (ii) in respect of each Canadian Base Rate Loan, monthly in arrears on the last Business Day of each month, (iii) in respect of each Fixed Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, (iv) in respect of any Swing Loan, quarterly in arrears on the last Business Day of each June, September, December and March, and (v) in respect of all Loans, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), on each Adjustment Date if required pursuant to Section 2.10, at maturity (whether by acceleration or otherwise), and, after such maturity, on demand.

(g) Computations of Interest and Discounts. All computations of interest on Eurodollar Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days, all computations of interest on CDOR Loans hereunder shall be made on the actual number of days elapsed over a year of 365 days and all computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable. For purposes of this Agreement, whenever interest to be paid on a Canadian Revolving Loan is to be calculated on the basis of a period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by such lesser period of time.

(h) Information as to Interest Rates. The Applicable Agent upon determining the interest rate for any Borrowing shall promptly notify the applicable Borrowers and the Lenders thereof.

Section 2.13 Conversion and Continuation of Loans.

(a) Conversion and Continuation of Revolving Loans and Term Loans. The Company shall have the right, subject to the terms and conditions of this Agreement (including Section 4.03), to (i) Convert all or a portion of the outstanding principal amount of Revolving Loans or Term Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loan that can be made to it pursuant to Section 2.02 and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into US Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.

(b) Conversion and Continuation of Canadian Revolving Loans. The Canadian Borrowers shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Canadian Revolving Loans of one Type made to them into a Borrowing or Borrowings of another Type of Loan that can be made to them pursuant to the Canadian Sub-Facility and (ii) Continue a Borrowing of CDOR Loans at the end of the applicable Interest Period as a new Borrowing of CDOR Loans with a new Interest Period, provided, however, that any Conversion of CDOR Loans into Canadian Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such CDOR Loans.

(c) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the applicable Borrower to the Applicable Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Fixed Rate Loan, prior to 11:00 A.M. (local time at its Notice Office), or 1:00 P.M. (local time at its Notice Office) in the case of the Revolving Facility or Canadian Sub-Facility if the Revolver Agent has provided a Notice of Adjustment pursuant to

Section 2.10(b) on such day, at least three Business Days prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office), or 1:00 P.M. (local time at its Notice Office) in the case of the Revolving Facility or Canadian Sub-Facility if the Revolver Agent has provided a Notice of Adjustment pursuant to Section 2.10(b) on such day, on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the applicable Borrower delivering written notice of such request substantially in the form of Exhibit B-2 (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of such Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of each Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Applicable Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Applicable Agent in good faith to be from an Authorized Officer of such Borrower entitled to give telephonic notices under this Agreement on behalf of such Borrower. In each such case, the Applicable Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.14 Fees.

(a) Commitment Fees.

(i) The Company agrees to pay to the Revolver Agent, for the ratable benefit of each Lender that is a Revolving Lender as consideration for its Revolving Commitment, nonrefundable commitment fees (the “Commitment Fees”) accruing from the date hereof until the Revolving Facility Termination Date based upon such Lender’s Fixed Commitment Percentage of the Total Revolving Commitment in effect on each day, computed for each day at a rate per annum equal to 50.00 basis points (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) times (B) the average daily Unutilized Revolving Commitment (for purposes of this computation, Swing Loans shall be deemed not to be borrowed amounts under the Revolving Credit Commitment); provided, however, that any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Company prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(ii) Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each June, September, December and March and on the Revolving Facility Termination Date.

(b) Upfront Fees. The Company agrees (i) to pay to each Term Lender on the Closing Date an upfront fee equal to 0.50% of the aggregate amount of Term Commitments of such Term Lender and (ii) to pay to each Revolving Lender on the Closing Date an upfront fee equal to an amount separately agreed by the Global Agent and the Company and separately notified by the Global Agent to such Revolving Lender.

(c) LC Fees for Revolving Facility Letters of Credit.

(i) The Company agrees to pay a fee in respect of each Revolving Facility Letter of Credit issued hereunder for the period from the date of issuance of such Revolving Facility Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Revolving Facility Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each June, September, December and March and on each Adjustment Date as set forth in Section 2.10 and on the Revolving Facility Termination Date. Such fees shall be payable to the Revolver Agent, for the ratable benefit of the Revolving Lenders.

(ii) [Reserved].

(iii) Fees under this Section 2.14(c) accrued with respect to a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such fees shall otherwise have been due and payable by the Company prior to such time; and provided further that no such fees shall accrue with respect to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) LC Fees for Canadian Facility Letters of Credit.

(i) The Canadian Borrowers agree to pay a fee in respect of each Canadian Letter of Credit issued hereunder for the period from the date of issuance of such Canadian Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance (or any increase in the amount, or renewal or extension) thereof times (B) the Stated Amount of such Canadian Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each June, September, December and March and on each Adjustment Date as set forth in Section 2.10 and on the Revolving Facility Termination Date. Such fees shall be payable to the Canadian Administrative Branch of the Revolver Agent, for the ratable benefit of the Canadian Lenders.

(ii) [Reserved].

(iii) Fees under this Section 2.14(d) accrued with respect to a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such fees shall otherwise have been due and payable by the Company prior to such time; and provided further that no such fees shall accrue with respect to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(e) Fronting Fees.

(i) The Company agrees to pay directly to each LC Issuer, for its own account, a fronting fee equal to 0.125% per annum (computed on the basis of a year of 360 days and actual days elapsed) which fees shall be computed on the daily average Revolving Facility LC Outstandings and shall be payable quarterly in arrears on the last Business Day of each June, September, December and March following issuance of each Revolving Facility Letter of Credit and on each Adjustment Date as set forth in Section 2.10 and on the Revolving Facility Termination Date.

(ii) The Canadian Borrowers agree to pay directly to each LC Issuer, for its own account, a fronting fee equal to 0.125% per annum (computed on the basis of a year of 360 days and actual days elapsed) which fees shall be computed on the daily average Canadian LC Outstandings and shall be payable quarterly in arrears on the last Business Day of each June, September, December and March following issuance of each Canadian Letter of Credit and on each Adjustment Date as set forth in Section 2.10 and on the Canadian Facility Termination Date.

(f) Additional Charges of LC Issuer. The Company and each other Borrower and LC Obligor, as applicable, agree to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing, amendment, extension, renewal or transfer be the processing charge, fees and administrative expenses payable with respect to the Letters of Credit that such LC Issuer is customarily charging for issuances of, drawings under or maintenance, negotiation, administration, amendments, extensions, renewals or transfers of, letters of credit issued by it.

(g) Agent Fees. The Company shall pay (x) to the Global Agent, on the Closing Date and thereafter, for its own account, the fees payable to the Global Agent set forth in the Fee Letter and (y) to the Revolver Agent, on the Closing Date and thereafter, for its own account, the fees payable to the Revolver Agent set forth in the Fee Letter.

(h) Computations of Fees. Except for the computation of Commitment Fees which shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable, all computations of LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.15 Termination and Reduction of Commitments.

(a) Mandatory Termination of Commitments. All Term Commitments (other than any Incremental Term Commitments, which shall terminate as provided in the related Incremental Joinder) shall terminate on the Closing Date (after giving effect to any Borrowing occurring on such date) and, unless previously terminated pursuant to Article VIII, all of the Revolving Commitments and Canadian Commitments shall terminate on the Revolving Facility Termination Date.

(b) Voluntary Termination of the Revolving Commitments and Canadian Commitments. Upon at least three (3) Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Revolver Agent at its Notice Office (which notice the Revolver Agent shall promptly transmit to each of the Lenders and the Global Agent), the Company shall have the right to terminate in whole the Revolving Commitments and Canadian Commitments, provided that (i) all outstanding Revolving Loans, Canadian Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.16, (ii) either there are no outstanding Letters of Credit or the Company shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions reasonably acceptable to each LC Issuer and the Required Lenders), and (iii) notwithstanding the foregoing, such a notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company by written notice to the Revolver Agent at the Notice Office (which notice the Revolver Agent shall promptly transmit to each of the Lenders and the Global Agent) on or prior to the specified effective date stating that such condition has not been satisfied, subject, however, to the Company’s payment of any breakage compensation or other costs associated with such revoked notice pursuant to this Section, in each case in accordance with Article III.

(c) Partial Reduction of the Revolving Commitments and Canadian Commitments. Upon at least five Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Revolver Agent at its Notice Office (which notice the Revolver Agent shall promptly transmit to each of the Lenders and the Global Agent), the Company shall have the right to partially and permanently reduce the Unutilized Total Commitment; provided, however, that (A) any such reduction shall apply to proportionately (based on each Revolving Lender’s Fixed Commitment Percentage) and permanently reduce the Revolving Commitment of each Lender and the Canadian Commitment of each Canadian Lender, (B) such reduction of the Revolving Commitment shall apply to proportionately and permanently reduce the Revolving Facility LC Commitment Amount and the Maximum Canadian Sub-Facility Exposure Amount, but only to the extent that the Unutilized Total Revolving Commitment would be reduced below any such limits, (C) no such reduction shall be permitted if any Borrower would be required to make a mandatory prepayment of Loans or cash collateralize Letters of Credit pursuant to Section 2.16, unless such reduction is made contemporaneously with a prepayment or cash collateralization required pursuant to Section 2.16, and (D) any partial reduction shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000).

Section 2.16 Payments and Prepayments of Loans.

(a) Voluntary Prepayments. Each Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty (except as specified in subparts (e) and (g) below), from time to time. The Borrower making such prepayment shall give the Applicable Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Applicable Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Fixed Rate Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Applicable Agent by (x) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Fixed Rate Loans, or (y) 11:00 A.M. (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Applicable Agent to the other Agent and each of the affected Lenders; provided, however, that (i) in the case of prepayment of any Borrowings, each partial prepayment of any such Borrowing shall be in an aggregate principal of at least $2,500,000 (or, if less, the full amount of such Borrowing) or the Dollar Equivalent thereof, or an integral multiple of $500,000 or the Dollar Equivalent thereof in excess thereof; (ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Term Loans shall be applied first to the next eight scheduled principal payment installments set forth in Section 2.16(c)(i)(B) in direct order of maturity and thereafter ratably to the scheduled principal payment installments set forth in Section 2.16(c)(i)(B) on a pro rata basis; and (iv) each prepayment in respect of any Loans (other than Term Loans) shall, unless otherwise specified by the applicable Borrower, be applied to repay the Loans in accordance with Section 2.17(b).

(b) Replacement of a Lender. In the event any Lender or LC Issuer (i) gives notice under Section 3.01, (ii) requests compensation under Section 3.02, or requires any Borrower to pay any additional amount to any Lender, LC Issuer or any Governmental Authority for the account of any Lender or LC Issuer pursuant to Section 3.03, (iii) is a Defaulting Lender or (iv) is a Non-Consenting Lender referred to in Section 11.11, then in any such event the Borrowers may, at their sole expense, upon notice to such Lender or LC Issuer and the Agents, require such Lender or LC Issuer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.05), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations, provided that:

(A) the Borrowers shall have paid to the Applicable Agent the assignment fee specified in Section 11.05;

(B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, Revolving Facility LC Participations, Canadian LC Participations and Swing Loan Participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04 as though the assignment were a prepayment and Section 2.16(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 3.02(a) or payments required to be made pursuant to Section 3.03, such assignment will result in a reduction in such compensation or payments thereafter;

(D) in the case of any such assignment resulting from the circumstances described in Section 2.16(b)(iv), the applicable Eligible Assignee shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender; and

(E) such assignment does not conflict with applicable Law.

Solely with respect to circumstances described in Section 2.16(b)(i) through 2.16(b)(iii), a Lender or LC Issuer shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender, LC Issuer or otherwise, such circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Nothing in this Section 2.16 or in any other provision of this Agreement shall be deemed to prejudice any rights that the Borrowers may have against any Defaulting Lender.

(c) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment, and the Revolving LC Outstandings and Canadian LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i) Repayment of Loans.

(A) Maturity. The entire principal amount of all outstanding Revolving Loans and Canadian Loans owing by each Borrower shall be repaid in full on the Revolving Facility Termination Date.

(B) Term Loan Amortization. The Company promises to repay the Term Loans in their entirety on the Term Loan Maturity Date and at the dates and in the amounts set forth below (as adjusted from time to time pursuant to Section 2.16(a)):

Date	Amount
February 28, 2014	$10,000,000
May 31, 2014	$5,000,000
August 31, 2014	$5,000,000
November 30, 2014	$5,000,000
February 28, 2015	$5,000,000
May 31, 2015	$5,000,000
August 31, 2015	$5,000,000
November 30, 2015	$5,000,000
February 29, 2016	$5,000,000
May 31, 2016	$5,000,000
August 31, 2016	$5,000,000
November 30, 2016	$5,000,000
February 28, 2017	$5,000,000
May 31, 2017	$5,000,000
August 31, 2017	$5,000,000
November 30, 2017	$5,000,000
February 28, 2018	$5,000,000
May 31, 2018	$5,000,000
August 31, 2018	$5,000,000
November 30, 2018	$5,000,000
February 28, 2019	$5,000,000
May 31, 2019	$5,000,000
Term Loan Maturity Date	$235,000,000

The final scheduled installment of the Term Loans shall in any event be in an amount equal to the entire remaining principal balance of the Term Loans. Scheduled installments for an Incremental Term Loan shall be as specified in the applicable Incremental Joinder.

(ii) Adjustment Dates. The Borrowers shall repay the principal amount of the Revolving Loans required to be paid by each of them on any Adjustment Date in accordance with Section 2.10.

(iii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure exceeds the Total Revolving Commitment, (C) the Canadian Sub-Facility Exposure exceeds the Maximum Canadian Sub-Facility Exposure Amount, (D) the Canadian Sub-Facility Exposure of any Canadian Lender exceeds such Canadian Lender’s Canadian Commitment by five percent (5%) or more under any calculation pursuant to Section 1.05, (E) the Aggregate Canadian Sub-Facility Exposure exceeds the Total Canadian Commitment by five percent (5%) or more under any calculation pursuant to Section 1.05, or (F) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the applicable Borrower or the Company shall prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Loans to the requirements as to the amounts of partial prepayments of Loans that are contained in subpart (a) above.

(iv) Revolving Facility LC Outstandings Exceed Commitment. If on any date (A) the Revolving Facility LC Outstandings exceed the Revolving Facility LC Commitment Amount, or (B) the Canadian LC Outstandings exceed the Canadian LC Commitment Amount, in each case as then in effect by five percent (5%) or more under any calculation pursuant to Section 1.05, then the applicable LC Obligor or the Company shall pay to the Revolver Agent or the Canadian Administrative Branch of the Revolver Agent, as appropriate, an amount in cash equal to such excess and the Revolver Agent shall hold such payment as security for the reimbursement obligations of the applicable LC Obligors hereunder in respect of Revolving Facility Letters of Credit or Canadian Letters of Credit, as the case may be, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Revolver Agent, each LC Issuer and the Company (which shall permit certain investments in Cash Equivalents satisfactory to the Revolver Agent, each LC Issuer and the Company until the proceeds are applied to the secured obligations).

(v) Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by Holdings or any of its Subsidiaries of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other reasonable and customary fees and costs associated therewith) from any sale or issuance of any Indebtedness

(other than any Indebtedness incurred pursuant to any of Section 7.04(a) through (m) and (o)) after the Closing Date, the Company or the applicable Borrower will make a prepayment of the Loans in an amount equal to 100% of such net proceeds in excess of such amount in accordance with Section 2.16(d) below.

(vi) Certain Proceeds of Asset Sales. If during any fiscal year of the Company, Holdings or any of its Subsidiaries receives cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales described in Section 7.02(f) aggregating $5,000,000 or more for such fiscal year or Section 7.02(h), not later than the Business Day following the date of receipt of Net Cash Proceeds in excess of such amount, the Company or the applicable Borrower will make a prepayment of the Loans in an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount (or equal to such amount in the case of Section 7.02(h)) in accordance with Section 2.16(d) below; provided, that (A) if no Default or Event of Default shall have occurred and be continuing, and (B) the Company notifies the Agents of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds in assets used or useful in the business (including interests in real property) of Holdings or any of its Subsidiaries during such 360 day period, then no such prepayment shall be required to the extent of the amount of such Net Cash Proceeds as to which the Company so indicates such reinvestment will take place. If at the end of any such 360 day period any portion of such Net Cash Proceeds in excess of $2,500,000 has not been so reinvested, the Company or the applicable Borrower will immediately make a prepayment of the Loans, as provided above. Notwithstanding the foregoing, if, with respect to any Asset Sales pursuant to Section 7.02(h), the Leverage Ratio of the Company and its Subsidiaries as of the end of the most recent four quarter period ending prior to such Asset Sale for which financial statements are available, calculated on a pro forma basis after giving effect to such Asset Sale and the proposed application of the proceeds thereof, does not exceed the lesser of (x) 2.50 to 1.00 and (y) the actual Leverage Ratio as of the end of such most recent four quarter period, the Company or the applicable Borrower shall not be required to repay up to an amount equal to 75% of such Net Cash Proceeds if the remaining amount of such Net Cash Proceeds are applied to the prepayment of the Credit Facilities in accordance with Section 2.16(d), without reinvestment.

(vii) Certain Proceeds of an Event of Loss. If during any fiscal year of the Company, Holdings or any of its Subsidiaries receives cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss aggregating $5,000,000 or more for such fiscal year, not later than the Business Day following the date of receipt of Net Cash Proceeds in excess of such amount, the Company or the applicable Borrower will make a prepayment of the Loans in an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 2.16(d) below. Notwithstanding the foregoing, in the event any property suffers an Event of Loss and (A) no Default or Event of Default has occurred and is continuing, and (B) the Company notifies the Agents and the Lenders in writing that it intends to rebuild or restore the affected property, that such rebuilding or restoration can be accomplished within 360 days out of such Net Cash Proceeds and other funds available to the Company, then no such prepayment of the Loans shall be required. Any amounts in excess of $2,500,000 not so applied to the costs of rebuilding or restoration or as provided in Section 8.03 shall be applied to the prepayment of the Loans as provided above.

(d) Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Sections 2.16(c)(v), (vi), or (vii) above shall be applied, except as may otherwise be set forth in any Incremental Joinder with respect to any Incremental Term Loan, first, ratably to the scheduled principal payment installments set forth in Section 2.16(c)(i)(B) on a pro rata basis, second, after payment in full of the Term Facility, to repay the outstanding principal balance of the Swing Loans, and third, to repay the outstanding principal balance of the Revolving Loans (with an accompanying permanent Dollar for Dollar reduction of Revolving Commitments).

(e) Call Premium. In the event that all or any portion of the Term Loans are (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Term Facility the result of which would be the lowering of the weighted average yield of the Term Facility or the incurrence of any debt financing having a weighted average yield that is less than weighted average yield of the Term Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 2.16(b) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

(f) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans required by this Section, the Borrower making such repayment or prepayment shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) such Borrower shall first so designate all Loans that are Base Rate Loans and Fixed Rate Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Fixed Rate Loans for repayment or prepayment, (ii) if the outstanding principal amount of Fixed Rate Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans or CDOR Loans, be Converted into Base Rate Loans, and (iii) each repayment and prepayment of any Loans made pursuant to a Borrowing shall be applied in accordance with Section 2.17(b). In the absence of a designation by a Borrower as described in the preceding sentence, the Global Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(g) Breakage and Other Compensation. Any prepayment made pursuant to this Section shall be accompanied by any amounts payable in respect thereof under Article III. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under Section 2.16 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the

Company, the balance of such required prepayment shall be either (A) deposited in a collateral account held at the Collateral Agent and applied to the prepayment of Fixed Rate Loans on the last day of the then next-expiring Interest Period for Fixed Rate Loans in accordance with the relevant provisions of this Section 2.16, provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Collateral Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit in such collateral account to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Article III.

(h) Notwithstanding any other provisions of this Section 2.16 to the contrary, (i) to the extent that any Net Cash Proceeds of any Asset Sale or Event of Loss by a Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.16 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Cash Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment as set forth in clause (d) above and (ii) to the extent that the Company has determined in good faith that repatriation of any or all of such Net Cash Proceeds would have a material adverse tax cost consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to this Section 2.16, (x) the Company applies an amount equal to such Net Cash Proceeds to such prepayments as if such Net Cash Proceeds had been received by the Company rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds is applied to the permanent repayment of Indebtedness of a Foreign Subsidiary.

Section 2.17 Method and Place of Payment.

(a) Generally. All payments made by any Borrower hereunder, under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

(b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Loans (other than Swing Loans) and Unpaid Drawings with respect to Letters of Credit shall be applied by the Applicable Agent for the ratable benefit of the Lenders entitled thereto (based on each such Lender’s Payment Sharing Percentage at the time of such payment) to pay or prepay such Loans or Unpaid Drawings, (ii) all payments or prepayments of Swing Loans and payments of interest thereon shall be applied to pay or prepay such Swing Loans and unpaid interest thereon, (iii) all payments of Fees shall be applied as set forth in Section 2.14, and (iv) with respect to any other amounts, such amounts shall be distributed by the Applicable Agent for the ratable account of the Lenders entitled thereto in accordance with the terms of this Agreement.

(c) Payment of Obligations. Except as set forth in subpart (d) and subpart (f) below and the next sentence, all payments under this Agreement with respect to any of the Obligations (other than Canadian Obligations) shall be made to the Applicable Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in Dollars. With respect to any Revolving Facility Letter of Credit issued in a Designated Foreign Currency, all Unpaid Drawings with respect to each such Revolving Facility Letter of Credit shall be made in the same Designated Foreign Currency in which each such Revolving Facility Letter of Credit was issued, unless the applicable LC Issuer agrees otherwise. Without prejudice to the survival of any other agreement of the hereunder, the Borrowers’ obligations under this Section 2.17(c) shall survive termination of this Agreement.

(d) Canadian Obligations. All payments under this Agreement with respect to the Canadian Obligations shall be made to the Canadian Administrative Branch of the Revolver Agent not later than 11:00 A.M. (local time at the Canadian Payment Office) on the date when due and shall be made at the Canadian Payment Office in immediately available funds and in Canadian Dollars.

(e) Timing of Payments. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office or the Canadian Payment Office, as the case may be) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(f) Distribution to Lenders. Upon the Applicable Agent’s receipt of payments hereunder, the Applicable Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share (as determined in accordance with subpart (b) above), if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Applicable Agent in Dollars shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in Dollars in immediately available funds. Payments received by the Applicable Agent in any Designated Foreign Currency shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in such Designated Foreign Currency in same day funds; provided, however, that if at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied (i) first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.18 Authority of Company; Liability of Canadian Borrowers.

(a) Authority of the Company. Each Canadian Borrower hereby irrevocably designates and appoints the Company as its agent under this Agreement and the other Loan Documents and hereby irrevocably authorizes the Company to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers (including, but not limited to, requesting a Loan or Letter of Credit for such Canadian Borrowers hereunder) and perform such duties as such Canadian Borrower could exercise on its own (which the Company may, but shall not be obligated to, do), together with such other powers as are reasonably incidental thereto, with all such actions by the Company that purport to be on behalf of any Canadian Borrower being sufficient, without any further action or authorization by such Canadian Borrower, to bind such Canadian Borrower. The Agents, the Lenders and each LC Issuer shall be entitled to rely upon all statements, certificates, notices, consents, affidavits, letters, cablegrams, telegrams, facsimile transmissions, electronic transmissions, e-mails, telex or teletype messages, orders or other documents or conversations furnished or made by the Company pursuant to any of the provisions of this Agreement or any of the other Loan Documents, or otherwise in connection with the transactions contemplated by the Loan Documents, as being made or furnished on behalf of, and with the effect of irrevocably binding, each Canadian Borrower, without any duty to ascertain or to inquire as to the authority of the Company in so doing. Notwithstanding the foregoing, the Agents, the Lenders and each LC Issuer may also rely on or act in accordance with directions or instructions coming directly from any such Canadian Borrower.

(b) Canadian Borrowers. To the extent permitted by law, each Canadian Borrower is and shall at all times be fully liable, jointly and severally, for all of the Canadian Revolving Loans made hereunder and for all of the other Canadian Obligations. Each Canadian Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Canadian Revolving Loan made hereunder and each Canadian Letter of Credit issued hereunder. Each request by any of the Canadian Borrowers for a Borrowing, Continuation or Conversion of any Canadian Revolving Loan or for any Canadian LC Request shall be deemed to be a joint and several request by all of the Canadian Borrowers. Each Canadian Borrower hereby authorizes any other Canadian Borrower to request a Borrowing, Continuation or Conversion of a Canadian Revolving Loan or a Canadian LC Request hereunder.

Section 2.19 Eligibility and Addition/Release of Canadian Borrowers.

(a) No Canadian Borrowers as of the Closing Date. The parties hereto acknowledge that there are no Canadian Borrowers as of the Closing Date and, as such, no Canadian Subsidiary of the Company shall be permitted to request or receive the proceeds of any Borrowing nor shall any Letter of Credit be issued for its account.

(b) Eligibility of Canadian Subsidiaries. At the request of the Company, a Canadian Subsidiary of the Company may become a Canadian Borrower hereunder, provided that (i) prior to becoming a Canadian Borrower, the Company has provided to the Agents a written request signed by the Company and such Canadian Subsidiary, that such Canadian Subsidiary be designated as a Canadian Borrower pursuant to the terms of this Agreement; (ii) such Canadian Subsidiary shall be a wholly-owned Subsidiary of the Company; (iii) the

Company and such Canadian Subsidiary shall have satisfied the conditions precedent set forth in Section 4.02; (iv) the addition of such Canadian Subsidiary as a Canadian Borrower hereunder shall not result in withholding tax liability or other adverse tax consequences or adverse legal impact to any Agent, any LC Issuer or any Lender hereunder; and (v) at the time of the request by the Company that such Canadian Subsidiary be added as a Canadian Borrower and after giving effect to the addition of such Canadian Subsidiary as a Canadian Borrower, no Default or Event of Default shall exist or begin to exist.

(c) Notification to Lenders. Upon satisfaction by the Company and any Canadian Subsidiary of the requirements set forth in subpart (b) above, and each Agent’s satisfaction that the addition of such Canadian Subsidiary as a Canadian Borrower hereunder is appropriately documented pursuant to this Agreement and the other Loan Documents, the Agents shall promptly notify the Company, such Canadian Subsidiary and the Lenders thereof, whereupon such Canadian Subsidiary shall be designated a “Canadian Borrower” pursuant to the terms and conditions of this Agreement, and such Canadian Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Canadian Borrowers as if such Canadian Borrower had been the original party making such representations, warranties and covenants.

(d) Release of Canadian Borrowers. Upon written request of the Company and any Canadian Borrower, such Canadian Borrower may be released as a Canadian Borrower hereunder, so long as such Canadian Borrower does not have any Credit Facility Exposure owing to any Lender at such time and has paid all accrued and unpaid interest and fees and other amounts due by or from such Canadian Borrower hereunder, if any, owing by it. No such release shall be effective until confirmed by the Agents to the Company, such Canadian Borrower and the Lenders in writing (which the Collateral Agent agrees to promptly do upon satisfaction of the conditions set forth in this subpart). The Lenders hereby authorize the Agents and the Collateral Agent to release such Canadian Borrower in accordance with the terms and conditions of this subpart and agree that the Agents and the Collateral Agent may execute and deliver such documents or agreements as the Agents and/or the Collateral Agent shall deem necessary or appropriate in connection therewith. No release of a Canadian Borrower shall affect the Company’s obligations under Article X of this Agreement or any other Credit Party’s obligations under the Guaranty.

Section 2.20 Incremental Facilities.

(a) Additional Revolving Commitments. The Company may, by written notice to the Revolver Agent (whereupon the Revolver Agent shall promptly deliver a copy of such notice to the other Agent and the Lenders) from time to time but on no more than five (5) occasions, request additional Revolving Commitments in an amount not to exceed the Maximum Incremental Amount from one or more Persons, each of which must be (i) an existing Revolving Lender, (ii) any Affiliate or Approved Fund of any existing Revolving Lender or (iii) any other banks, financial institutions and other institutional lenders reasonably acceptable (which acceptance shall not unreasonably withheld or delayed) to the Revolver Agent and each LC Issuer. Such notice shall set forth (x) the amount of the additional Revolving Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Maximum Incremental Amount) and

(y) the date on which such additional Revolving Commitments are requested to become effective (which shall not be less than ten (10) Business Days (or such shorter period as agreed to by the Revolver Agent) nor more than sixty (60) days after the date of such notice). The Company and each Person providing an additional Revolving Commitment shall execute and deliver to the Revolver Agent an incremental joinder in substantially the form of Exhibit A-6 (each, an “Incremental Joinder”) and such other documentation as the Revolver Agent shall reasonably specify to evidence the additional Revolving Commitment of each such Person. The terms and provisions of any additional Revolving Commitments and Revolving Loans made under such additional Revolving Commitments shall be identical to those of the existing Revolving Commitments and Revolving Loans, respectively.

(b) Incremental Term Commitments. The Company may, by written notice to the Global Agent from time to time, request Incremental Term Commitments in an amount not to exceed the Maximum Incremental Amount from one or more Incremental Term Lenders, each of which must be (i) an existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other banks, financial institutions and other institutional lenders reasonably acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Global Agent. Such notice shall set forth (x) the amount of the Incremental Term Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $25,000,000 or such lesser amount equal to the remaining Maximum Incremental Amount) and (y) the date on which such Incremental Term Commitments are requested to become effective (which shall not be less than ten (10) Business Days (or such shorter period as agreed to by the Revolver Agent) nor more than sixty (60) days after the date of such notice). The Company and each Incremental Term Lender shall execute and deliver to the Global Agent an Incremental Joinder and such other customary documentation as the Global Agent shall reasonably specify to evidence such Incremental Term Commitment of each Incremental Term Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans and the documentation with respect thereto shall be as determined between the Company and the relevant Incremental Term Lenders, in each case, except as otherwise set forth herein or in the applicable Incremental Joinder provided that to the extent such terms and documentation are not consistent with the Term Facility and not of the type described in the next sentence, such terms and documentation shall be reasonably satisfactory to the Global Agent. Unless otherwise consented to by the Required Lenders, (i) the final maturity date of any Incremental Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the weighted average life to maturity of the Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans (and any then existing Incremental Term Loans), (iii) if the interest margin for any Incremental Term Loan is greater than the Applicable Margin for any Term Loans by more than 50 basis points, then the Applicable Margin for such Term Loans shall be increased to the extent necessary so that the interest margin for the Incremental Term Loans is not more than 50 basis points higher than the Applicable Margin for the Term Loans; provided, further, that in determining the interest margin applicable to the Term Loans and the Applicable Margin for the Incremental Term Loans, (x) original issue discount or upfront fees (which shall be deemed to constitute like amounts of original issue discount) payable by the Company for the account of the Term Lenders or the Incremental Term Lenders in the primary syndication thereof shall be included (with original issue discount being equated to interest based on an assumed four-year average life to maturity), (y) customary arrangement or commitment fees payable to the arrangers (or their affiliates) in connection with the Term Loans or to one or more arrangers

(or their affiliates) of the Incremental Term Loans shall be excluded, and (z) if the Adjusted Eurodollar Rate floor or Base Rate floor for the Incremental Term Loans is greater than the Adjusted Eurodollar Rate floor or the Base Rate floor, respectively, for the existing Term Loans, the difference between such floor for the Incremental Term Loans and the existing Term Loans shall be equated to an increase in the Applicable Margin for purposes of this clause (iii), and (iv) any Incremental Term Loans shall rank pari passu in right of payment and pari passu with respect to security with the other Credit Facilities.

(c) Conditions to Effectiveness. Notwithstanding the foregoing, no Incremental Term Commitment or additional Revolving Commitment shall become effective under this Section 2.20 unless (i) no Default or Event of Default shall exist or would exist immediately after giving effect thereto, (ii) the representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects both before and after giving effect thereto (except to the extent such representations and warranties relate to an earlier date), (iii) to the extent applicable, updated flood certificates for each Flood Hazard Property and (iv) after giving effect to such Incremental Term Commitment (and the Incremental Term Loans to be made thereunder) and/or additional Revolving Commitments (and assuming, in the case of an additional Revolving Commitment, that the entire amount of such additional Revolving Commitment is fully funded) and, in each case, the application of the proceeds therefrom, (x) the Company shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.07, and (y) the Company’s Leverage Ratio on a pro forma basis as of the date of the borrowing under such Incremental Term Commitment and/or the date of effectiveness of any such additional Revolving Commitments would not be greater than 2.50 to 1.00.

(d) Related Amendments. Each of the parties hereto hereby agrees that upon the effectiveness of any Incremental Joinder, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the applicable Incremental Term Commitment and the Incremental Term Loans evidenced thereby or the applicable additional Revolving Commitment and additional Revolving Loans evidenced thereby, as applicable, and (x) the Global Agent and the Company may revise this Agreement and the other Loan Documents to evidence such amendments and any Incremental Joinder with respect to Incremental Term Commitments and Incremental Term Loans without the consent of the other Lenders as may be necessary or appropriate, in the reasonable opinion of the Global Agent and the Company, to effectuate the provisions of this Section 2.20(d) and (y) the Revolver Agent and the Company may revise this Agreement and the other Loan Documents to evidence such amendments and any Incremental Joinder with respect to additional Revolving Commitment and additional Revolving Loans without the consent of the other Lenders as may be necessary or appropriate, in the reasonable opinion of the Revolver Agent and the Company, to effectuate the provisions of this Section 2.20(d). For the avoidance of doubt, this Section 2.20(d) shall supersede any provisions in Section 11.11.

(e) Treatment of Outstanding Revolving Loans and Revolving Facility Letters of Credit.

(i) Reallocation of Outstanding Revolving Loans; Borrowing of New Revolving Loans. On the effective date of any such additional Revolving Commitments, the Revolver Agent may take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of such additional Revolving Commitments, (i) Revolving Loans made under such additional Revolving Commitments are included in each Borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing such additional Revolving Commitments shares ratably in the Aggregate Revolving Facility Exposure. Each of the Revolving Lenders shall participate in any new Revolving Loans made on or after such date on a pro rata basis based upon such Lender’s Funding Percentage of the Revolving Borrowing after giving effect to the increase in Revolving Commitments contemplated by Section 2.20(a).

(ii) Outstanding Revolving Facility Letters of Credit; Repayment of Outstanding Revolving Loans; Borrowing of New Revolving Loans. On the effective date of any such additional Revolving Commitments, each Lender providing any such additional Revolving Commitments (i) will be deemed to have purchased a participation in each then outstanding Revolving Facility Letter of Credit on a pro rata basis based upon such Lender’s Funding Percentage of such Letters of Credit and the participation of each other Revolving Lender in such Revolving Facility Letters of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Revolver Agent, for the account of each Lender, in immediately available funds, an amount equal to) its pro rata share based upon such Lender’s Funding Percentage of the outstanding Revolving Facility LC Participation.

(f) No Obligation to Increase. No current Lender shall be obligated to provide or commit to any additional Revolving Commitment or Incremental Term Commitment and any such action by any current Lender shall be in the sole discretion of such current Lender.

Section 2.21 Liability of Canadian Borrowers.

The parties intend that this Agreement shall in all circumstances be interpreted to provide that the Canadian Borrowers are liable only for Loans made to the Canadian Borrowers, interest on such Loans, such Canadian Borrowers’ reimbursement obligations with respect to any Letter of Credit issued for its account and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements and charges hereunder and under any other Loan Document that are attributable to them. Nothing in this Section is intended to limit, nor shall it be deemed to limit, any of the liability of the Company for any of the Obligations, whether in its primary capacity as a Borrower, pursuant to its guaranty obligations set forth in Article X, at law or otherwise.

ARTICLE III — TAXES, INCREASED COSTS AND ILLEGALITY

Section 3.01 Interest Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

(a) Unascertainable. If on any date on which any interest rate applicable to any Fixed Rate Loan would otherwise be determined, the Applicable Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such interest rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market or the Canadian commercial banking market relating to such interest rate, the Applicable Agent shall have the rights specified in Section 3.01(c).

(b) Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Fixed Rate Loan has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or

(ii) the interest rate applicable to a Fixed Rate Loan will not adequately and fairly reflect such Lender’s actual cost of funds (not the return) for the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars or Canadian Dollars, as the case may be, for the relevant Interest Period for a Loan, or to banks generally, to which the interest rate applicable to any Fixed Rate Loan applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market or the Canadian commercial banking market, as applicable, then the Applicable Agent shall have the rights specified in Section 3.01(c).

(c) The Agents’ and Lenders’ Rights. In the case of any event specified in Section 3.01(a) above, the Applicable Agent shall promptly so notify the applicable Lenders and the applicable Borrower thereof, and in the case of an event specified in Section 3.01(b) above, such Lender shall promptly so notify the Applicable Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Applicable Agent shall promptly send copies of such notice and certificate to the other Lenders and the applicable Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the applicable Lenders, in the case of such notice given by the Applicable Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the applicable Borrower to select, convert to or renew the applicable interest rate shall be suspended until the Applicable Agent shall have later notified the Borrower, or such Lender shall have later notified the Applicable Agent, of the Applicable Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Applicable Agent makes a determination under Section 3.01(a) and the applicable Borrower has previously notified the Applicable Agent of its selection of, conversion to or renewal of such interest rate and such interest rate has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate or the Canadian Base Rate, as applicable, otherwise available with respect to such Loans. If any Lender notifies the Applicable Agent of a determination under Section 3.01(b), the applicable Borrower shall, subject to the Borrower’s indemnification Obligations under Section 3.04, as to any Fixed Rate Loan of the Lender on the date specified in such notice either convert such Loan to the Base Rate or the Canadian Base Rate, as applicable, otherwise available with respect to such Loan or prepay such Loan in accordance with Section 2.16. Absent due notice from the applicable Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate or the Canadian Base Rate, as applicable, otherwise available with respect to such Loan upon such specified date.

Section 3.02 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in any Fixed Rate Loan) or any LC Issuer;

(ii) subject any Lender or any LC Issuer to any tax of any kind whatsoever or change the basis of taxation of payments to such Lender or any LC Issuer with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Fixed Rate Loan made by it (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii) impose on any Lender, any LC Issuer, the London interbank market or the Canadian commercial banking market any other condition, cost or expense affecting this Agreement or any Fixed Rate Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Fixed Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or any LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or any LC Issuer, the applicable Borrower will pay to such Lender or any LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or any LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any LC Issuer determines that any Change in Law affecting such Lender or any LC Issuer or any lending office of such Lender or such Lender’s or any LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or any LC Issuer’s capital or on the capital of such Lender’s or any LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any LC Issuer, to a level below that which such Lender or any LC Issuer or such Lender’s or any LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or any LC Issuer’s policies and the policies of such Lender’s or any LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or any LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or any LC Issuer or such Lender’s or any LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in Sections 3.02(a) or 3.02(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Promptly after any Lender or LC Issuer has determined that it will make a request for increased compensation pursuant to this Section 3.02, such Lender or LC Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, any Lender or any LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 3.03(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify each Agent, each Lender and each LC Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, such Lender or such LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or LC Issuer (with a copy to the Agents), or by any Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agents.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Agents), at the time or times prescribed by applicable Law or reasonably requested by the applicable Borrower or any Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, each Domestic Credit Party and each Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, each Domestic Credit Party and each Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrower or any Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to such Borrower and the Global Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Global Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate (an “Exemption Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a Participant) (1) an IRS Form W-8IMY on behalf of itself and (2) IRS Form W-8ECI, IRS Form W-8BEN, an Exemption Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Lender is a partnership and one or more of its direct or indirect partners of such Lender are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide an Exemption Certificate on behalf of such direct and indirect partners,

(v) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or

(vi) to the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Company and the Global Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Global Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Global Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Global Agent as may be necessary for the Company and the Global Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Global Agent in writing of its legal inability to do so.

For purposes of this Section 3.03(e), the term “Lender” includes the Agents.

(f) Treatment of Certain Refunds. If any Agent, any Lender or any LC Issuer determines, in good faith and in its sole discretion, that it has received a refund of any taxes in respect of or calculated with reference to Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.03, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or such LC Issuer (including any Taxes imposed with respect to such refund) as is determined by any Agent, any Lender or any LC Issuer in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Borrower, upon the request of such Agent, such Lender or the LC Issuer, agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Lender or such LC Issuer in the event such Agent, such Lender or such LC Issuer is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent, any Lender or any LC Issuer to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

(g) For purposes of this Section 3.03, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

(h) Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Global Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.04 Indemnity.

In addition to (but without duplication of) the compensation or payments required by Section 3.02 or Section 3.03, the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Fixed Rate Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(b) attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any loan requests or notices of Conversion or Continuation under this Agreement including Sections 2.6, 2.8, or 2.13, notices relating to termination of the Commitments under this Agreement including Section 2.15(b), or notices relating to prepayments under this Agreement including Section 2.16,

(c) the assignment of a Fixed Rate Loan on a day other than the last day of the corresponding Interest Period as a request of the Company pursuant to Section 2.16(b), or

(d) default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of any Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the applicable Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the applicable Borrower to such Lender ten (10) Business Days after such notice is given.

Section 3.05 Mitigation Obligations.

If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.02 or 3.03, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE IV — CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent at Closing Date.

The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit on the Closing Date, is subject to the reasonable satisfaction of each of the following conditions on or prior to the Closing Date:

(i) Credit Agreement. This Agreement shall have been executed by Holdings, the Company, the Global Agent, the Revolver Agent, each LC Issuer and each of the Lenders.

(ii) Notes. The Company shall have executed and delivered to (x) the Revolver Agent a Swing Line Note for the Swing Line Lender and a Revolving Facility Note for the account of each Revolving Lender that has requested such a Note and (y) the Global Agent a Term Facility Note for the account of each Term Lender that has requested such a Note.

(iii) Guaranty. The Guarantors shall have duly executed and delivered the Guaranty of Payment (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Guaranty”), substantially in the form of Exhibit C-1.

(iv) Security Agreement and Collateral Assignments. The Company and each Guarantor shall have duly executed and delivered the Pledge and Security Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Security Agreement”), substantially in the form of Exhibit C-2, and shall have executed and delivered the Collateral Assignment Agreements required pursuant to the terms of the Security Agreement.

(v) Fees. The Company shall have (A) paid all fees payable pursuant to the Fee Letter that are required to be paid by the Company on the Closing Date and (B) paid or caused to be paid all reasonable fees and expenses of the Global Agent, the Revolver Agent and the Collateral Agent and of counsel to the Global Agent, the Revolver Agent and the Collateral Agent that have been invoiced at least one Business Day prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(vi) Corporate Resolutions and Approvals. The Global Agent shall have received certified copies of the resolutions of the Board of Directors of the Company and each Guarantor, approving the Loan Documents to which the Company or any such Guarantor, as the case may be, is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Company or any such Guarantor of the Loan Documents to which it is or may become a party.

(vii) Incumbency Certificates. The Global Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Company and of each Guarantor, certifying the names and true signatures of the officers of the Company or such Guarantor, as the case may be, authorized to sign the Loan Documents to which the Company or such Guarantor is a party and any other documents to which the Company or any such Guarantor is a party that may be executed and delivered in connection herewith.

(viii) Opinions of Counsel. The Global Agent shall have received opinions of counsel to the Company and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Credit Facilities and creation and perfection of the liens granted thereunder on the Collateral) customary for financings of this type and reasonably acceptable to the Global Agent.

(ix) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. Subject to the Certain Funds Provision, the Security Documents (or proper notices or UCC or PPSA financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights and security interests of the parties thereto and their respective successors and assigns, all collateral items required to be physically delivered to the Collateral Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issue and delivery of the Notes shall have been paid in full.

(x) Evidence of Insurance. The Global Agent shall have received, subject to the Certain Funds Provision, certificates of insurance and other evidence, reasonably satisfactory to it, of compliance with the insurance requirements of this Agreement and the Security Documents.

(xi) Search Reports. Subject to the Certain Funds Provision, the Global Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Global Agent, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.

(xii) Corporate Charter, Other Organizational Documents and Good Standing Certificates. The Global Agent shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State and a copy of any Bylaws or equivalent organizational document of each Credit Party and any and all amendments and restatements thereof, certified by the Secretary or Assistant Secretary (or any other officer) of each Credit Party as being complete as of the Closing Date; and (B) an original good standing certificate from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party.

(xiii) KYC. At least 5 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), to the extent that such information was requested by the Lenders at least 10 days prior to the Closing Date.

(xiv) Solvency Certificate. The Global Agent shall have received a certificate substantially in the form of Exhibit G, dated the Closing Date, of the chief financial officer (or other responsible officer reasonably acceptable to the Agents) of Holdings.

(xv) Financial Statements; Financial Statement Certificate. The Global Agent shall have received (A) audited consolidated financial statements of AGC for the three fiscal years ended at least 90 days prior to the Closing Date, unaudited consolidated financial statements of AGC for any interim quarterly periods that have ended at least 45 days prior to the Closing Date since the most recent of such audited financial statements, and pro forma balance sheet as to the Company and its Subsidiaries giving effect to the Closing Date Acquisition for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed month; (B) the Financial Projections; and (C) a certificate of the chief financial officer (or other responsible officer reasonably acceptable to the Agents) of Holdings certifying that the pro forma financial statements delivered pursuant to clause (A) above and the forecasts delivered pursuant to clause (B) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the preparer thereof to be reasonable at the time prepared.

(xvi) Existing Indebtedness. After giving effect to the Transaction, Holdings and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the Loans and other extensions of credit under this Agreement, (b) the preferred stock issued pursuant to the Holdco Securities Purchase Agreement, (c) Indebtedness evidenced by the notes issued and outstanding as of the Closing Date pursuant to the Senior Indenture (2011) and the notes issued and outstanding as of the Closing Date pursuant to the Senior Indenture (1998) and (d) Indebtedness permitted under Section 7.04(b). The Global Agent shall have received reasonably satisfactory evidence of repayment of all Indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all Liens other than Liens permitted to remain outstanding hereunder.

(xvii) Closing Date Acquisition. The Closing Date Acquisition shall be consummated concurrently with the closing of the Credit Facilities. The Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived without the prior written consent of the Lenders to the extent any such alteration, amendment, or other change would be materially adverse to the Lenders.

(xviii) New Holdco Preferred Investment. Holdings shall concurrently with the closing of the Credit Facilities receive not less than $240.0 million in gross cash proceeds under the Holdco Securities Purchase Agreement and such cash proceeds shall have been or concurrently with the closing of the Credit Facilities contributed to Merger Sub in cash as common equity, in each case, concurrently with the closing of the Credit Facilities. The Holdco Securities Purchase Agreement Documents shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived without the prior written consent of the Lenders to the extent any such alteration, amendment, or other change would be materially adverse to the Lenders.

(xix) Equity Contribution. All of common equity of AGC held by the Permitted Holders immediately prior to the Closing Date shall have been or concurrently with the closing of the Credit Facilities rolled over (directly or indirectly) into common equity of Holdings, which shall be contributed to the Company in cash as common equity.

(xx) Senior Indenture (2011). Either (i) after giving pro forma effect to the Transaction, the Net Leverage Ratio (as defined in the Senior Indenture (2011)) shall not be greater than 3.0 to 1.0, and the Global Agent shall have received a certificate of the chief financial officer (or other responsible officer reasonably acceptable to the Agents) of Holdings certifying (and demonstrating to the reasonable satisfaction of the Global Agent) that the condition specified in this clause has been satisfied, or (ii) the Company shall have obtained a waiver, consent or amendment under the Senior Indenture (2011) so as to permit the consummation of the Transaction in a manner that does not result in a breach of Section 4.11(b)(vi) of the Senior Indenture (2011).

(xxi) Closing Date Material Adverse Effect. Since March 1, 2012, there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a Closing Date Material Adverse Effect (as defined below); provided, however, that facts, circumstances, events, changes, effects or occurrences that are set forth in the Company Disclosure Schedule (as defined in the Merger Agreement), to the extent that it is reasonably apparent that such disclosure is relevant, will not be taken into account for purposes of determining whether a Closing Date Material Adverse Effect has occurred. “Closing Date Material Adverse Effect” shall mean any fact, circumstance, event, change, effect or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in the Merger Agreement) that (i) has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent, or to the extent attributable to: (A) generally affecting the greeting card or social expressions industry in the geographies in which the Company operates, (B) generally affecting the economy, credit or financial markets in the geographies in which the Company operates, (C) changes after the date of the Merger Agreement in Law or in generally accepted accounting principles or in accounting standards, or any regulatory and political conditions or developments, (D) the announcement of the Merger Agreement or the consummation of the Merger (other than for purposes of any representation or warranty contained in Sections 3.3(b)-(c) of the Merger Agreement), (E) acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism, (F) earthquakes, hurricanes, tornados or other natural disasters, except, in the case of each of clauses (A), (B), (C), (E) and (F), to the extent any fact, circumstance, event, change, effect or occurrence disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (G) any action taken by the Company or its Subsidiaries (1) that is expressly required by the Merger Agreement (other than with respect to the Company’s obligations to comply with Section 5.1(a) or Section 5.5 of the Merger Agreement), (2) taken with Holdings’ and the Global Agent’s written consent, or (3) resulting from any action taken at the written request of Holdings with the consent of the Global Agent, (H) resulting from any change in the market price or trading volume of securities of the Company in and of itself; provided that a fact, circumstance, event, change, effect or occurrence causing or contributing to the change in market price or volume will not be disregarded from the determination of a Closing Date Material Adverse Effect, or (I) the fact of any failure to meet revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including revenues, net incomes, cash flows or cash positions, provided that a fact, circumstance, event, change, effect or occurrence causing or contributing to such failure shall not be disregarded from the determination of a Closing Date Material Adverse Effect; or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to perform its obligations under the Merger Agreement or to consummate the Transactions. Each of the capitalized terms used in the definition of “Closing Date Material Adverse Effect” (other than “Merger Agreement”, “Global Agent” and “Closing Date Material Adverse Effect” which shall have the meanings given to such terms in this Agreement) shall have the meanings given to such terms in the Merger Agreement as of March 29, 2013.

(xxii) Notice. The Global Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.08(b) with respect to the Term Loans to be borrowed on the Closing Date and the Revolver Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.08(b) with respect to the Revolving Loans to be borrowed on the Closing Date.

(xxiii) Representations and Warranties. The Specified Representations and the Closing Date Representations shall be true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

Notwithstanding anything herein to the contrary, to the extent any security interest in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests of an issuer organized under the laws of the United States or any state thereof) is not provided on the Closing Date after use by Holdings of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date. This paragraph is referred to as the “Certain Funds Provision”.

Each Lender agrees that unless the Global Agent has notified the Lenders that any of the conditions precedent set forth in this Section 4.01 have not been satisfied, such conditions precedent shall be deemed to have been satisfied upon the Global Agent’s determination that such conditions precedent have been satisfied.

Section 4.02 Conditions Precedent to Addition of Canadian Borrowers.

The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, to any Canadian Borrower that becomes a party to this Agreement pursuant to Section 2.19, is subject to the reasonable satisfaction of each of the following conditions at least 10 days prior to the date on which any such Loan is made to, or Letter of Credit is issued for the account of, such Canadian Borrower:

(i) Joinder Agreement. Such Canadian Borrower shall have executed and delivered to the Revolver Agent (which the Revolver Agent shall promptly transmit to each of the Lenders and the Global Agent) a Joinder Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a “Joinder Agreement”), substantially in the form of Exhibit D, pursuant to which such Canadian Borrower shall have become a party to this Agreement.

(ii) Notes. Such Canadian Borrower shall have executed and delivered to the Revolver Agent a Revolving Facility Note or a Canadian Sub-Facility Note, as the case may be, for the account of each Lender that has requested a Note.

(iii) Corporate Resolutions and Approvals. The Revolver Agent shall have received certified copies of the resolutions of the Board of Directors or equivalent governing body of such Canadian Borrower, approving the Loan Documents to which such Canadian Borrower is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by such Canadian Borrower of the Loan Documents to which it is or may become a party.

(iv) Incumbency Certificates. The Revolver Agent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officers) of such Canadian Borrower, certifying the names and true signatures of the officers of such Canadian Borrower authorized to sign the Loan Documents to such Canadian Borrower is a party and any other documents to which such Canadian Borrower is a party that may be executed and delivered in connection herewith.

(v) Opinions of Counsel. The Revolver Agent shall have received such opinions of counsel to such Canadian Borrower as the Revolver Agent shall request, each of which shall be addressed to the Revolver Agent and each of the Lenders and in form and substance reasonably satisfactory to the Revolver Agent.

(vi) Organizational Documents. The Revolver Agent shall have received an original certified copy of the Organizational Documents of such Canadian Borrower, certified by an officer of such Canadian Borrower as being true and correct and in full force and effect.

(vii) Amendments to Loan Documents. The Revolver Agent shall have received such amendments, supplements or other modifications to the Loan Documents (including appropriate Additional Security Documents and/or Mortgages and the equivalent to any Loan Documents in respect of the Canadian Borrower), fully executed by the appropriate parties thereto, that the Revolver Agent deems necessary or appropriate in connection with the addition of such Canadian Borrower.

(viii) AML Documentation. The Revolver Agent shall have received, and be reasonably satisfied with, all documentation and other information about such Canadian Borrower and such Canadian Borrower’s management, signing officers and beneficial owners reasonably requested by the Revolver Agent at least ten (10) Business Days prior to any Canadian Borrower becoming party to this Agreement that is required by U.S. or Canadian regulatory authorities under any “know your customer” and anti-money laundering rules and regulations.

(ix) Proceedings and Documents. All corporate and other proceedings with respect to the addition of such Canadian Borrower and all documents incidental thereto shall be reasonably satisfactory in substance and form to the Revolver Agent and the Revolver Agent and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Revolver Agent or its special counsel may reasonably request.

Section 4.03 Conditions Precedent to All Credit Events.

The obligations of the Lenders to make or participate in each Credit Event after the Closing Date is subject, at the time thereof, to the reasonable satisfaction of the following conditions:

(a) Notice. The Applicable Agent shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.08(b), with respect to any Borrowing, (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.13(c) with respect to a Continuation or Conversion, or (iii) a Revolving Facility LC Request meeting the requirement of Section 2.06(b) with respect to Revolving Facility LC Issuances or a Canadian Facility LC Request meeting the requirements of Section 2.07(b) with respect to Canadian LC Issuances, as the case may be.

(b) No Default; Representations and Warranties. (i) At the time of each Credit Event (other than the Conversion of a Fixed Rate Loan to a Base Rate Loan) and also after giving effect thereto, there shall exist no Default or Event of Default and (ii) at the time of each Credit Event (other than (x) the Conversion of a Fixed Rate Loan to a Base Rate Loan and (y) the Continuation of a Fixed Rate Loan) and also after giving effect thereto, all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the applicable Borrower to each of the Lenders that all of the applicable conditions specified in Section 4.01, Section 4.03 (solely in the case of any Credit Event occurring after the Closing Date) and, if applicable, Section 4.02 have been satisfied as of the times referred to in such Sections.

Section 4.04 Post-Closing Covenants.

The Company shall deliver and/or complete, or shall cause the delivery and/or completion of, each of the actions required to be taken by it or any other Credit Party as set forth in Schedule 4.04 no later than the dates for such actions set forth therein (or such later date as may be agreed by the Global Agent in its sole discretion).

ARTICLE V — REPRESENTATIONS AND WARRANTIES

In order to induce the Agents, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, Holdings, the Company and, if applicable, each Canadian Borrower (as to itself only) represent and warrant that the following are, and after giving effect to the Transaction will be, true, correct and complete, all of which representations and warranties shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01 Corporate Status, etc.

Holdings and each of its Subsidiaries (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation (except where failure to be in good standing would not have a Material Adverse Effect) and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect.

Section 5.02 Corporate Power and Authority, etc.

Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is party. Each Credit Party has duly executed and delivered each Transaction Document to which it is party and each Transaction Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03 No Violation.

Neither the execution, delivery and performance by any Credit Party of the Transaction Documents to which it is party (including, without limitation, the incurrence of the Loans hereunder) nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture (including, without limitation, the Senior Indenture (2011)), mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the Organizational Documents of such Credit Party.

Section 5.04 Governmental Approvals.

No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any

Transaction Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Transaction Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents and those consents and approvals that will have been obtained at the time any Subsidiary becomes a Borrower hereunder.

Section 5.05 Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened with respect to Holdings, any Borrower or any Subsidiary of any Borrower (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by the Company or any of the other Credit Parties pursuant to any of the Loan Documents.

Section 5.06 Use of Proceeds; Margin Regulations.

(a) The proceeds of the Term Loans and up to $60,000,000 of Revolving Loans funded on the Closing Date shall be utilized (i) first, to refinance in full all Indebtedness outstanding under the Existing Credit Agreement, and then to pay on the Closing Date the purchase price for the Closing Date Acquisition and (ii) to pay fees and expenses incurred in connection with the Transaction. The proceeds of Revolving Loans funded after the Closing Date shall be utilized to provide working capital and funds for general corporate purposes (including without limitation for Permitted Acquisitions and Share Repurchases) and capital expenditures, in each case, not inconsistent with the terms of this Agreement. The proceeds of the Incremental Term Loans shall be used solely for the purposes specified in the applicable Incremental Joinder.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Company or of Holdings and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07 Financial Statements, etc.

(a) The Company has furnished to the Agents and the Lenders complete and correct copies of the audited consolidated statements of financial position (balance sheets) of AGC and its consolidated Subsidiaries as of February 28, 2013 and the related audited consolidated statements of operation (income statements), shareholders’ equity, and cash flows of AGC and its consolidated Subsidiaries for the fiscal year of AGC then ended, accompanied by the report thereon of Ernst & Young LLP, as included in AGC’s Report on Form 10-K filed with the SEC. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of AGC and its consolidated Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated. AGC and its consolidated Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or LC Issuances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition of the Company and its Subsidiaries, taken as a whole.

(b) The financial projections of the Company and its Subsidiaries for the fiscal years 2013 through 2019 (presented both on an annual and, with respect to the fiscal year ending February 28, 2014, on a quarterly basis) prepared by the Company and delivered to the Agents and the Lenders (the “Financial Projections”) were prepared on behalf of the Company in good faith after taking into account the Transaction, historical levels of business activity of the Company and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of Holdings and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Company’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Company as of the Closing Date which are not reflected in the Financial Projections and if reflected in the Financial Projections would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

Section 5.08 Solvency.

Each Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Borrower has incurred to each Agent, each LC Issuer and the Lenders under the Loan Documents. Each Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and such Borrower, as of the Closing Date (after giving effect to the Transaction) or as of the date such Borrower became a “Borrower” hereunder, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay such Borrower’s debts; and no Borrower is entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.09 No Material Adverse Change.

Since February 28, 2013, there has been no change in the condition, business or affairs of the Company and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

Section 5.10 Tax Returns and Payments.

Holdings and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. Holdings and each of its Subsidiaries have established on their books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP.

Section 5.11 Title to Properties, etc.

Holdings and each of its Subsidiaries has good and marketable title, in the case of material owned Real Property, and good title (or valid Leaseholds, in the case of any leased property, or valid licenses, in the case of any licensed property), in the case of all other property, to all of its material properties and assets free and clear of Liens other than Permitted Liens. The interests of Holdings and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.07(a), taken as a whole, were sufficient, in the judgment of each Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by Holdings and such Subsidiaries.

Section 5.12 Lawful Operations, etc.

Holdings and each of its Subsidiaries: (i) hold all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct their business; and (ii) are in full compliance with all material requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or their properties and assets, including without limitation, applicable requirements of Environmental Laws, except in each case for any failure to hold such governmental licenses, registrations, certifications, permits and/or authorizations, or noncompliance with any such law, regulation or rule, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.13 Environmental Matters.

(a) Holdings and each of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of Holdings and each of its Subsidiaries under any Environmental Law have been secured and Holdings and each of its Subsidiaries are in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Holdings or such Subsidiary is a party or that would affect the ability of Holdings or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of Holdings or any Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by Holdings or any of its Subsidiaries or on any property adjacent to any such Real Property, that are known by Holdings or as to which Holdings or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property of Holdings or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of Holdings or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

Section 5.14 Compliance with ERISA.

Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably likely to occur, (ii) Holdings and its Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA, the Code and other applicable law with respect to each Plan and have performed all of their obligations thereunder and (iii) no Plan has a positive Unfunded Plan Status and neither Holdings nor any ERISA Affiliate has incurred any Withdrawal Liability. Neither Holdings nor any ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to a Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in Multiple Employer Plan. Neither Holdings nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Agents and the Lenders in writing.

Section 5.15 Investment Company Act, etc.

Neither Holdings nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, or any applicable state public utility law.

Section 5.16 Insurance.

Holdings and each of its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.03.

Section 5.17 Burdensome Contracts; Labor Relations.

Neither Holdings nor any of its Subsidiaries (i) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (ii) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (iii) is subject to any material strike, slow down, workout or other concerted interruptions of operations by employees of Holdings or any of its Subsidiaries, whether or not relating to any labor contracts, (iv) is subject to any significant pending or, to the knowledge of Holdings or any Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (v) is subject to any significant pending or, to the knowledge of Holdings or any Borrower, threatened, grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement, (vi) is subject to any significant pending or, to the knowledge of Holdings or any Borrower, threatened, significant strike, labor dispute, slowdown or stoppage, or (vii) is, to the knowledge of Holdings or any Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of Holdings or any of its Subsidiaries, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.18 Security Interests.

Once executed and delivered, and until terminated in accordance with the terms thereof, each of the Security Documents creates, as security for the Obligations (as defined in the Security Agreement), a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement), superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document under the laws of the United States or any state thereof except for filings or recordings required in connection with any such Security Document that shall have been made, or for which reasonably satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

Section 5.19 True and Complete Disclosure.

All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries in writing to any Agent, the Collateral Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Person in writing to any Agent, the Collateral Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by Holdings or any of its Subsidiaries is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

Section 5.20 Senior Debt.

The Obligations constitute pari passu Indebtedness under the Senior Indentures and senior Indebtedness under all Subordinated Indebtedness of Holdings and its Subsidiaries.

Section 5.21 Anti-Terrorism Law Compliance; OFAC; Anti-Money Laundering.

(a) Neither the Company, any other Credit Party, nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower. No part of the proceeds of any Loan will be used directly or, to the knowledge of the Borrowers, indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(b) Each of the Company, each other Credit Party and their respective Subsidiaries is in compliance in all material respects with all applicable U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or, to the knowledge of the Borrowers, any Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

ARTICLE VI — AFFIRMATIVE COVENANTS

Each of Holdings and each Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:

Section 6.01 Reporting Requirements.

The Company will furnish to the Agents:

(a) Annual Financial Statements. As soon as available and in any event within 100 days after the close of each fiscal year of the Company (commencing with fiscal year ending February 28, 2014), the consolidated statement of financial position (balance sheet) of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income, of shareholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Company, which opinion shall not be qualified with respect to scope limitations or going concern and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in such reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b) Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the quarterly accounting periods in each fiscal year of the Company (commencing with fiscal quarter ending August 31, 2013), the unaudited consolidated statement of financial position of the Company and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Company by an Authorized Officer, subject to changes resulting from normal year-end audit adjustments.

(c) Officer’s Compliance Certificates. By no later than 100 days after the close of each fiscal year of the Company and no later than 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by an Authorized Officer of the Company to the effect that, to the knowledge of the Company, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Credit Parties have taken or propose to take with respect thereto, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07, Section 7.12, Section 7.05(d) and (q), and Section 7.06(c), (d) and (e) and (ii) a management discussion and analysis report, in reasonable detail, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the fiscal quarter and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements).

(d) Forecasts. Not later than 100 days after the commencement of any fiscal year of the Company and its Subsidiaries, an update of the Company’s annual forecast for such fiscal year and the subsequent two years in reasonable detail.

(e) Notices. Promptly, and in any event within three Business Days, after Holdings or any of its Subsidiaries obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Credit Parties have taken or propose to take with respect thereto, and

(ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against Holdings or any of its Subsidiaries, if the same would be reasonably likely to have a Material Adverse Effect.

(f) ERISA. Promptly, and in any event within 10 days after Holdings or any ERISA Affiliate knows of the occurrence of any ERISA Event that has resulted or would reasonably be expected to result in a liability to Holdings or its Subsidiaries in excess of $20,000,000, the Company will notify the Agents thereof and, if requested by any Agent, deliver to the Agents such details and information as to such occurrence, which may include copies of any notices required or proposed to be given by Holdings or the ERISA Affiliate to, or filed with, the PBGC, a Plan participant or the Plan administrator with respect thereto, and the action, if any, that Holdings or such ERISA Affiliate is required or proposes to take.

(g) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following could reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened

Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by Holdings or any of its Subsidiaries that (A) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other global agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, Holdings’ or such Subsidiary’s response thereto and the potential exposure in dollars of Holdings and its Subsidiaries with respect thereto.

(h) SEC Reports and Registration Statements. Promptly after filing with the SEC, copies of all annual, quarterly or current reports that Holdings or any of its Subsidiaries files with the SEC on Forms 10-K, 10-Q or 8-K (or any successor forms), provided that the notification by Holdings of the electronic filing of any of the foregoing reports with the SEC shall satisfy the requirements of this clause (h) (without, however, affecting the Company’s obligations under Sections 6.01(a) and (b) above).

(i) Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders (but without duplication of the Company’s obligations under Sections 6.01(a)), copies of all annual, quarterly and other reports and all proxy statements that Holdings furnishes to its stockholders generally.

(j) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all material notices received or sent by Holdings or any of its Subsidiaries to or from the holders of any Material Indebtedness or any trustee with respect thereto.

(k) Quarterly Lender Calls. Within 15 days after each delivery of financial statements pursuant to Section 6.01(a) and Section 6.01(b), hold a meeting by conference call (the costs of such call to be paid by the Company) with all Lenders who choose to attend such conference call, at which meeting shall be reviewed the financial results of the most recently ended fiscal quarter, the financial condition of the Company and its Subsidiaries and the budgets presented for the current fiscal year of the Company.

(l) Other Information. Promptly, such other information or documents (financial or otherwise) relating to Holdings or any of its Subsidiaries as any Agent (for itself or on behalf of any Lender) may reasonably request from time to time.

Documents and other information required to be delivered pursuant to clauses (a), (b), (c)(ii) or (h) of this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents or provides a link thereto on www.sec.gov or the Company’s website on the Internet which has been provided to the Global Agent; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agents have access (whether a commercial, third-party website or whether sponsored by the Agents); provided that: (i) upon written request by the Agents, the Company shall deliver paper copies of such documents to such Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by such Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Agents of the posting of any such documents and provide to the Agents by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 6.02 Books, Records and Inspections.

Holdings and the Borrowers will, and will cause each of their Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings, the Borrowers or such Subsidiaries, as the case may be, in accordance with GAAP (if applicable, or such other foreign accounting principles applicable to any Foreign Subsidiary in its jurisdiction of organization) ; and (ii) permit, upon at least two Business Days’ notice to the Company, officers and designated representatives of any Agent or, upon the occurrence and during the continuance of an Event of Default, any of the Lenders to visit and inspect any of the properties or assets of Holdings and any of its Subsidiaries in whomsoever’s possession (but only to the extent Holdings or such Subsidiary has the right to do so to the extent in the possession of another Person), to examine the books of account of Holdings and any of its Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and use commercially reasonable efforts to grant access to independent accountants and independent actuaries, if any, of the Credit Parties (it being agreed that the Credit Parties shall be permitted to participate in any such access) all at such reasonable times and intervals and to such reasonable extent as any Agent or, upon the occurrence and during the continuance of an Event of Default any of the Lenders may request (subject in all such cases to Section 11.14).

Section 6.03 Insurance.

(a) Holdings and the Borrowers will, and will cause each of their Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by Holdings and its Subsidiaries as of the Closing Date, and (ii) promptly upon any Lender’s written request, furnish to such Lender such information about such insurance as such Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to such Lender and, if requested, certified by an Authorized Officer of Holdings or the appropriate Borrower.

(b) Holdings and the Company will, and will cause each other Credit Party to, at all times keep substantially all property that is subject to the Lien of any Security Document insured and name the Collateral Agent as an additional insured or lenders loss payee, as applicable, and the general liability and property policies purchased and maintained by the Credit Parties (i) shall be endorsed for the benefit of the Collateral Agent to the Collateral Agent’s reasonable satisfaction (including, by naming the Collateral Agent as lenders loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that the relevant insurance broker will use commercially reasonable efforts to (or, in the case of any direct placement policy, the Company will) provide the Collateral Agent (A) at least 10 days’ (or such shorter period as agreed to by the Collateral Agent) prior written notice of any cancelation or nonrenewal of any such policy by reason of nonpayment of premium (giving the Collateral Agent the right to cure defaults in the payment of premiums) and (B) at least 30 days’ (or such shorter period as agreed to by the Collateral Agent) prior written notice of any cancelation, modification that is adverse to the Lenders or nonrenewal of any such policy for any reason other than nonpayment of premium and (iii) shall in the case of any such certificates or endorsements in favor of the Collateral Agent, be delivered to or deposited with the Collateral Agent. The Collateral Agent shall deliver copies of any certificates of insurance to a Lender upon such Lender’s reasonable request.

(c) If the Company or any other Credit Party shall fail to maintain any insurance in accordance with this Section, or if the Company or any such Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, any Agent shall have the right (but shall be under no obligation), upon prior written notice to the Company, to procure such insurance, and the Company agrees to reimburse such Agent on demand for all costs and expenses of procuring such insurance.

Section 6.04 Payment of Taxes and Claims.

Holdings and each Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, Holdings and Company will, and will cause each of their respective Subsidiaries to, pay in full all of its material wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.

Section 6.05 Corporate Franchises.

Each of Holdings and each Borrower will do, and will cause each of its material Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, and its material rights and authority; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.02.

Section 6.06 Good Repair.

Each of Holdings and each Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 6.07 Compliance with Statutes, etc.

Each of Holdings and each Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have a Material Adverse Effect.

Section 6.08 Compliance with Environmental Laws.

Without limitation of the covenants contained in Section 6.07:

(a) Each of Holdings and each Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that (i) such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP or such noncompliance is de minimus, and (ii) such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) Each of Holdings and each Borrower will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c) Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except for such noncompliance as would not be reasonably expected to have a Material Adverse Effect.

(d) If required to do so under any applicable order of any Governmental Authority, each of Holdings and the Company will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that Holdings or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

Section 6.09 Certain Subsidiaries to Join in the Guaranty.

Subject to Section 6.10(b) below, in the event that at any time after the Closing Date, the Company acquires, creates or has any Domestic Subsidiary (other than any direct or indirect Domestic Subsidiary if both (i) substantially all of the assets of which consist of the equity of one or more direct or indirect Foreign Subsidiaries that are treated as a controlled foreign corporation under Section 957 of the Code and (ii) that is treated as a disregarded entity for United States federal income tax purposes (each, a “Disregarded Domestic Subsidiary”)) that is not already a party to the Guaranty, or any Canadian Borrower acquires, creates or has any Canadian Subsidiary that is not already a party to a Canadian Subsidiary Guaranty, or the Company acquires any Foreign Subsidiary that is not a controlled foreign corporation under Section 957, the Company or such Canadian Borrower will promptly, but in any event within 10 Business Days (or such later date as agreed to by the Agents), cause such Subsidiary to deliver to the Collateral Agent, (a) (i) a joinder supplement, reasonably satisfactory in form and substance to the Collateral Agent, duly executed by such Domestic Subsidiary, pursuant to which such Domestic Subsidiary joins in the Guaranty as a guarantor thereunder or (ii) a Canadian Subsidiary Guaranty duly executed by such Canadian Subsidiary, and (b) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is, or will be a party, together with such other corporate documentation and an opinion of counsel as the Agents shall reasonably request, in each case, in form and substance reasonably satisfactory to the Agents; provided, however, that, notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) neither the Receivables Subsidiary nor AGSC shall be required to become a Subsidiary Guarantor hereunder so long as the Permitted Receivables Facility shall not have been terminated and (ii) a Subsidiary shall not be required to become a party to the Guaranty or a Canadian Subsidiary Guaranty, as applicable, so long as (A) the total assets of such Subsidiary shall be less than $5,000,000, and (B) the aggregate of the total assets of all such Subsidiaries with total asset values of less than $5,000,000 that are not parties to the Guaranty or a Canadian Subsidiary Guaranty, as applicable, shall not exceed $25,000,000.

Section 6.10 Additional Security; Further Assurances.

(a) Additional Security. Subject to subpart (b) below, in the event that the Company or any Guarantor (or a Person that has become a Subsidiary Guarantor or has executed a Canadian Subsidiary Guaranty pursuant to Section 6.09 after the Closing Date) acquires, owns or holds an interest in any personal property that is not at the time included in the Collateral (unless such personal property is exempted from becoming Collateral pursuant to the terms hereof or any other Loan Document), the Company will promptly notify the Agents in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Agents and the Lenders under this Section, and each of Holdings and the Company will, or will cause such Subsidiary to, within 10 Business Days (or such later date as agreed to by the Agents) following request by the Agents, grant to the Collateral Agent for the benefit of the

Secured Creditors a Lien on such personal property pursuant to the terms of such security agreements, assignments, or other documents as the Agents deem reasonably appropriate (collectively, the “Additional Security Document”) or a joinder in any existing Security Document; provided, however, that, notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, at no time shall the assets of a Foreign Subsidiary serve as Collateral for the Obligations of any Domestic Credit Party.

(b) Foreign Subsidiaries, Foreign Subsidiary Holdcos and Non-Material Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement or the other Loan Documents to the contrary, (i) neither the Receivables Subsidiary nor AGSC shall be required to become a party to any Security Documents so long as the Permitted Receivables Facility shall not have been terminated, (ii) a Subsidiary shall not be required to become (or remain) a party to any of the Security Documents or to become (or remain) a Subsidiary Guarantor, as the case may be, so long as (A) the total assets of such Subsidiary shall be less than $5,000,000, and (B) the aggregate of the total assets of all such Subsidiaries with total asset values of less than $5,000,000 that are not parties to the Guaranty shall not exceed $25,000,000, (iii) the stock or other equity interest of any Foreign Subsidiary that is treated as a controlled foreign corporation under Section 957 of the Code (or any Domestic Subsidiary substantially all of the assets of which consist of the equity of one or more direct or indirect Foreign Subsidiaries that are controlled foreign corporations under Section 957 of the Code (a “Foreign Subsidiary Holdco”)) shall not serve as security for any of the Obligations of any Domestic Credit Party, other than the stock or other equity interests of any first tier Foreign Subsidiary that is treated as a controlled foreign corporation under Section 957 of the Code of a Domestic Credit Party (or the stock or other equity interests of any Foreign Subsidiary Holdco) representing (A) 100% of all classes of stock or other equity interest of such Foreign Subsidiary that is not entitled to vote, and (B) no more than 65% of the total combined voting power of all classes of stock or other equity interests of such Foreign Subsidiary (or Foreign Subsidiary Holdco) entitled to vote and having total assets greater than $5,000,000, (iv) a Subsidiary that is a joint venture shall not be required to become a party to any of the Security Documents or to become a Subsidiary Guarantor, as the case may be, so long as such actions are prohibited by the Organizational Documents of such joint venture and (v) the stock or other equity interest of any Subsidiary of a Canadian Borrower shall serve as security for any of the Obligations of such Canadian Borrower, except to the extent a pledge thereof would (taking into account any corresponding or ancillary tax benefits or favorable tax attributes, whether or not in the same tax regime) reasonably be expected to result in material adverse tax consequences to the Company.

(c) Further Assurances. Each of Holdings and the Company will, and will cause each of its Subsidiaries to, at the expense of the Company, make, execute, endorse, acknowledge, file and/or deliver to the Agents from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, opinions of local counsel, corporate resolutions, Landlords Agreements, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents, including without limitation Additional Security Documents, as any Agent or the Collateral Agent may reasonably require.

(d) Landlord/Mortgagees Waivers. The Company will promptly upon request of any Agent exercise commercially reasonable efforts to obtain, and maintain in effect, Landlord’s Agreements on any Real Property acquired after the Closing Date on which any items of tangible Collateral located in the United States with an aggregate book value in excess of $4,000,000 are located (each such location being herein referred to as a “Material Leased Location”), in form and substance reasonably acceptable to the Collateral Agent.

(e) Real Property. Each of the Company and each Guarantor shall grant to the Collateral Agent, within 60 days of the acquisition thereof (or such longer period as determined by the Collateral Agent in its sole discretion), a security interest in and Mortgage on each Real Property acquired after the date hereof having a fair market value in excess of $15,000,000 (determined at the time of acquisition thereof) that is owned in fee by the Company or such Guarantor. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory to the Collateral Agent and shall constitute a valid and enforceable perfected Lien subject only to Permitted Liens or other Liens reasonably acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection with recordation of such Mortgage. The Company or such Guarantor shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired fee owned Real Property (including a title policy in form and substance reasonably acceptable to the Collateral Agent, a survey and local counsel opinion (in form and substance reasonably satisfactory to the Collateral Agent) in respect of such Mortgage, a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function with respect to any Flood Hazard Property and any appraisal required to comply with the Financial Institutions Reform, Recovery and Enforcement Act of 1989). The Company will maintain, or cause to be maintained, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

The parties hereto agree that no Security Document or Additional Security Document shall be governed by the laws of any jurisdiction other than the laws of the United States or any state thereof and no opinion shall be required for foreign law matters; provided, that if a Canadian Subsidiary becomes a Canadian Credit Party hereunder, Security Documents or Additional Security Documents related to the Obligations of the Canadian Credit Parties may be governed by the laws of Canada and opinions with respect to Canadian matters may be required.

Section 6.11 Reserved.

Section 6.12 Maintenance of Ratings.

The Company shall use commercially reasonable efforts to maintain at all times (i) a corporate family rating issued by Moody’s and a corporate credit rating issued by S&P and (ii) a credit rating from each of Moody’s and S&P with respect to the Loans.

ARTICLE VII — NEGATIVE COVENANTS

Each of Holdings and each Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:

Section 7.01 Changes in Business.

Neither Holdings nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by Holdings and its Subsidiaries, would be substantially changed from the general nature of the business engaged in by Holdings and its Subsidiaries on the Closing Date.

Section 7.02 Consolidation, Merger, Acquisitions, Asset Sales, etc.

Each of Holdings and the Company will not, and will not permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve their affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) make or otherwise effect any Asset Sale, or (v) agree to do any of the foregoing at any future time, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom each of the following shall be permitted:

(a) the merger, consolidation or amalgamation of (i) any Subsidiary of the Company (other than the Receivables Subsidiary) with or into the Company, provided the Company is the surviving or continuing or resulting corporation; (ii) any Subsidiary of the Company (other than the Receivables Subsidiary) with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; (iii) any Foreign Subsidiary of the Company with or into any Canadian Credit Party, provided that such Canadian Credit Party is the surviving continuing or resulting corporation; (iv) any Foreign Subsidiary of the Company (other than a Canadian Credit Party) with or into any other Foreign Subsidiary of the Company (other than a Canadian Credit Party), or (v) any Domestic Subsidiary of the Company that is not a Subsidiary Guarantor with or into any other Domestic Subsidiary of the Company that is not a Subsidiary Guarantor so long as no merger, consolidation or amalgamation permitted pursuant to the foregoing Section 7.02(a) is made in order to avoid the application of Section 6.09 or Section 6.10;

(b) any Asset Sale by (i) the Company to any other Domestic Credit Party, or by any Canadian Credit Party to any other Canadian Credit Party, (ii) any Subsidiary of the Company (other than the Receivables Subsidiary) to any Domestic Credit Party; (iii) any Foreign Subsidiary of the Company (other than a Canadian Credit Party) to any other Subsidiary; (iv) any Subsidiary that is not a Credit Party to any Subsidiary; or (v) the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company so long as the fair market value of all such asset sales made pursuant to this clause (v) does not exceed $10,000,000 during any fiscal year; so long as no Asset Sale permitted pursuant to the foregoing 7.02(b) is made in order to avoid the application of Section 6.09 or Section 6.10;

(c) the Company or any Subsidiary (other than the Receivables Subsidiary) may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied;

(d) AGSC, the Company or any of its Subsidiaries may sell Receivables Related Assets (including by capital contribution) in connection with the Permitted Receivables Facility;

(e) the Company or any of its Subsidiaries may wind up, liquidate or dissolve any Subsidiary that is not a Credit Party or, if such Subsidiary is a Credit Party, would not (but for already being a Credit Party) at the time of any such winding-up, liquidation or dissolution, be required to become a Credit Party pursuant to Section 6.09;

(f) in addition to any Asset Sale permitted above, the Company or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for each such Asset Sale represents fair market value and at least 75% of such consideration consists of cash except that any portion of such consideration consisting of the assumption of liabilities, direct or contingent, of the Company or any of its Subsidiaries by the transferee shall be excluded from such calculation; (ii) in the case of any Asset Sale involving consideration in excess of $10,000,000, at least five Business Days (or such shorter period as agreed to by the Global Agent) prior to the date of completion of such Asset Sale, the Company shall have delivered to the Agents an officer’s certificate executed on behalf of the Company by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; (iii) the Net Cash Proceeds of any such Asset Sale shall have been applied to repayment the Obligations to the extent required by Section 2.16(c)(vi) and (iv) the aggregate amount of all Asset Sales made pursuant to this Section 7.02(f) during any fiscal year of the Company shall not exceed $50,000,000;

(g) the Receivables Subsidiary may sell or transfer Account Receivables to any Person (other than Holdings, the Company or any of the Company’s Subsidiaries or Affiliates) in connection with any receivables put option, credit default swap, credit insurance arrangement or other transaction pursuant to which the Receivables Subsidiary hedges credit risk related to account debtors under certain Account Receivables, provided that (i) no obligation of the Receivables Subsidiary in connection with such transaction shall be guaranteed by Holdings or any of its Subsidiaries, and (ii) there shall be no recourse to or obligation of Holdings or any of its Subsidiaries (other than the Receivables Subsidiary) whatsoever in connection with such transaction other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with such put option, credit default swap, credit insurance arrangement or other transaction;

(h) the sale of Non-Core Assets, provided that (i) the consideration for each such Asset Sale represents fair market value and at least 75% of such consideration consists of cash or Designated Non-Cash Consideration, except (a) that any portion of such consideration consisting of the assumption of liabilities, direct or contingent, of the Company or any of its Subsidiaries by the transferee shall be excluded from such calculation and (b) for the purposes of the foregoing 75% test, all such Designated Non-Cash Consideration received pursuant to this Section 7.02(h) shall not exceed $20,000,000 in the aggregate during the term of this Agreement; (ii) at least five Business Days (or such shorter period as agreed to by the Global Agent) prior to the date of completion of such Asset Sale, the Company shall have delivered to the Agents an officer’s certificate executed on behalf of the Company by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; and (iii) the relevant portion of the Net Cash Proceeds of any such Asset Sale shall have been applied to repay the Obligations as required by Section 2.16(c)(vi), without reinvestment;

(i) Asset Sales with respect to inventory, supplies, materials and equipment in connection with the restructuring and expansion of the Company’s Chinese operations in an aggregate amount not to exceed $5,000,000;

(j) to the extent the following would otherwise be prohibited by this Section 7.02, Investments permitted by Section 7.05, Liens permitted by Section 7.03, and dividends, distributions and Share Repurchases permitted by Section 7.06;

(k) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivable financing transaction; and

(l) the sale and leaseback of a facility of the Company for fair market value; provided that (i) such sale and leaseback shall be made for cash consideration and (ii) the Net Cash Proceeds arising therefrom shall not exceed $17,500,000 during the term of this Agreement.

Section 7.03 Liens.

Each of Holdings and the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Standard Permitted Lien;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.03, provided that such Liens shall only secure such obligations that they secure on the Closing Date and extensions, renewals and refinancings of such obligations permitted by Section 7.04(b);

(c) Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by the Company or any Subsidiary, provided that (A) such Liens secure Indebtedness permitted by Section 7.04(f), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Company or any Subsidiary; or (ii) arising out of the refinancing, replacement, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(d) Liens on Receivables Related Assets arising in connection with the sale of such Receivables Related Assets in connection with the Permitted Receivables Facility;

(e) any Lien (i) granted to any Agent or the Collateral Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents, any Indebtedness under any Designated Hedge Agreement and any Indebtedness under any Designated Bank Product Agreement, or (ii) granted to the Collateral Agent to secure the Obligations (as defined in the Security Agreement);

(f) Liens on consigned Scan-Based Inventory (as defined in the Security Agreement), but only to the extent a Grantor Customer (as defined in the Security Agreement) has a Lien, or has a creditor that has a Lien, on the inventory of such Grantor Customer;

(g) Liens on assets securing Indebtedness permitted under Section 7.04(m), provided that any such Lien shall only secure the obligations that it secures on the date of the applicable Permitted Acquisition and does not extend to any property of any Subsidiary of the Company;

(h) Liens in favor of a Person (other than Holdings, the Company or any of the Company’s Subsidiaries or Affiliates) on intellectual property and other tangible or intangible video digital or entertainment assets of the Company or any of its Subsidiaries produced, manufactured, developed, marketed or otherwise distributed by such Person, provided that (i) such Liens do not secure Indebtedness, (ii) in any twelve month period, the Company or any of the Company’s Subsidiaries may grant such Liens, provided that the aggregate book value of the assets subject to such Liens granted in such twelve month period shall not exceed $20,000,000, and (iii) the benefit of such Liens may also run in favor of such Person’s lender or lenders for the limited purpose of allowing such lender or lenders to complete and liquidate products of such Person bearing or utilizing such property or assets, and provided further, that in connection with any such Lien, the Collateral Agent may enter into agreements on behalf of the Collateral Agent and the Secured Creditors (which agreements shall be in form and substance reasonably satisfactory to the Collateral Agent) regarding the relative priority of such Lien and the Liens created under the Loan Documents and/or the subordination or impairment of any rights and remedies of the Collateral Agent and the Secured Creditors in respect of the assets subject to such Lien (including without limitation, subordinating the Liens in favor of the Collateral Agent for the benefit of the Secured Creditors with respect to such assets in favor of such Person); or

(i) Liens securing Specified Indebtedness permitted under Section 7.04(o) to be incurred in connection with the ERP Initiative, provided that such Liens only extend to the fixed or capital assets being financed.

Section 7.04 Indebtedness.

Each of Holdings and the Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of Holdings or any of its Subsidiaries, except:

(a) the Indebtedness incurred under this Agreement and the other Loan Documents;

(b) the Indebtedness set forth on Schedule 7.04, and any refinancing, replacement, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

(c) the unsecured Indebtedness evidenced by the notes issued pursuant to the Senior Indenture (2011) (the “Senior Indenture Indebtedness”); provided that the principal amount of the Senior Indenture Indebtedness under this Section 7.04(c) shall not at any time exceed, in the aggregate, $225,000,000, and provided, further that any refinancing, replacement, extension, renewal or refunding of any Senior Indenture Indebtedness shall have (i) a final maturity date that is no earlier than the earlier of (A) the final maturity date of such Indebtedness prior to such refinancing, extension, renewal or refunding (to the extent applicable), and (B) the date that is 91 days after the latest Revolving Facility Termination Date or Term Loan Maturity Date in effect at the time of such refinancing, replacement, extension, renewal or refunding (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction), and (ii) the covenants, events of default, subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are on market terms for similar issuers at the time of issuance and are no more restrictive than the terms of this Agreement as reasonably determined by the Global Agent;

(d) Indebtedness consisting of take-or-pay obligations not to exceed $10,000,000 at any time outstanding;

(e) the unsecured Indebtedness of the Company in connection with the notes or securities issued pursuant to the Senior Indenture (1998), so long as the aggregate principal amount of such Indebtedness shall not at any time exceed $181,000;

(f) (i) the Indebtedness consisting of Capital Lease Obligations of the Company and its Subsidiaries, (ii) purchase money Indebtedness secured by a Lien referred to in Section 7.03(c), and (iii) any refinancing, replacement, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (f) shall not exceed $25,000,000 at any time;

(g) the Indebtedness constituting Permitted Foreign Subsidiary Loans and Investments;

(h) any intercompany loans (i) made by Holdings or any Subsidiary of Holdings to any Domestic Credit Party; or (ii) made by any Foreign Subsidiary of the Company (other than a Canadian Credit Party) to any other Foreign Subsidiary of the Company; provided that all intercompany indebtedness owing from a Domestic Credit Party to any Foreign Subsidiary incurred from and after the Closing Date shall be subordinated to the Obligations on terms reasonably satisfactory to the Global Agent;

(i) the Indebtedness of the Company and its Subsidiaries under Hedge Agreements, provided such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

(j) any Guaranty Obligations permitted by Section 7.05;

(k) (i) the Indebtedness of the Receivables Subsidiary under the Permitted Receivables Facility, so long as the funded amount shall not exceed $50,000,000 at any time, or (ii) the Indebtedness of the Receivables Subsidiary or AGSC to the Company or any other Subsidiary of the Company in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents;

(l) the Indebtedness of the Company to AGSC in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents provided all of such Indebtedness shall constitute Permitted Subordinated Indebtedness;

(m) Indebtedness assumed in connection with a Permitted Acquisition or other acquisition of assets permitted under this Agreement, and any refinancing, replacement, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof or the addition of obligors, so long as (i) such Indebtedness existed at the time of such Permitted Acquisition or the acquisition and was not incurred in contemplation of such Permitted Acquisition or the acquisition, (ii) after giving effect to the incurrence of such Indebtedness, the Company would be in compliance on a pro forma basis with the covenants set forth in Section 7.07, and (iii) the aggregate principal amount of all such Indebtedness shall not at any time exceed $50,000,000;

(n) other Indebtedness of the Company to the extent not permitted by any of the foregoing clauses, provided that (i) all such Indebtedness constitutes Permitted Subordinated Indebtedness, (ii) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (iii) (A) the documentation with respect to such Indebtedness shall be in form and substance reasonably satisfactory to the Global Agent, and (B) the terms of the subordination applicable thereto shall be in form and substance reasonably satisfactory to the Global Agent, and (iv) the Company shall be in compliance with the financial covenants set forth in Section 7.07 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness;

(o) unsecured or Specified Indebtedness incurred in connection with the Company’s ERP Initiative not to exceed the aggregate principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of $50,000,000 at any time; and

(p) additional Indebtedness of the Company or any of its Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $75,000,000 at any time.

Section 7.05 Investments and Guaranty Obligations.

Each of Holdings and the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a) Investments by Holdings or any of its Subsidiaries in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c) the Company and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) any Permitted Creditor Investment;

(e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided the aggregate outstanding amount of all such loans and advances shall not exceed $5,000,000 at any time;

(f) to the extent not permitted by any of the other subparts in this Section, Investments existing as of the Closing Date and described on Schedule 7.05;

(g) any Guaranty Obligations of Holdings or any of its Subsidiaries in favor of the Collateral Agent, the Agents, each LC Issuer and the Lenders and any other Benefited Creditors under any Designated Hedge Agreements or Designated Bank Product Agreements pursuant to the Loan Documents;

(h) the Indebtedness of the Receivables Subsidiary to the Company or AGSC and Indebtedness of AGSC to the Company in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents;

(i) Permitted Subordinated Indebtedness of the Company to AGSC in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents;

(j) Investments of the Company and its Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(k) Investments (i) of Holdings or any of its Subsidiaries in any Subsidiary which Investment exists as of the Closing Date, (ii) of the Company in any Domestic Credit Party, (iii) of any Domestic Credit Party in any other Domestic Credit Party (other than Holdings and the Company), (iv) of any Domestic Subsidiary that is not a Domestic Credit Party in any other Domestic Subsidiary (other than Holdings and the Company), or (v) constituting Permitted Foreign Subsidiary Loans and Investments;

(l) Investments (i) of any Foreign Subsidiary in any other Subsidiary of the Company existing as of the Closing Date, (ii) of any Foreign Subsidiary (other than a Canadian Credit Party) in any other Subsidiary of the Company (other than the Receivables Subsidiary), or (iii) of any Canadian Credit Party in any Domestic Credit Party (other than Holdings and the Company);

(m) intercompany loans and advances permitted by Section 7.04(h);

(n) the Acquisitions permitted by Section 7.02;

(o) Investments constituting Restricted Payments permitted by Section 7.06;

(p) any Guaranty Obligation incurred by any Domestic Credit Party with respect to Indebtedness of another Domestic Credit Party which Indebtedness is permitted by Section 7.04;

(q) other Investments by the Company or any Subsidiary of the Company (other than the Receivables Subsidiary) in any other Person made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this subpart and outstanding at any time shall not exceed an aggregate of $50,000,000, taking into account the repayment of any loans or advances comprising such Investments;

(r) the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.02(f) and Section 7.02(h); and

(s) Guaranty Obligations constituting Indebtedness that is permitted under Section 7.04 (other than pursuant to clause (j) thereof).

Section 7.06 Restricted Payments.

The Company will not, and will not permit any of its respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Company or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b) (i) any Subsidiary of the Company may declare and pay or make Capital Distributions to any Domestic Credit Party (other than Holdings), (ii) any Foreign Subsidiary of the Company (other than a Canadian Credit Party) may declare and pay or make Capital Distributions to any other Foreign Subsidiary or to any Domestic Credit Party (other than Holdings), and (iii) any Canadian Credit Party may declare and pay or make Capital Distributions to any Domestic Credit Party (other than Holdings);

(c) the Company may (i) declare and pay or make Cash Dividends to Holdings, (ii) make Share Repurchases and (iii) make Permitted Note Purchases, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Company will be in compliance with the financial covenants set forth in Section 7.07 after giving pro forma effect to each such Cash Dividend, Share Repurchase or Permitted Note Purchase, as the case may be, and prior to or concurrently with each such declaration of a Cash Dividend, Share Repurchase or Permitted Note Purchase, as the case may be, that exceeds $10,000,000, the Company shall have provided to the Agents a certificate of an Authorized Officer demonstrating such pro forma compliance and certifying as to compliance with the other provisions of this subpart (c) in connection with such Cash Dividend, Share Repurchase or Permitted Note Purchase, as the case may be, (iii) the aggregate amount of all Cash Dividends, Share Repurchases and Permitted Note Purchases made by the Company under this subpart (c) during the term of this Agreement shall not exceed $35,000,000 and (iv) in the case of a Permitted Note Purchase, each note or other security purchased, redeemed or exchanged in connection with each Permitted Note Purchase shall be permanently cancelled promptly, but in no event later than ten Business Days (or such later date as agreed to by the Global Agent), following each such Permitted Note Purchase;

(d) the Company may (i) declare and pay or make additional Cash Dividends to Holdings, (ii) make additional Share Repurchases and (iii) make additional Permitted Note Purchases, in each case, so long as (w) the Senior Secured Leverage Ratio for both (A) the most recent Testing Period then ended and (B) after giving effect to any such Cash Dividend, Share Repurchase or Permitted Note Purchase (and any such concurrent or substantially concurrent Cash Dividend, Share Repurchase or Permitted Note Purchase), on a pro forma basis, is not greater than 1.50 to 1.00, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the Company will be in compliance with the financial covenants set forth in Section 7.07 after giving pro forma effect to each such Cash Dividend, Share Repurchase and Permitted Note Purchase and prior to or concurrently with any such Cash Dividend, Share Repurchase or Permitted Note Purchase that exceeds $10,000,000, the Company shall have provided to the Agents a certificate of an Authorized Officer demonstrating such pro forma compliance and certifying as to compliance with the other provisions of this subpart (d) in connection therewith, and (z) in the case of a Permitted Note Purchase, each note or other security purchased, redeemed or exchanged in connection with each Permitted Note Purchase shall be permanently cancelled promptly, but in no event later than ten Business Days (or such later date as agreed to by the Global Agent), following each such Permitted Note Purchase;

(e) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Company may make Restricted Payments to Holdings to the extent necessary to permit Holdings to pay general administrative costs and expenses, so long as Holdings applies the amount of any such Restricted Payment for such purpose, provided that to the extent the aggregate of all such Restricted Payments exceeds the Holdings G&A Amount in any fiscal year, the amount of such excess shall be deducted from Consolidated EBITDA in the fiscal quarter paid; and

(f) the Company may make Restricted Payments to Holdings to the extent necessary to permit Holdings to discharge the consolidated, combined or unitary federal, state, local or foreign tax liabilities of the Company and its Subsidiaries, so long as Holdings applies the amount of any such Restricted Payment for such purpose.

Section 7.07 Financial Covenants.

(a) Leverage Ratio. The Company will not permit the Leverage Ratio for the last day of any Testing Period to exceed the ratio set forth opposite such period in the table below:

Testing Period	Leverage Ratio
November 30, 2013	3.75 : 1.00
February 28, 2014	3.50 : 1.00
May 31, 2014	3.25 : 1.00
August 31, 2014	3.25 : 1.00
November 30, 2014	3.50 : 1.00
February 28, 2015	3.25 : 1.00
May 31, 2015	3.00 : 1.00
August 31, 2015	3.00 : 1.00
November 30, 2015	3.25 : 1.00
February 28, 2016	3.00 : 1.00
Each fiscal quarter ending May 31, August 31 and February 28 thereafter	2.75 : 1.00
Each fiscal quarter ending November 30 thereafter	3.00 : 1.00

(b) Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for the last day of any Testing Period to be less than the ratio set forth opposite such period in the table below:

Testing Period	Interest Coverage Ratio
November 30, 2013 and thereafter	4.00 : 1.00

Section 7.08 Limitation on Certain Restrictive Agreements.

Each of Holdings and the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any of its Subsidiaries to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of Company or any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, or to make loans or advances to Holdings or any of its Subsidiaries, or transfer any of its property or assets to Holdings or any of its Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents or any other Transaction Document, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment or pledging of any licensing agreement or other similar agreements (including licenses of intellectual property) entered into in the ordinary course of business or the transfer or other encumbrance of inventory or other assets utilizing licensed property, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vi) restrictions contained in the Receivables Facility Documents, the Senior Indenture (1998), the Senior Indenture (2011) or any agreement or other document executed in connection with any of the foregoing as in effect on the Closing Date or any notes or any agreement or other document executed in connection therewith (and any similar restrictions contained in any agreement governing any refinancing or refunding thereof not prohibited by this Agreement), (vii) customary restrictions affecting only a Subsidiary of Holdings under any agreement or instrument governing any of the Indebtedness of a Subsidiary of Holdings permitted pursuant to Section 7.04, (viii) restrictions affecting any Foreign Subsidiary (other than a Canadian Credit Party) of the Company under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (ix) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of liens on the assets securing such Indebtedness, (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (xi) any customary restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary permitted under this Agreement pending the closing of such sale or disposition, (xii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (xiii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xiv) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 7.02 pending the consummation of such sale, and (xv) any agreement to which a Subsidiary is a party that is in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

Section 7.09 Amendments to Certain Documents.

Each of Holdings and the Company will not, and will not permit any of its Subsidiaries to, (i) amend, restate, supplement or otherwise modify or replace in any respect the Senior Indenture (2011) (including any agreements or other documents executed in connection therewith) without the prior written consent of the Required Lenders, provided that Holdings or any of its Subsidiaries may amend, supplement or otherwise modify any of the foregoing agreements without the prior written consent of the Global Agent (which consent shall not be unreasonably withheld or delayed), so long as any such amendment or modification does not, in the opinion of the Global Agent, materially and adversely impact the rights or remedies of the Global Agent and the Lenders hereunder in any material respect, (ii) permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness (other than the Senior Indenture (2011) (including any agreements or other documents executed in connection therewith)) of Holdings or any of its Subsidiaries that is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would be materially adverse to the Lenders in any material respect, (iii) permit any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect or (iv) permit any waiver, supplement, modification, amendment, termination or release of any Transaction Document (other than the Loan Documents (to the extent otherwise permitted by the terms hereof)), in any manner that is adverse in any material respect to the interests of the Lenders in any material respect.

Section 7.10 Transactions with Affiliates.

Each of Holdings and the Company will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with (i) any Affiliate (other than, in the case of Holdings, the Company, in the case of the Company, any Subsidiary, and in the case of a Subsidiary, the Company or another Subsidiary) or (ii) to the knowledge of the Company, Koch Industries, Inc. and its subsidiaries, other than upon fair and reasonable terms taken as a whole no less favorable to Holdings, the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Company comply with any applicable legal requirements of the Code, (ii) agreements and transactions with and payments to officers, directors and shareholders that are entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, (iii) the Transaction Documents or (iv) as disclosed on Schedule 7.10.

Section 7.11 Holdings.

Holdings shall not engage in any business activities or have any assets or liabilities other than (i) its ownership of the equity interests of the Company and liabilities incidental thereto, including its liabilities pursuant to the other Transaction Documents, (ii) special purpose holding company activities and properties reasonably incidental to the foregoing, (iii) distribution of any Restricted Payments permitted by Section 7.06, (iv) liabilities pursuant to the Holdco Securities Purchase Agreement Documents and (v) activities incidental to the business or activities described in clauses (i)-(iv) above.

Section 7.12 Capital Expenditures.

Each of Holdings and the Company will not, and will not permit any of its Subsidiaries to, make or incur any Consolidated Capital Expenditures that in the aggregate exceed $45,000,000 during the fiscal year ending February 28, 2014 (including periods thereof prior to the Closing Date) and each fiscal year thereafter; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the immediately following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the immediately following fiscal year after any amount set forth above that is permitted to be expended during such fiscal year; and provided, further, that (x) Consolidated Capital Expenditures that are made from the proceeds of Events of Loss shall be excluded from the foregoing calculation of Consolidated Capital Expenditures and (y) Consolidated Capital Expenditures, whether financed or unfinanced, in connection with the ERP Initiative shall be excluded from the foregoing calculation of Consolidated Capital Expenditures so long as such Consolidated Capital Expenditures do not exceed (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) $15,000,000 in any fiscal year after the Closing Date.

Section 7.13 Anti-Terrorism Laws.

Neither the Company, any other Credit Party, nor any of its Subsidiaries is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Company and the other Credit Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Company and the other Credit Parties with Anti-Terrorism Laws.

Section 7.14 Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any change in accounting policies or reporting practices, except as permitted by GAAP or to convert to IFRS, (ii) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party other than changes to any Subsidiary to conform to the Company’s fiscal year and method for determining fiscal quarters, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least twenty (20) days’ (or such shorter period as agreed to by the Global Agent) prior written notice to the Agents and the acknowledgement of the Agents that all actions required by the Agents and/or the Collateral Agent, including those to continue the perfection of its Liens, have been completed.

ARTICLE VIII — EVENTS OF DEFAULT

Section 8.01 Events of Default.

Any of the following specified events shall constitute an event of default (each an “Event of Default”):

(a) Payments: any Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or Unpaid Drawings or any Fees or any other amounts owing hereunder or under any other Loan Document; or

(b) Representations, etc.: any representation, warranty or statement made by the Company or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Certain Covenants: Holdings or any Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 4.04, Section 6.01, Section 6.05 (as to the existence of any Borrower), Section 6.09, Section 6.10, or Article VII of this Agreement; or

(d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document, other than those referred to in Section 8.01(a), (b) or (c) above, and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements: Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of Holdings or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement constituting Material Indebtedness, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement constituting Material Indebtedness or any other agreement or instrument relating thereto; or

(f) Invalidity of Loan Documents: (i) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or (iii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral with a value in excess of $5,000,000, individually or in the aggregate, purported to be covered by the Security Documents with the priority required by the relevant Security Documents, in each case for any reason other than the failure of the Collateral Agent, the Global Agent, the Revolver Agent or any Lender to take any action that they are required to take; or

(g) Judgments: (i) one or more judgments, orders or decrees shall be entered against Holdings and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $20,000,000 or more in the aggregate for all such judgments, orders and decrees for Holdings and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against Holdings and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair market value in excess of $20,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged, satisfied or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(h) Insolvency Event: any Insolvency Event shall occur with respect to Holdings, the Company, any other Credit Party (other than any such other Credit Party that does not have total assets in excess of $5,000,000), or any other Subsidiary of the Company that has total assets or annual revenues in excess of $5,000,000; or

(i) ERISA: (i) one or more ERISA Events shall have occurred; or (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) any such event or events described in clause (i) above or any such Lien, security interest or liability described in clause (ii) above, individually, and/or in the aggregate, in the opinion of the Required Lenders, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(j) Change of Control: if there occurs a Change of Control.

Section 8.02 Remedies.

Upon the occurrence of any Event of Default, and at any time thereafter if any Event of Default shall then be continuing, the Global Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers or any thereof, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against the Company or any other Credit Party in any manner permitted under applicable law:

(a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c) terminate any Letter of Credit that may be terminated in accordance with its terms or require the applicable LC Obligors to deposit cash in a deposit account designated by the Revolver Agent in an amount equal to 105% of the Revolving Facility LC Outstandings or the Canadian LC Outstandings, as the case may be, of such LC Obligor to secure such LC Obligor’s reimbursement obligations with respect to such Revolving Facility LC Outstandings or Canadian LC Outstandings; or

(d) exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Agents as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

Section 8.03 Application of Certain Payments and Proceeds.

All payments and other amounts received by the Global Agent or any Lender (i) at any time on or after the Equalization Date or (ii) at any time from the exercise of remedies hereunder or under the other Loan Documents, whether received from the Collateral Agent, any Credit Party or otherwise, shall in each case unless otherwise required by the terms of the other Loan Documents or by applicable law be applied as follows:

(a) Obligations Generally. Except with respect to any amounts that are required to be applied pursuant to subpart (b) below, all amounts received by or with respect to, and all proceeds of Collateral coming from, the Company or any other Domestic Credit Party shall be applied:

(i) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Global Agent, the Revolver Agent and the Collateral Agent in its respective capacity as such;

(ii) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv) fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts, (B) the amounts due to Designated Hedge Creditors under Designated Hedge Agreements and (C) the amounts due to Designated Bank Product Creditors under Designated Bank Product Agreements;

(v) fifth, to the Revolver Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;

(vi) sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Global Agent, the Revolver Agent, each LC Issuer, the Swing Line Lender, the Lenders, the Designated Bank Product Creditors and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vii) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrowers or to whomsoever shall be lawfully entitled thereto.

(b) Canadian Obligations. All amounts received by or with respect to, and all proceeds of Collateral, if any, coming from, any Canadian Borrower or any other Canadian Credit Party shall be applied:

(i) first, to the payment of that portion of the Canadian Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Global Agent, the Revolver Agent and the Collateral Agent in its respective capacity as such;

(ii) second, to the payment of that portion of the Canadian Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Canadian Lender and each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(iii) third, to the payment of that portion of the Canadian Obligations constituting accrued and unpaid interest on the Canadian Revolving Loans made to the Canadian Borrowers and Unpaid Drawings with respect to Canadian Letters of Credit issued for the account of each Canadian Borrower, ratably among the Canadian Lenders and each LC Issuer in proportion to the aggregate of all such amounts;

(iv) fourth, to the payment of that portion of the Canadian Obligations constituting unpaid principal of the Canadian Revolving Loans made to the Canadian Borrowers and Unpaid Drawings with respect to Canadian Letters of Credit issued for the account of each Canadian Borrower, ratably among the Canadian Lenders and each LC Issuer in proportion to the aggregate of all such amounts;

(v) fifth, to the Canadian Administrative Branch of the Revolver Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of Canadian Letters of Credit issued for the account of each Canadian Borrower;

(vi) sixth, to the payment of all other Canadian Obligations owing under or in respect of the Loan Documents that are then due and payable to the Global Agent, the Revolver Agent, each LC Issuer and the Canadian Lenders, ratably based upon the respective aggregate amounts of all such Canadian Obligations owing to them on such date; and

(vii) finally, any remaining surplus after all of the Canadian Obligations have been paid in full, to the Canadian Borrowers or to whomsoever shall be lawfully entitled thereto.

Section 8.04 Equalization.

(a) Equalization Prior to Equalization Date.

(i) Generally. Subject to subpart (b) below, if at any time any Lender receives any amount (other than amounts that are received from a Canadian Credit Party with respect to the Canadian Obligations and are subject to subpart (a)(ii) below or payments otherwise received in accordance with this Agreement) hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), Revolving Facility LC Participations, Swing Line Participations or Fees (other than Fees that are intended to be paid solely to the Global Agent, the Revolver Agent or a LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender (based on such Lender’s ratable share thereof as determined in accordance with Section 2.17, Section 8.03 or specifically set forth elsewhere in this Agreement) bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations (other than the Canadian Obligations) to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

(ii) Canadian Sub-Facility. Subject to subpart (b) below, if at any time any Canadian Lender receives any amount hereunder from the Canadian Credit Parties (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Canadian Loans (other than amounts payable to a Canadian Lender under Article III) or Canadian LC Participations of a sum that with respect to the related sum or sums received by other Canadian Lenders is in a greater proportion than the total such Canadian Obligations then owed and due to such Canadian Lender bears to the total of such Canadian Obligation then owed and due to all of the Canadian Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Canadian Lenders an interest in the Canadian Obligations to such Canadian Lenders in such amount as shall result in a proportional participation by all of the Canadian Lenders in such amount.

(iii) Recovery of Amounts. If any amount paid to any Lender pursuant to subparts (i) or (ii) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(b) Equalization after Equalization Date. If at any time on or after the Equalization Date, the Revolving/Canadian Facility Exposure owing to any Lender is greater than an amount equal to such Lender’s Equalization Percentage of the Aggregate Revolving/Canadian Facility Exposure, then on such date any of the Revolving/Canadian Facility Exposure not denominated in Dollars shall be converted to Dollars and each of the other Lenders shall purchase from such Lender for cash at par an amount of the Obligations of such Lender as shall be necessary such that the Revolving/Canadian Facility Exposure owing to such Lender is equal to the amount of its Equalization Percentage of the Aggregate Revolving/Canadian Facility Exposure.

(c) Consent of Borrowers. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Defaulting Lenders. Notwithstanding anything to the contrary contained herein, the provisions of this Section shall be subject to the express provisions of this Agreement that require, or permit, differing payments to be made to Lenders that are not Defaulting Lenders, as opposed to Defaulting Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to this Section, then the Revolver Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Revolver Agent for the account of such Lender to satisfy such Lender’s obligations to the Revolver Agent under such Sections until all such unsatisfied obligations are fully paid. In addition to the foregoing, any Lender that fails at any time to comply with the provisions of this Section 8.04 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason. A Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of or relating to outstanding Revolving Loans, Canadian Loans, Letters of Credit or interest, fees or otherwise related to a Revolving Loan, Canadian Loan or Letter of Credit, to the remaining Non-Defaulting Lenders for application to, and reduction of, their respective Equalization Percentage of the Aggregate Revolving/Canadian Facility Exposure. Each Defaulting Lender hereby authorizes the Revolver Agent to distribute such payments to the Non-Defaulting Lenders in proportion to their respective Equalization Percentages of the Aggregate Revolving/Canadian Facility Exposure to which such Lenders are entitled. A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 8.04 when and if, as a result of application of the assigned payments to all Equalization Percentages of the Aggregate Revolving/Canadian Facility Exposure to the Non-Defaulting Lenders, the Lenders’ respective Equalization Percentage of the Aggregate Revolving/Canadian Facility Exposure have returned to those in effect immediately prior to such violation of this Section 8.04.

Section 8.05 Set-Off.

Subject to Section 2.21, if an Event of Default shall have occurred and be continuing, each Lender, each LC Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such LC Issuer or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the Obligations of such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such LC Issuer, or Affiliate, irrespective of whether or not such Lender, LC Issuer, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such LC Issuer different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, each LC Issuer Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Borrowers and the Agents promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.06 Right to Cure.

Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under any covenant set forth in Section 7.07, any cash equity contribution to Holdings (funded with proceeds of common equity or other qualified equity from any equity holder as of the Closing Date or any of their respective affiliates and co-investors) after the end of a fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter or fiscal year that is contributed to the Company as common equity will, at the irrevocable election of the Company, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) in each consecutive four fiscal quarter period there shall be no more than two Specified Equity Contributions made, (b) no more than five Specified Equity Contributions shall be made during the term of the Credit Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Company to be in compliance with the covenants set forth in Section 7.07, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions (other than the covenants set forth in Section 7.07 themselves) or any baskets, (e) all Specified Equity Contributions shall be disregarded for purposes of cash that may be netted in any ratio-based test or condition, including the covenants set forth in Section 7.07 and (f) there shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with any covenants set forth in Section 7.07 or ratio.

ARTICLE IX — THE AGENTS

Section 9.01 Appointment and Authority.

Each of the Lenders and the LC Issuers hereby (i) irrevocably appoints Bank of America to act on its behalf as the Global Agent hereunder and under the other Loan Documents and authorizes the Global Agent to take such actions on its behalf and to exercise such powers as are delegated to the Global Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and (ii) irrevocably appoints PNC to act on its behalf as the Revolver Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Revolver Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Revolver Agent and the Collateral Agent, as the case may be, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Global Agent, the Collateral Agent, the Revolver Agent, the Lenders and the LC Issuers, and no Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender.

The Person serving as the Global Agent and/or the Revolver Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Global Agent and/or the Revolver Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Global Agent and/or the Revolver Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company, any other Credit Party or any Subsidiary or other Affiliate of any Credit Party as if such Person were not the Global Agent and/or the Revolver Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents with respect to such Agent. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Company, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.11 or 8.02, as applicable) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by the Company, the other Agent, a Lender or a LC Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Global Agent.

Section 9.04 Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a LC Issuer, the Applicable Agent may presume that such condition is satisfactory to such Lender or such LC Issuer unless such Agent shall have received notice to the contrary from such Lender or such LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 9.06 Agent Resignation.

The Global Agent may at any time give notice of its resignation to the Lenders, the Revolver Agent, the LC Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Company (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Global Agent gives notice of its resignation, then the retiring Global Agent may on behalf of the Lenders and the LC Issuers, appoint a successor Global Agent; provided that if the Global Agent shall notify the Company, the Lenders and the LC Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Global Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Global Agent on behalf of the Lenders or the LC Issuers under any of the Loan Documents, the retiring Global Agent shall continue to hold such collateral security until such time as a successor Global Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Global Agent shall instead be made by or to each Lender and each LC Issuer directly, until such time as the Required Lenders appoint a successor Global Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Global Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Global Agent, and the retiring Global Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Global Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Global Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.02 shall continue in effect for the benefit of such retiring Global Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Global Agent was acting as Global Agent.

The Revolver Agent may at any time give notice of its resignation to the Lenders, the Global Agent, the LC Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Company (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Revolver Agent gives notice of its resignation, then the retiring Revolver Agent may on behalf of the Lenders and the LC Issuers, appoint a successor Revolver Agent; provided that if the Revolver Agent shall notify the Company, the Lenders and the LC Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Revolver Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Revolver Agent on behalf of the Lenders or the LC Issuers under any of the Loan Documents, the retiring Revolver Agent shall continue to hold such collateral security until such time as a successor Revolver Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Revolver Agent shall instead be made by or to each Lender and each LC Issuer directly, until such time as the Required Lenders appoint a successor Revolver Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Revolver Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Revolver Agent, and the retiring Revolver Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Revolver Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Revolver Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.02 shall continue in effect for the benefit of such retiring Revolver Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Revolver Agent was acting as Revolver Agent.

If PNC resigns as Revolver Agent under this Section 9.06, PNC shall also resign as an LC Issuer and as Collateral Agent. Upon the appointment of a successor Revolver Agent hereunder, such successor shall (a) (i) succeed to all of the rights, powers, privileges and duties of PNC as a retiring LC Issuer and the Revolver Agent and PNC shall be discharged from all of its respective duties and obligations as an LC Issuer and the Revolver Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement reasonably satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit, and (b) succeed to all of the rights, powers, privileges and duties of PNC as a retiring Collateral Agent and PNC shall be discharged from all of its duties and obligations as a Collateral Agent under the Loan Documents.

Section 9.07 Non-Reliance on Agents and Other Lenders.

Each Lender and each LC Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each LC Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 Other Agents.

Any Lender identified herein as a Syndication Agent, Book Running Manager, Joint Lead Arranger or any other corresponding title, other than “Global Agent”, “Collateral Agent” or “Revolver Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.09 Agent Fees.

The Company shall pay (i) to the Global Agent a nonrefundable fee under the terms of the Fee Letter and (ii) to the Revolver Agent a nonrefundable fee under the terms of the Fee Letter.

Section 9.10 Authorization to Release Collateral and Guarantors.

The Revolver Agent, the Collateral Agent, the Lenders and each LC Issuer authorize the Collateral Agent to release (i) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 7.02, and (ii) any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Credit Parties in a transaction permitted under Section 7.02.

Section 9.11 No Reliance on any Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

ARTICLE X — GUARANTY

Section 10.01 Guaranty by the Company.

The Company hereby irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Company Guaranteed Obligations”): (a) (i) the principal of and interest on the Notes issued by, and the Loans made to, and the other Obligations of, the Canadian Borrowers under this Agreement, and (ii) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Company) under this Agreement, (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Subsidiary of the Company under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in each case, other than any Excluded Swap Obligations and (c) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Subsidiary of the Company under any Designated Bank Product Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Bank Product Creditor, in all cases under subparts (a), (b) or (c) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Upon failure by any Credit Party to pay punctually any of the Company Guaranteed Obligations, the Company shall forthwith on demand by the Global Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument. This guaranty is a guaranty of payment and not of collection.

Section 10.02 Additional Undertaking.

As a separate, additional and continuing obligation, the Company unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any amounts not be recoverable from the Company under Section 10.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Global Agent, any of their respective Affiliates, or any other person, at any time, the Company as sole, original and independent obligor, upon demand by the Global Agent, will make payment to the Global Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

Section 10.03 Guaranty Unconditional.

The obligations of the Company under this Article shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a) any extension, renewal, settlement, compromise, waiver or release in respect to any Company Guaranteed Obligation under any agreement or instrument, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

(c) any release, non-perfection or invalidity of any direct or indirect security for any Company Guaranteed Obligation under any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

(d) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

(e) the existence of any claim, set-off or other rights which the Company may have at any time against any other Credit Party, any Agent, any Lender, any Affiliate of any Lender or any other person, whether in connection herewith or any unrelated transactions;

(f) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any Company Guaranteed Obligation, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Company Guaranteed Obligations; or

(g) any other act or omission of any kind by any other Credit Party, any Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Article, constitute a legal or equitable discharge of a Guarantor’s obligations under the Guaranty or the Company’s obligations under this Article other than the irrevocable payment in full of all Company Guaranteed Obligations.

Section 10.04 Company Obligations to Remain in Effect; Restoration.

The Company’s obligations under this Article shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Company Guaranteed Obligations, and all other amounts payable by the Company, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Company Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Company Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Company’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.05 Waiver of Acceptance, etc.

The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

Section 10.06 Subrogation.

Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Company shall have no rights, by operation of law or otherwise, upon making any payment under this Article to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

Section 10.07 Effect of Stay.

In the event that acceleration of the time for payment of any amount payable by any Credit Party under any Company Guaranteed Obligation is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any Company Guaranteed Obligation shall nonetheless be payable by the Company under this Article forthwith on demand by the Global Agent.

Section 10.08 Keepwell.

The Company, to the extent it is a Qualified ECP Guarantor, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Company to honor all of its obligations under this Article X in respect of Designated Hedge Agreements (provided, however, that the Company shall only be liable under this Section 10.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.08, or otherwise under this Article X, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Company under this Section 10.08 shall remain in full force and effect until payment in full of all of the Obligations and the termination of the Commitments hereunder. The Company intends that this Section 10.08 constitute, and this Section 10.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI — MISCELLANEOUS

Section 11.01 Reserved.

Section 11.02 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by the Global Agent, the Revolver Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of one primary counsel for the Global Agent, the Revolver Agent and the Collateral Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Global Agent or the Revolver Agent unless such costs result from services provided by such internal counsel are duplicative of services then being provided by outside counsel to the Global Agent, the Revolver Agent, the Collateral Agent or any of their respective Affiliates, as applicable, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated and limited in the case of legal fees, charges and disbursements to fees, charges and disbursements of one primary counsel to the Agents, and if necessary, one local counsel in each appropriate jurisdiction), (ii) all reasonable and documented out of pocket expenses incurred by any LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out of pocket expenses incurred by the Global Agent, the Revolver Agent, the Collateral Agent, any Lender or any LC Issuer (including the fees, charges and disbursements of any counsel for the Global Agent, the Revolver Agent, the Collateral Agent, any Lender or any LC Issuer), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Global Agent, the Revolver Agent, the Collateral Agent, any Lender or any LC Issuer unless such costs result from services provided by such internal counsel that are duplicative of services then being provided by outside counsel to the Global Agent, the Revolver Agent, the Collateral Agent, any Lender or any LC Issuer, as applicable, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Global Agent’s and the Revolver Agent’s regular employees and agents engaged periodically to perform audits of the Credit Parties’ books, records and business properties.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Global Agent (and any sub-agent thereof), the Revolver Agent (and any sub-agent thereof), the Collateral Agent, each Lender and each LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited in the case of legal fees, charges and disbursements to fees, charges and disbursements of one primary counsel (and, if necessary, one local counsel in each appropriate jurisdiction) to all Indemnitees, taken as a whole, and solely in the case of an actual conflict of interest among the Indemnitees, one additional counsel for all such conflicted Indemnitees, taken as a whole), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee unless such costs result from services provided by such internal counsel that are duplicative of services then being provided by outside counsel to any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrowers under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Credit Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.02(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under Section 11.02(a) or (b) to be paid by it to the Global Agent (or any sub-agent thereof), the Revolver Agent (or any sub-agent thereof), any LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Global Agent (or any such sub-agent), the Revolver Agent (or any sub-agent thereof), any LC Issuer or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Global Agent (or any such sub-agent), the Revolver Agent (or any sub-agent thereof) or any LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Global Agent (or any such sub-agent), the Revolver Agent (or any sub-agent thereof) or any LC Issuer in connection with such capacity.

(d) General Limitation of Liability; Waiver of Consequential Damages, Etc.

(i) No claim may be made by any Credit Party, any Lender, the Global Agent, the Revolver Agent, any LC Issuer or any other Person against any Indemnitee for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith.

(ii) To the fullest extent permitted by applicable Law, the Credit Parties, the Lenders, the Global Agent, the Revolver Agent and the LC Issuers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, whether or not accrued and whether or not known or suspected to exist; provided however, that the foregoing provisions of this clause (ii) shall not relieve the Borrowers of their indemnification obligations as provided in Section 11.02(b) to the extent any Indemnitee is found liable for any such damages.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

Section 11.03 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as otherwise expressly provided herein) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Revolving Facility Termination Date if the Revolving Facility Termination Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

Section 11.04 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.04(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.04(b), shall be effective as provided in such Section.

(b) Electronic Communications. Notices and other communications to the Lenders and any LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices to any Lender or the LC Issuer if such Lender or the LC Issuer, as applicable, has notified the Applicable Agent that it is incapable of receiving notices under this Section by electronic communication. Any Agent or the Company may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless an Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 11.05 Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders (other than any Defaulting Lender), and, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section.

(b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to one or more banks or other entities (other than Holdings and its Subsidiaries and Affiliates, Defaulting Lenders and Disqualified Lenders), provided that in the case of any such participation,

(i) the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of any Note for all purposes of this Agreement, and

(v) the Borrowers, the Global Agent, the Revolver Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Article III (subject to the requirements and limitations therein, including the requirements under Section 3.03(e) (it being understood that the documentation required under Section 3.03(e) shall be delivered to the participating Lender)) to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold; provided that each such participant shall not be entitled to receive any greater payment under Article III, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such participant is made with the Company’s prior written consent, and, provided further, that, notwithstanding anything to the contrary contained herein, no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document or consent to the departure therefrom except to the extent such amendment or waiver or consent would (w) extend the final scheduled maturity of the Loans or Letter of Credit in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof or extend the time of payment thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (x) release all or substantially all of the Collateral, or release all or substantially all of the guarantors from their respective guarantees of any of the Obligations, except strictly in accordance with the terms of the Loan Documents, or (y) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agents (solely in their capacity as Agents) shall have no responsibility for maintaining a Participant Register.

(c) Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, Revolving Facility LC Participations, Canadian LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A) except in the case (x) of an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Commitments (which for this purpose includes the Loans outstanding thereunder), or $1,000,000, in the case of any assignment in respect of Term Loans;

(B) no Lender that is a Canadian Lender (whether directly or by its Canadian Lending Installation) may (i) at any time prior to the Equalization Date, assign any portion of its Revolving Commitment (including the outstanding Revolving Loans made by it thereunder) without also assigning to the same Eligible Assignee (or the Canadian Lending Installation of such Eligible Assignee) a proportionate amount of the Canadian Commitment (and the outstanding Canadian Revolving Loans made by it thereunder) of such Lender (or the Canadian Lending Installation of such Lender), or (ii) assign any portion of its Canadian Commitment to an Eligible Assignee who is (or whose Canadian Lending Installation is) not a resident of Canada within the meaning of the Income Tax Act (Canada) for the purposes of the withholding tax provisions in Part XIII of the Income Tax Act (Canada) or who cannot provide, if requested by the Canadian Borrowers, evidence reasonably satisfactory to the Canadian Borrowers of such residency;

(C) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(D) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and

(E) unless waived by the Applicable Agent, the Applicable Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.

(ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii) At the time of each assignment pursuant to this subpart (c) to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Company and the Applicable Agent the appropriate Internal Revenue Service Forms and documentation (and, if applicable an Exemption Certificate) described in Section 3.03(e). To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to this subpart (c) would, at the time of such assignment, result in increased costs under Section 3.02 from those being charged by the respective assigning Lender prior to such assignment, then the Company shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Lender Register maintained by the Applicable Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Applicable Agent on the Lender Register only upon the acceptance by the Applicable Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c).

(v) Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(d) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business.

(e) Disqualified Lender List. Upon request by any Lender to the Applicable Agent or the Company, as the case may be, the Applicable Agent or the Company, as the case may be, shall provide such Lender with a copy of the Disqualified Lender List. No Agent shall have any responsibility for ensuring that an assignee of, or a participant in, a Loan or Commitment is not a Disqualified Lender, and nor shall it have any liability in the event that Loans or Commitments, or a participation therein, are transferred to any Disqualified Lender.

Section 11.06 No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers and any Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that any Agent or any Lender would otherwise have.

Section 11.07 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by any LC Issuer, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to is conflict of laws principles.

(b) SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF ANY AGENT TO COMMENCE ANY PROCEEDING IN THE FEDERAL OR STATE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT ANY AGENT DETERMINES THAT SUCH ACTION IS NECESSARY OR APPROPRIATE TO EXERCISE ITS RIGHTS OR REMEDIES UNDER THE LOAN DOCUMENTS.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.07. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.05. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.08 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.

Section 11.09 Integration.

This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

Section 11.10 Headings Descriptive.

The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.11 Amendment or Waiver.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrowers and the Agents, and also signed (or consented to in writing) by the Required Lenders; provided, however, that

(i) no change, waiver or other modification shall:

(A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender;

(B) extend or postpone the Revolving Facility Termination Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is a Revolving Facility LC Participant or Canadian LC Participant, as applicable, beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

(C) reduce the principal amount of or extend the time of payment of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender;

(D) reduce the amount of any Unpaid Drawing as to which any Lender is a Revolving Facility LC Participant or Canadian LC Participant, as the case may be, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender (other than a Defaulting Lender) affected thereby,

(A) release any Borrower from any of its obligations, except with respect to the release of a Canadian Borrower made pursuant to Section 2.19;

(B) release the Company from its guaranty obligations under Article X or release all or substantially all of the other Credit Parties from the Guaranty, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement (including without limitation under Section 9.10);

(C) release all or substantially all of the Collateral except in connection with a transaction permitted under this Agreement;

(D) amend, modify or waive any provision of this Section 11.11, Section 8.03, or Section 8.04, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(E) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;

(F) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans; or

(G) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement.

Any waiver, consent, amendment or other modification with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Section 2.06, Section 2.07 or any other provision in this Agreement specifically relating to Letters of Credit or Article IX may be amended without the consent of (x) any LC Issuer adversely affected thereby or (y) the Agents, respectively.

(c) To the extent the Required Lenders (or all of the Lenders (other than any Defaulting Lender), as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock shall be released from the Security Agreement and such Subsidiary shall be released from the Guaranty; and (iii) the Collateral Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

(d) Notwithstanding the foregoing in this Section 11.11, if in connection with any proposed waiver, amendment or modification referred to in subsections (a), (b) and (c) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 2.16(b).

(e) Notwithstanding the foregoing, no amendment or waiver shall, unless signed by the Revolver Agent and the Required Revolving Lenders (or by the Revolver Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by the Global Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of LC Issuer to issue any Letter of Credit) in Section 4.03; (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any LC Issuer to Issue any Letter of Credit) in Section 4.03; or (iii) amend or waive this clause (e) or the definitions of the terms used in this clause (e) insofar as the definitions affect the substance of this clause (e). No amendment or waiver shall, unless signed by the Revolver Agent and all Revolving Lenders (or by the Revolver Agent with the consent of all Revolving Lenders) in addition to the Required Lenders (or by the Global Agent with the consent of the Required Lenders), change the definition of the term Required Revolving Lenders.

(f) In addition, this Agreement (including provisions regarding pro rata payments or sharing of payments) may be amended with the written consent of the Agents, the Borrower and the Lenders wishing to participate (and no other consent shall be required) to implement one or more “amend and extend” transactions, (A) which “amend and extend” transactions may be effected through the addition of one or more additional tranches to this Agreement, (B) to permit the extensions of credit from time to time outstanding under any such tranches described in the foregoing clause (A) and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (C) to include appropriately the Lenders participating in any such tranches described in the foregoing clause (A) in (x) any determination of the Required Lenders and (y) provisions regarding pro rata payments or sharing of payments; provided that the terms of the relevant “amend and extend” transaction provide that an offer to participate in the relevant transaction be made available to all Lenders of the relevant class of Loans and/or Commitments on a pro rata basis. For the avoidance of doubt, this clause (f) shall supersede any provision of Section 11.11 to the contrary.

(g) Notwithstanding anything to the contrary contained in this Section 11.11, (x) Security Documents (including any Additional Security Documents) and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Agents and may be amended, supplemented and waived with the consent of the Agents and the Company without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Agents and the Company shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Agents and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 11.12 Survival of Indemnities.

All indemnities set forth herein including, without limitation, in Article III (subject to the limitations set forth Section 3.02(d)) or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.13 Domicile of Loans.

Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, including any Canadian Lending Installation; provided, however, that the Borrowers shall not be responsible for costs arising under Section 3.02 resulting from any such transfer to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.14 Confidentiality.

(a) Each of the Global Agent, the Revolver Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (iii) to the extent requested by any regulatory authority or required by applicable laws or regulations or by any subpoena or similar legal process, provided that unless specifically prohibited by applicable law, regulation or court order, each Lender shall make reasonable efforts to notify the Company of any such request or requirement prior to disclosure of such information (other than any request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority), (iv) to any other party to this Agreement, (v) to any other creditor of any Credit Party that is one of the Secured Parties (as defined in the Security Agreement) under the Security Agreement, so long as such creditor agrees to be bound by the provisions of this Section, (vi) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (other than, in any case, a Disqualified Lender), (viii) with the consent of the Company, or (ix) to the extent such Confidential Information (A) is or becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Global Agent, the Revolver Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section.

(b) As used in this Section, “Confidential Information” shall mean all information received from Holdings or any of its Subsidiaries relating to such Person or its business, other than any such information that is available to the Global Agent, the Revolver Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by such Person.

(c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrowers hereby agree that the failure of the Global Agent, the Revolver Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve any Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.15 [Reserved]

Section 11.16 No Duty.

All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by any Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of such Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Holdings, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.17 Lenders and Agents Not Fiduciary to Borrowers, etc.

The relationship among Holdings and its Subsidiaries, on the one hand, and the Agents, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Agents, each LC Issuer and the Lenders have no fiduciary or other special relationship with Holdings and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.18 Survival of Representations and Warranties.

All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by any Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to any Agent or any Lender or any holder of any Notes by or on behalf of Holdings or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to any Agent or any Lender.

Section 11.19 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.20 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.21 Interest Rate Limitation.

(a) Maximum Rate. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

(b) Canadian Interest Limitation. Notwithstanding anything herein to the contrary, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code, Revised Statutes of Canada, 1985, C. 46 as the same may be amended, replaced or re-enacted from time to time) payable under this Agreement with respect to the Canadian Obligations exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the applicable Canadian

Borrower and the Canadian Lenders and the amount of such payment or collection shall be refunded to such Canadian Borrower; for purposes of this Agreement the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable credit advanced on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Revolver Agent will be conclusive for the purposes of such determination. The amount of the payment that is to be refunded will be determined by the Revolver Agent.

Section 11.22 Judgment Currency.

If any Agent, on behalf of the Lenders, obtains a judgment or judgments against any Borrower in a Designated Foreign Currency, the obligations of such Borrower in respect of any sum adjudged to be due to the Global Agent, the Revolver Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by such Agent of the Judgment Amount in the Designated Foreign Currency, such Agent, in accordance with normal banking procedures, may purchase Dollars with the Judgment Amount in such Designated Foreign Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of such Borrower to pay the sum originally due hereunder or under the Notes when it was originally due hereunder or under the Notes) was originally due and owing (the “Original Due Date”) to any Agent or the Lenders hereunder or under the Notes (the “Loss”), such Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, such Agent or such Lender agrees to remit such excess to such Borrower.

Section 11.23 USA Patriot Act Notification.

Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Credit Parties that pursuant to the requirements of the USA Patriot Act such Lender and such Agent are required to obtain, verify and record information that identifies each of the Borrowers and the other Credit Parties, which information includes the name and address of each of the Borrowers and the other Credit Parties and other information that will allow such Lender or such Agent, as applicable, to identify each of the Borrowers and the other Credit Parties in accordance with the USA Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

CENTURY MERGER COMPANY

By:	/s/ Zev Weiss
Name:	Zev Weiss
Title:	Vice President and Secretary

CENTURY INTERMEDIATE HOLDING COMPANY

By:	/s/ Zev Weiss
Name:	Zev Weiss
Title:	Vice President and Secretary

The undersigned hereby becomes party to this Agreement effective immediately upon consummation of the Closing Date Acquisition and from and after such time hereby expressly assumes, and shall have, all rights and obligations of the Company under this Agreement.

AMERICAN GREETINGS CORPORATION

By:	/s/ Zev Weiss
Name:	Zev Weiss
Title:	Chief Executive Officer

BANK OF AMERICA, N.A., as the Global Agent

By:	/s/ Fani Davidson
Name:	Fani Davidson
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Matthew Buzzelli
Name:	Matthew Buzzelli
Title:	Senior Vice President

BANK OF AMERICA, N.A., CANADA BRANCH, as a Canadian Lender

By:	/s/ Medina Sales De Andrade
Name:	Medina Sales De Andrade
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender, a LC Issuer, the Swing Line Lender and the Revolver Agent

By:	/s/ Christian S. Brown
Name:	Christian S. Brown
Title:	Senior Vice President

PNC BANK CANADA BRANCH, as a Canadian Lender

By:	/s/ Caroline Stade
Name:	Caroline Stade
Title:	Senior Vice President

By:	/s/ George William Hines
Name:	George William Hines
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Senior Vice President

MIHI LLC, as a Lender

By:	/s/ Andy Stock
Name:	Andy Stock
Title:	Authorized Signatory

By:	/s/ Andrew Underwood
Name:	Andrew Underwood
Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

By:	/s/ Mary Kay Coyle
Name:	Mary Kay Coyle
Title:	Managing Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Rafael Tobon
Name:	Rafael Tobon
Title:	Director

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Anthony A. Eastman
Name:	Anthony A. Eastman
Title:	Vice President

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ John D. Barrett
Name:	John D. Barrett
Title:	Regional President - Ohio

THE PRIVATEBANK & TRUST COMPANY, as a Lender

By:	/s/ Tricia L. Balser
Name:	Tricia L. Balser
Title:	Managing Director

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Brian H. Gallagher
Name:	Brian H. Gallagher
Title:	Senior Vice President

CENTRAL PACIFIC BANK, as a Lender

By:	/s/ Garrett Grace
Name:	Garrett Grace
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert C. Mayer, Jr.
Name:	Robert C. Mayer, Jr.
Title:	Vice President

FIRSTMERIT BANK, N.A., as a Lender

By:	/s/ Robert G. Morlan
Name:	Robert G. Morlan
Title:	Senior Vice President

AMALGAMATED BANK, as a Lender

By:	/s/ Jackson Eng
Name:	Jackson Eng
Title:	First Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sheetal Shinh
Name:	Sheetal Shinh
Title:	Vice President

UNION BANK, N.A., as a Lender

By:	/s/ Dana Philbin
Name:	Dana Philbin
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nick Kepler
Name:	Nick Kepler
Title:	Vice President

COMPASS BANK, as a Lender

By:	/s/ John Stacy
Name:	John Stacy
Title:	Senior Vice President

RBS CITIZENS, N.A., as a Lender

By:	/s/ Stephen A. Maenhout
Name:	Stephen A. Maenhout
Title:	Senior Vice President

SCHEDULE 2

EXISTING LETTERS OF CREDIT

Issuer	Beneficiary	LC Number #	Expiration Date	Principal Amount*
PNC Bank	Lumberman’s Mutual Casualty Co.	18115400-00-000	10/11/2013	$42,000
PNC Bank	Liberty Mutual Insurance	12502993-00-000	9/30/2013	$4,270,097

*	Amounts estimated as of July 5, 2013.

SCHEDULE 7.03

LIENS

1.	Rights granted to Schurman Fine Papers, its subsidiary, 644064 N.B., Inc. , and to the lenders of Schurman Fine Papers with respect to the use of certain Trademarks and other intellectual property rights, including the names “Papyrus”, “American Greetings” and “Carlton”. Such rights granted under that certain Trademark License Agreement, dated as of April 17, 2009, by and among American Greetings Corporation, AGC, LLC, Carlton Cards Retail, Inc., and Schurman Fine Papers and its subsidiary, 644064 N.B., and that certain Trademark Security Agreement, dates as of April 17, 2009, by and among AGC, LLC and Schurman Fine Papers.

2.	Rights granted to Lions Gate Films Inc. (“LGF”) with respect to that certain animated television series known as “Sushi Pack” (the “Sushi Pack Series”) to secure certain of LGF’s rights under that certain Agreement (the “Sushi Pack Agreement”) dated as of October 30, 2008 and as amended from time to time, by and between LGF and Cloudco, Inc., including LGF’s recoupment rights under the Sushi Pack Agreement, monies to be paid to LFG under the Sushi Pack Agreement and the performance obligations of Cloudco, Inc. under the Sushi Pack Agreement.

3.	Rights granted to LGF with respect to the television series involving Care Bears and certain animated motion pictures involving Care Bears, to secure certain of LGF’s rights under that certain Agreement (the “Care Bears Agreement”) dated as of January 9, 2003 and as amended from time to time, by and between LGF and THOSE CHARACTERS FROM CLEVELAND, INC. including LGF’s recoupment rights under the Care Bears Agreement, monies to be paid to LFG under the Care Bears Agreement and the performance obligations of THOSE CHARACTERS FROM CLEVELAND, INC. under the Care Bears Agreement.

4.	See attached summary of UCC filings in specified jurisdictions.

SUMMARY OF LIENS

DEBTOR	JURISDICTION	SECURED PARTY	LIEN TYPE SEARCHED	FILING INFO	COLLATERAL DESCRIPTION
A.G. Industries, Inc. One American Road Cleveland, OH 44144	North Carolina Secretary of State	NMHG Financial Services, Inc.	UCC / Federal Tax Liens	UCC: 20060120945M Filed: 12-20-06 Continuation: 20110079453C Filed: 9-16-11	Leased equipment – unspecified
				Amendment: 20110079472E Filed: 9-16-11	Amendment revises secured party’s address

A.G. Industries, Inc. One American Road Cleveland, OH 44144	North Carolina Secretary of State	NMHG Financial Services, Inc.	UCC / Federal Tax Liens	UCC: 20080005303B Filed: 1-16-08 Amendment: 20120095818H Filed: 10-15-12 Continuation: 20120095819J Filed: 10-15-12	Leased equipment –unspecified Amendment revises secured party’s address

A.G. Industries, Inc.	North Carolina Secretary of State	Wells Fargo Bank, N.A.	UCC/ Federal Tax Liens	UCC: 20090030854B Filed: 4-21-09	Forklifts

A.G. Industries, Inc.	North Carolina Secretary of State	Wells Fargo Bank, N.A.	UCC/ Federal Tax Liens	UCC: 20090057621C Filed: 7-24-09	Forklifts

AGCM, Inc. One American Road Cleveland, OH 44144	Ohio Secretary of State	CIT Communications Finance Corporation	UCC	UCC: OH00151210663 Filed: 6-28-11	Leased Equipment

DEBTOR	JURISDICTION	SECURED PARTY	LIEN TYPE SEARCHED	FILING INFO	COLLATERAL DESCRIPTION
Those Characters from Cleveland, Inc. One American Road Cleveland, OH 44144	Ohio Secretary of State	Lions Gate Films Inc.	UCC	UCC: OH00144307659 Filed: 8-12-10	All of Debtor’s right, title and interest to that animated TV series “Adventures in Care-a-Lot”, the “new series” as defined in attached Exhibit to Financing Statement

Those Characters from Cleveland, Inc.	Ohio Secretary of State	Lions Gate Films Inc.	UCC	UCC: OH00144307760 Filed: 8-12-10	All of Debtor’s right, title and interest to that animated TV series “Care Bears”, the “classic series” as defined in attached Exhibit to Financing Statement

Those Characters from Cleveland, Inc.	Ohio Secretary of State	Lions Gate Films Inc.	UCC	UCC: OH00144501500 Filed: 8-23-10	All of Debtor’s right, title and interest to that animated TV series “Care Bears: Share’s Starglo Adventure”, the “second special” as defined in attached Exhibit to Financing Statement

Those Characters from Cleveland, Inc.	Ohio Secretary of State	Lions Gate Films Inc.	UCC	UCC: OH00150269817 Filed: 5-17-11	All of Debtor’s right, title and interest to that animated TV series “Care Bears to the Rescue”, the “third special” as defined in attached Exhibit to Financing Statement

Those Characters from Cleveland, Inc.	Ohio Secretary of State	Lions Gate Films Inc.	UCC	UCC: OH00150269928 Filed: 5-17-11	All of Debtor’s right, title and interest to that animated TV series “The Giving Festival”, the “fourth special” as defined in attached Exhibit to Financing Statement

American Greetings Corporation	Ohio Secretary of State	CIT Technology Financing Services, Inc.	UCC	UCC: OH00131632845 Filed: 12-17-2008	Leased Equipment— Minolta related

DEBTOR	JURISDICTION	SECURED PARTY	LIEN TYPE SEARCHED	FILING INFO	COLLATERAL DESCRIPTION
American Greetings Corporation	Ohio Secretary of State	IBM Credit LLC	UCC	UCC: OH00131676605 Filed: 12-18-2008	Leased Equipment—IBM related

American Greetings Corporation	Ohio Secretary of State	E. I. DuPont De Nemours and Company	UCC	UCC: OH00132356446 Filed 1-22-2009	Loaned Equipment as described in CyrelA Sales Agreement between Debtor and Secured Party.

American Greetings Corporation	Ohio Secretary of State	IBM Credit LLC	UCC	UCC: OH00132875840 Filed: 2-19-2009	Leased Equipment—IBM related.

American Greetings Corporation	Ohio Secretary of State	IBM Credit LLC	UCC	UCC: OH00132899911 Filed: 2-20-2009	Leased Equipment—IBM related.

American Greetings Corporation	Ohio Secretary of State	Wells Fargo Bank, N.A. Original secured party: Schurman Fine Papers, d/b/a Papyrus	UCC	UCC: OH00134115054 Filed: 4-20-2009	All of Debtor’s right, title and interest in and to the Papyrus related service marks, trademarks, trade names and trade dress as set forth on Schedule 1 attached to UCC.

				Assignment: 20091170514 Filed: 4-24-2009	Assignment from Schurman Fine Papers, d/b/a Papyrus to Wells Fargo Retail Finance, LLC, as Administrative and Collateral Agent

				Amendment: 20103430347 Filed: 12-9-2010	Amendment changes secured party from Wells Fargo Retail Finance, LLC, as Administrative and Collateral Agent to current listing.

American Greetings Corporation	Ohio Secretary of State	CIT Technology Financing Services, Inc.	UCC	UCC: OH00136992004 Filed: 9-3-2009	Leased Equipment.

DEBTOR	JURISDICTION	SECURED PARTY	LIEN TYPE SEARCHED	FILING INFO	COLLATERAL DESCRIPTION
American Greetings Corporation	Ohio Secretary of State	Insight Investments, LLC	UCC	UCC: OH00138903716 Filed: 12-9-2009	Leased Equipment.
Key Equipment Finance Inc.
		Bank of the West TCF Equipment Finance, Inc.		Assignment: 20100530264 Filed: 2-19-2010	Amendment assigns certain leased equipment to Key Equipment Finance Inc. as listed on attachment to amendment.

				Assignment: 20101160037 Filed: 4-23-2010	Amendment assigns certain leased equipment to Key Equipment Finance Inc. as listed on attachment to amendment.

				Assignment: 20110910008 Filed: 3-30-2011	Amendment assigns certain leased equipment to Key Equipment Finance Inc. as listed on attachment to amendment.

				Amendment: 20113250296 Filed: 11-21-2011	Amendment changes address of Secured Party Insight Investments, LLC.

				Assignment: 20113260428 Filed: 11-22-2011	Amendment assigns certain leased equipment to Key Equipment Finance Inc. as listed on attachment to amendment.

				Assignment: 20131220226 Filed: 5-1-2013	Amendment assigns certain leased equipment to Bank of the West as listed on attachment to amendment.

				Amendment: 20131210278 Filed: 5-1-2013	Amendment adds Bank of the West as a secured party.

				Assignment: 20131770177 Filed: 6-25-2013	Amendment assigns certain leased equipment previously assigned to Key Equipment Finance Inc. to TCF Equipment Finance, Inc. as listed on attachment to amendment.

DEBTOR	JURISDICTION	SECURED PARTY	LIEN TYPE SEARCHED	FILING INFO	COLLATERAL DESCRIPTION
American Greetings Corporation	Ohio Secretary of State	CIT Technology Financing Services, Inc.	UCC	UCC: OH00139663535 Filed: 1-14-2010	Leased Office Equipment.

American Greetings Corporation	Ohio Secretary of State	CIT Technology Financing Services, Inc.	UCC	UCC: OH00147335479 Filed: 1-5-2011	Leased Office Equipment.

American Greetings Corporation	Ohio Secretary of State	IBM Credit LLC	UCC	UCC: OH00150334513 Filed: 5-20-2011	Leased Equipment—IBM related.

American Greetings Corporation	Ohio Secretary of State	CIT Finance LLC	UCC	UCC: OH00157258205 Filed: 4-3-2012	Leased Equipment—Copy Machines.

American Greetings Corporation	Ohio Secretary of State	CIT Finance LLC	UCC	UCC: OH00157259217 Filed: 4-3-2012	Leased Equipment—Copy Machines.

American Greetings Corporation	Ohio Secretary of State	CIT Finance LLC	UCC	UCC: OH00157259439 Filed: 4-3-2012	Leased Equipment—Copy Machines.

American Greetings Corporation	Ohio Secretary of State	CIT Finance LLC	UCC	UCC: OH00157265391 Filed: 4-4-2012	Leased Equipment—Copy Machines.

American Greetings Corporation	Ohio Secretary of State	NMHG Financial Services, Inc.	UCC	UCC: OH00157773550 Filed: 4-23-2012	Leased Equipment.

American Greetings Corporation	Ohio Secretary of State	IBM Credit LLC	UCC	UCC: OH00163892873 Filed: 1-3-2013	Leased Equipment.

SCHEDULE 7.04

INDEBTEDNESS

1.	Guarantee by AGC of certain indebtedness of Schurman Fine Papers owed to Wells Fargo in an amount not to exceed $10,000,000.

2.	Indebtedness evidenced by the promissory notes set forth below:

Lender	Borrower	Amount*	Date Issued	Maturity Date
American Greetings Corporation	American Greetings HK, Limited	$1,307,429	3/1/2012	3/1/2017
American Greetings Corporation	Carlton Cards Limited	$0	1/28/2011	1/28/2014
American Greetings Corporation	Lakeshore Lending Limited	$85,881,999	5/4/2012	5/4/2017
American Greetings Corporation	Lakeshore Lending Limited	$0	7/16/2012	7/16/2017
American Greetings Corporation	UK Greetings Limited	$0	1/28/2011	1/28/2014

*	Amounts estimated as of July 5, 2013.

3.	Indebtedness of Kiwee Comunicatii S.R.L. to AGCM, Inc. pursuant to that certain Loan Agreement, dated November 13, 2009, in an amount of $88,598.00 (estimated as of July 5, 2013).

Schedule 7.05

Investments

Investments	Balance*
Primus Capital Fund 5	$565,944
Jump Start LP	$57,271
Cleveland New Markets Investment Fund LLC	$170,035
Cleveland Development Partnership II LP	$354,262
Ohio Innovation Fund I	$61,676
Primus Capital Fund IV	$132
AG ownership in Schurman Fine Papers	$1,935,000
AG ownership in PC Topco Holdings, Inc.	$8,842,572
Investment in The Hatchery, LLC	$9,000,000
Guarantee by AGC of certain indebtedness of Schurman Fine Papers owed to Wells Fargo	$10,000,000

*	Amounts estimated as of July 5, 2013

Schedule 7.10

Affiliate Transactions

1.	Agreements and transactions that the Company, together with any of its Subsidiaries, may enter into from time to time with Schurman Fine Papers and/or an Affiliate thereof; provided, however, none of Schurman Fine Papers or its Affiliates shall be deemed an Affiliate of the Company solely due to the reference thereof in this Schedule 7.10.

2.	Agreements and transactions that the Company, together with any of its Subsidiaries, may enter into from time to time with PC Topco Holdings, Inc. and/or an Affiliate thereof; provided, however, none of PC Topco Holdings, Inc. or its Affiliates shall be deemed an Affiliate of the Company solely due to the reference thereof in this Schedule 7.10.

3.	Transactions with Affiliates pursuant to agreements in existence on the Closing Date that are described under the heading “World headquarters relocation” in Item 13 of the 10-K of AGC filed on May 9, 2013, together with any amendments, restatements, supplements and other modifications to such agreements to the extent that any such amendment, supplement or other modification is not materially less favorable, taken as a whole, to the Company and its Subsidiaries. The 10-K referenced above is available on the website of the SEC at the following link:

http://www.sec.gov/Archives/edgar/data/5133/000119312513209085/d460905d10k.htm

EXHIBIT A-1

FORM OF

REVOLVING FACILITY NOTE

U.S.$	New York, New York
, 20

FOR VALUE RECEIVED, the undersigned, [CENTURY MERGER COMPANY, an Ohio corporation] [AMERICAN GREETINGS CORPORATION, an Ohio corporation (as successor by merger to Century Merger Company)] (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to                     (the “Lender”), in lawful money of the United States of America and in immediately available funds (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) and in immediately available funds, at the Payment Office of the Revolver Agent, the principal sum of                     U.S. Dollars (U.S.$                    ) or, if less, the then unpaid principal amount of all outstanding Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the Revolving Facility Termination Date.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This Revolving Facility Note is one of the Notes referred to in the Credit Agreement, dated as of August 9, 2013, among the Borrower, Century Intermediate Holding Company, a Delaware corporation, the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as the revolver agent and collateral agent, and Bank of America, N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Revolving Facility Note is subject to mandatory repayment prior to the Revolving Facility Termination Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Facility Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Facility Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Revolving Facility Note shall be construed in accordance with and be governed by the laws of the State of New York without regard to its conflict of laws principles.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS REVOLVING FACILITY NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[CENTURY MERGER COMPANY] [AMERICAN GREETINGS CORPORATION]

By:
Name:
Title:

EXHIBIT A-2

FORM OF

TERM FACILITY NOTE

U.S.$	New York, New York
, 20

FOR VALUE RECEIVED, the undersigned, [CENTURY MERGER COMPANY, an Ohio corporation] [AMERICAN GREETINGS CORPORATION, an Ohio corporation (as successor by merger to Century Merger Company)] (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to                     (the “Lender”), in lawful money of the United States of America and in immediately available funds (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) and in immediately available funds, at the Payment Office of the Global Agent, the principal sum of                     U.S. Dollars (U.S.$                    ) or, if less, the then unpaid principal amount of all outstanding Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the Term Facility Maturity Date.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Term Loan made by the Lender from the date of such Term Loan until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This Term Facility Note is one of the Notes referred to in the Credit Agreement, dated as of August 9, 2013, among the Borrower, Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, Bank of America, N.A., as global agent, and PNC Bank, National Association, as revolver agent and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Term Facility Note is subject to mandatory repayment prior to the Term Facility Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Term Facility Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Facility Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Term Facility Note shall be construed in accordance with and be governed by the laws of the State of New York without regard to its conflict of laws principles.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS TERM FACILITY NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[CENTURY MERGER COMPANY] [AMERICAN GREETINGS CORPORATION]

By:
Name:
Title:

EXHIBIT A-3

FORM OF

CDOR NOTE

C$	New York, NY
, 20

FOR VALUE RECEIVED, the undersigned [Canadian Borrower], a [Canadian                     ] [, and] [Insert Additional Canadian Borrowers] (herein, together with [its][their] successors and assigns, the [“Borrower”][“Borrowers”], hereby promise[s] to pay to                     (the “Lender”), in lawful money of Canada and in immediately available funds, at the Canadian Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below), the principal sum of                     Canadian Dollars (C$                    ) or, if less, the then unpaid principal amount of all outstanding CDOR Loans made by the Lender to the Borrower[s] pursuant to the Credit Agreement referred to below, on the Revolving Facility Termination Date.

The Borrower[s] promise[s] also to pay interest in like currency and funds at the Canadian Payment Office on the unpaid principal amount of each CDOR Loan made by the Lender from the date of such CDOR Loan until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This CDOR Note is one of the Notes referred to in the Credit Agreement, dated as of August 9, 2013, among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, the Borrower[s], the lenders from time to time party thereto, PNC Bank, National Association, as collateral agent and as revolver agent, and Bank of America N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this CDOR Note is subject to mandatory repayment prior to the Revolving Facility Termination Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this CDOR Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower[s] hereby waive[s] presentment, demand, protest or notice of any kind in connection with this CDOR Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This CDOR Note shall be construed in accordance with and be governed by the laws of the State of New York without regard to its conflict of laws principles.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

[EACH OF] THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CDOR NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[CANADIAN BORROWER[S]]

By
Name
Title

EXHIBIT A-4

FORM OF

CANADIAN BASE RATE NOTE

C$	New York, NY
, 20

FOR VALUE RECEIVED, the undersigned [Canadian Borrower], a [Canadian             ] [, and] [Insert Additional Canadian Borrowers] (herein, together with [its] [their] successors and assigns, the [“Borrower”] [“Borrowers”], hereby promise[s] to pay to             (the “Lender”), in lawful money of Canada and in immediately available funds, at the Canadian Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below), the principal sum of             Canadian Dollars (C$            ) or, if less, the then unpaid principal amount of all outstanding Canadian Base Rate Loans made by the Lender to the Borrower[s] pursuant to the Credit Agreement referred to below, on the Revolving Facility Termination Date.

The Borrower[s] promise[s] also to pay interest in like currency and funds at the Canadian Payment Office on the unpaid principal amount of each Canadian Base Rate Loan made by the Lender from the date of such Canadian Base Rate Loan until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This Canadian Base Rate Note is one of the Notes referred to in the Credit Agreement, dated as of August 9, 2013, among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, the Borrower[s], the lenders from time to time party thereto, PNC Bank, National Association, as collateral agent and as revolver agent, and Bank of America N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Canadian Base Rate Note is subject to mandatory repayment prior to the Revolving Facility Termination Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Canadian Base Rate Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower[s] hereby waive[s] presentment, demand, protest or notice of any kind in connection with this Canadian Base Rate Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Canadian Base Rate Note shall be construed in accordance with and be governed by the laws of the State of New York without regard to its conflict of laws principles.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

[EACH OF] THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CANADIAN BASE RATE NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[CANADIAN BORROWER[S]]

By
Name
Title

EXHIBIT A-5

FORM OF

SWING LINE NOTE

U.S. $25,000,000	New York, NY
, 20

FOR VALUE RECEIVED, the undersigned [CENTURY MERGER COMPANY, an Ohio corporation] [AMERICAN GREETINGS CORPORATION, an Ohio corporation (as successor by merger to Century Merger Company)] (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to             (the “Lender”), in lawful money of the United States of America and in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of the Revolver Agent, on demand, the principal sum of TWENTY-FIVE MILLION U.S. DOLLARS (U.S. $25,000,000) or, if less, the then unpaid principal amount of all outstanding Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below.

The Borrower promises also to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Swing Loan made by the Lender from the date of such Swing Loan until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This Swing Line Note is one of the Notes referred to in the Credit Agreement, dated as of August 9, 2013, among the Borrower, Century Intermediate Holding Company, a Delaware corporation, the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as revolver agent and collateral agent, and Bank of America, N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. This Swing Loan Note is a Swing Loan Note referred to in, is subject to the provisions of, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein. This Swing Loan Note shall be payable on demand and regardless of whether or not an Event of Default has occurred and is continuing.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Swing Line Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Swing Line Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

This Swing Line Note shall be construed in accordance with and be governed by the laws of the State of New York without regard to its conflict of laws principles.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[CENTURY MERGER COMPANY] [AMERICAN GREETINGS CORPORATION]

By:
Name:
Title:

EXHIBIT A-6

FORM OF

NEW LENDER JOINDER AND ASSUMPTION AGREEMENT

Reference is made to the Credit Agreement, dated as of August 9, 2013 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as the revolver agent (in such capacity, the “Revolver Agent”) and collateral agent, and Bank of America, N.A., as global agent (in such capacity, the “Global Agent”).

Agreement

Unless otherwise defined herein, terms defined in the Credit Agreement (defined above) are used herein with the same meanings.

            (the “New Lender”), intending to be legally bound hereby, joins and becomes a “Lender” and a “[Revolving][Incremental Term] Lender” under the Credit Agreement and each of the other Loan Documents as of this             day of             , 20            (the “Effective Date”) and, pursuant to Section 2.02 of the Credit Agreement, the New Lender hereby agrees as follows:

1. As of the Effective Date and to the extent of the [Revolving][Incremental Term] Commitment of the New Lender set forth on Schedule A hereto: (i) the New Lender hereby agrees that it is and shall be deemed to be, and it hereby assumes the obligations of, a “Lender” and a “[Revolving][Incremental Term] Lender” under the Credit Agreement and each of the other Loan Documents; and the New Lender shall be entitled to the benefits, rights, privileges and remedies of a “Lender” and a “[Revolving][Incremental Term] Lender” under the Credit Agreement and each of the other Loan Documents.

2. The New Lender acknowledges and agrees that the Revolver Agent, the Global Agent each other Agent under the Credit Agreement and each Lender makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto or (ii) the financial condition of any Borrower or other Credit Party, or the performance or observance by any Borrower or other Credit Party of any of its obligations under the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto.

3. The New Lender (i) confirms that it has received a copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto), together with copies of the financial statements (if any) referred to in Sections 6.01(a) and 6.01(b) of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Joinder and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Revolver Agent, the Global Agent, any other Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes each Agent to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms thereof; (iv) agrees that it will become a party to and be bound by the Credit Agreement on the Effective Date as if it were an original Lender thereunder and will have the rights and obligations of a [Revolving][Incremental Term] Lender thereunder and will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender and a [Revolving][Incremental Term] Lender; (v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof; and (vi) confirms that it is not a Defaulting Lender.

4. Following the execution of this New Lender Joinder and Assumption Agreement, it will be delivered to the Borrowers and the [Revolver][Global] Agent for acceptance and for recording by the [Revolver][Global] Agent.

5. Upon such acceptance and recording, as of the Effective Date, [(i)] the New Lender shall be a party to the Credit Agreement and, to the extent provided in this New Lender Joinder and Assumption Agreement, have the rights and obligations of a Lender and a [Revolving][Incremental Term] Lender thereunder and under the Loan Documents[, and (ii) the Revolving Commitment of the Revolving Lenders, including the New Lender, shall be as set forth in Schedule 1 hereto].

6. Upon such acceptance and recording from and after the Effective Date, the [Revolver][Global] Agent shall make all payments under the Credit Agreement and the [Revolving][Term] Facility Notes in respect and to the extent of the interest of the New Lender assumed hereby (including, without limitation, all payments of principal, interest, and other fees, costs and expenses with respect thereto) to the New Lender.

7.1[The New Lender hereby agrees to make its Incremental Term Commitment on the following terms and conditions:

(i)	Applicable Margin. The Applicable Margin for each [series [__]] Incremental Term Loan shall mean, as of any date of determination, [ ]% per annum

(ii)	Principal Payments. Borrower shall make principal payments on the [series [__]] Incremental Term Loans in installments on the dates and in the amounts set forth below:

[1]	Insert this item 7 (and completed sub-items (i)-(vi) as applicable, with respect to Incremental Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.20 of the Credit Agreement.

Payment Date	Scheduled Repayment of [Series [__]] Incremental Term Loans
$
$
$
$
TOTAL	$

(iii)	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [series [ ]] Incremental Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the [series [ ]] Incremental Term Loans in accordance with Sections 2.16 of the Credit Agreement.

(iv)	Prepayment Fees. Company agrees to pay to each [Incremental Term Lender] the following prepayment fees, if any: [ ].

[Insert other additional prepayment provisions with respect to Incremental Term Loans]

(v)	Other Fees. Borrower agrees to pay the New Lender an aggregate fee equal to [ , ] on [ , ].

(vi)	Proposed Borrowing. This Agreement represents Borrower’s request to borrow [series [__] Incremental Term Loans] from the New Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ,

b.	Amount of Proposed Borrowing: $

c.	Interest rate option: ☐ a. Base Rate Loan(s)
☐ b.	Eurodollar Loans with an initial Interest Period of month(s)

8. [The New Lender hereby agrees to deliver any documentation required to be delivered to it pursuant to the Credit Agreement, duly completed and executed by the New Lender.]2

[2]	Include in the case of a Foreign Lender. Refer to Section 3.03(e) of the Credit Agreement.

9. This New Lender Joinder and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles.

10. This New Lender Joinder and Assumption Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and delivery of executed signature pages hereof by telecopy transmission from one party to another shall constitute effective and binding execution and delivery of this New Lender Joinder and Assumption Agreement by such party.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE—NEW LENDER JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have duly executed this New Lender Joinder and Assumption Agreement and delivered the same to the [Revolver][Global] Agent and the Borrowers as of the Effective Date.

NEW LENDER

By:

Name:

Title:

Notice Address:

Telephone No.

Telecopier No.:

Email:

Attention:

CONSENTED TO:

[PNC BANK, NATIONAL ASSOCIATION, as Revolver Agent

By:

Name:

Title:	]

[CONSENTED TO:

BANK OF AMERICA, N.A., as Global Agent

By:

Name:

Title:	]

ACKNOWLEDGMENT AND AGREEMENT OF CREDIT PARTIES

In consideration of the foregoing New Lender Joinder and Assumption Agreement: (A) each applicable Borrower hereby agrees to execute and deliver to the New Lender a [Revolving][Term] Facility Note in respect of the [Revolving][Incremental Term] Commitment of the New Lender, and (B) each Credit Party hereby (i) acknowledges and consents to the foregoing New Lender Joinder and Assumption Agreement and agrees that the New Lender shall be a “Lender” and a “[Revolving][Incremental Term] Lender” under the Credit Agreement and the other Loan Documents to which such Credit Party is a party, and shall have the rights, privileges, remedies and obligations of a “Lender” and a “[Revolving][Incremental Term] Lender” under the Credit Agreement and under the other Loan Documents to which such Credit Party is a party in respect and to the extent of the [Revolving][Incremental Term] Commitment of the New Lender set forth on Schedule 1 hereto, which shall serve as the amended and restated Schedule 1 to the Credit Agreement, and (ii) makes, affirms and ratifies in favor of the New Lender the Credit Agreement and the other Loan Documents to which such Credit Party is a party.

BORROWERS:

AMERICAN GREETINGS CORPORATION

By:
Name:
Title:

[INSERT OTHER BORROWERS’ AND GUARANTORS’ SIGNATURE BLOCKS]

SCHEDULE A

Commitment of New Lender

[SCHEDULE 1

Amended and Restated Revolving Commitments of Revolving Lenders]

EXHIBIT B-1

FORM OF

NOTICE OF BORROWING

            , 20

[Bank of America, N.A., as Global Agent

One Independence Center

101 N. Tryon Street

Charlotte, NC 28255-0001

Attention: Credit Services]1

[PNC Bank, National Association, as Revolver Agent

PNC Firstside Center

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services]2

[Canadian Administrative Branch

c/o PNC Bank, National Association,

as Revolver Agent

PNC Firstside Center

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services]3

Re: Notice of Borrowing under the Credit Agreement Referred to Below

Ladies and Gentlemen:

The undersigned, [Century Merger Company, an Ohio corporation]4[American Greetings Corporation, an Ohio corporation] [Canadian Borrower] (the “Borrower”), refers to the Credit Agreement, dated as of August 9, 2013 among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, [the Borrower,] the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as revolver agent and collateral agent, and Bank of America, N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being

[1]	Insert in the case of a continuation/conversion of Term Loans.
[2]	Insert in the case of a continuation/conversion of Revolving Loans.
[3]	Insert in the case of a continuation/conversion of Canadian Loans.
[4]	Insert only for the Notice of Borrowing delivered in connection with the Closing Date.

used herein as therein defined), and hereby gives you notice, irrevocably, pursuant to Section 2.08(b) of the Credit Agreement, that the undersigned hereby requests one or more Borrowings under the Credit Agreement, and in that connection therewith sets forth on Annex I hereto the information relating to each such Borrowing (collectively the “Proposed Borrowing”) as required by Section 2.08(b) of the Credit Agreement.

Very truly yours,

[CENTURY MERGER COMPANY][5] [AMERICAN GREETINGS CORPORATION] [Canadian Borrower], as Borrower

By
Name:
Title:

[5]	Insert only for the Notice of Borrowing delivered in connection with the Closing Date.

ANNEX I

TO

NOTICE OF BORROWING

[FOR REVOLVING FACILITY BORROWINGS]

DATE:             , 20

TO:	Agency Services	Michael Cangilla	(412) 762-6439
		Michael.Cangilla@pnc.com	(412) 762-8672 (fax)

1.	The Borrower irrevocably requests a new [specify type of Loan — Revolving Loan or Swing Loan] Loan which shall bear interest [check one box under 1 below and fill in blank spaces in line next to box]:

(a)	☐	Under the Base Rate Option. Such Revolving Loan shall have a borrowing date of , 20 (which date shall be the same Business Day as the Business Day of receipt by the Revolver Agent by 11:00 a.m. of this Notice of Borrowing for making a new Revolving Loan to which the Base Rate option applies).

OR

(b)	☐	Under the Adjusted Eurodollar Rate Option. Such Revolving Loan shall have a borrowing date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Revolver Agent by 11:00 a.m. of this Notice of Borrowing for making a new Revolving Loan to which the Adjusted Eurodollar Rate option applies).

OR

(c)	☐	Swing Loan. Such Swing Loan shall have a borrowing date of , 20 (which date shall be the same Business Day as the Business Day of receipt by the Revolver Agent by 1:00 p.m. of this Notice of Borrowing for making a new Swing Loan). The Swing Loan shall bear interest under the Quoted Rate (which Quoted Rate is the interest rate the Borrower by the Swing Line Lender and agreed to by the Borrower as being the interest rate applicable to such Swing Loan).

2.	Such Loan is in the principal amount of U.S.$ . [Not to be less than $5,000,000 and to be in increments of $1,000,000 if in excess of $5,000,000 for each Borrowing of Revolving Loans to which the Adjusted Eurodollar Rate option applies and to which the Base Rate option applies, and not to be less than $500,000 and to be in increments of $100,000 if in excess of $500,000 for each Borrowing of Swing Loans].

3.	[Complete blank below if the Borrower is selecting the Adjusted Eurodollar Rate option] Such Revolving Loan shall have an Interest Period of: [select: one, two, three, or six] months.

4.	The undersigned hereby irrevocably requests [check one line under (a), (b) or (c) below and fill in blank space next to the line as appropriate]:

(a)	Funds to be deposited into PNC Bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $ .

OR

(b)	Funds to be wired per the following wire instructions:

$            Amount of Wire Transfer

Bank Name:

ABA:

Account Number:

Account Name:

Reference:

OR

(c)	Funds to be wired per the attached Funds Flow (multiple wire transfers).

[FOR TERM FACILITY BORROWINGS]

DATE:             , 20

TO:	Global Agent	David Sanctis	(980) 387-2466 (tel)
		david.sanctis@BAML.COM	(704) 409-0026 (fax)

1.	The Borrower irrevocably requests a new Term Loan which shall bear interest [check one box under 1 below and fill in blank spaces in line next to box]:

(a)	☐	Under the Base Rate Option. Such Term Loan shall have a borrowing date of , 20 (which date shall be the same Business Day as the Business Day of receipt by the Global Agent by 11:00 a.m. of this Notice of Borrowing for making a new Term Loan to which the Base Rate option applies).

OR

(b)	☐	Under the Adjusted Eurodollar Rate Option. Such Term Loan shall have a borrowing date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Global Agent by 11:00 a.m. of this Notice of Borrowing for making a new Term Loan to which the Adjusted Eurodollar Rate option applies).

2.	Such Loan is in the principal amount of U.S.$ . [Not to be less than $5,000,000 and to be in increments of $1,000,000 if in excess of $5,000,000 for each Borrowing of Term Loans to which the Adjusted Eurodollar Rate option applies and to which the Base Rate option applies]

3.	[Complete blank below if the Borrower is selecting the Adjusted Eurodollar Rate option] Such Term Loan shall have an Interest Period of: [select: one, two, three, or six] months.

4.	The undersigned hereby irrevocably requests [check one line under (a) or (b) below and fill in blank space next to the line as appropriate]:

(a)	Funds to be wired per the following wire instructions:

$            Amount of Wire Transfer

Bank Name:

ABA:

Account Number:

Account Name:

Reference:

OR

(b)	Funds to be wired per the attached Funds Flow (multiple wire transfers).

[FOR CANADIAN BORROWINGS]

DATE:             , 20

TO:	Agency Services	Wendy Kistler	(412) 762-0720
		wendy.kistler@pnc.com	(412) 762-8672 (fax)

1.	The Borrower irrevocably requests a new Canadian Loan which shall bear interest [check one box under 1 below and fill in blank spaces in line next to box]:

(a)	☐	Canadian Revolving Loans under the Canadian Base Rate Option. Such Canadian Revolving Loan shall have a borrowing date of , 20 (which date shall be the same Business Day as the Business Day of receipt by the Global Agent by 11:00 a.m. of this Notice of Borrowing for making a new Canadian Revolving Loan to which the Canadian Base Rate option applies).

OR

(b)	☐	Canadian Revolving Loans under the CDOR Rate Option. Such Canadian Revolving Loan shall have a borrowing date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Global Agent by 11:00 a.m. of this Notice of Borrowing for making a new Canadian Revolving Loan to which the CDOR Rate option applies).

2.	Such Canadian Revolving Loan: C$ [Not to be less than C$5,000,000 and to be in increments of C$1,000,000 if in excess of C$5,000,000 for each Borrowing to which the CDOR Rate option applies, and not to be less than C$1,000,000 and to be in increments of C$100,000 if in excess of C$1,000,000 for each Borrowing to which the Canadian Base Rate option applies].

3.	[Complete blank below if the Borrower is selecting the CDOR Rate option for Canadian Revolving Loans] Such Loan shall have an Interest Period of: [select: one, two, three, or six] months.

4.	The undersigned hereby irrevocably requests [check one line under (a), (b) or (c) below and fill in blank space next to the line as appropriate]:

(a)             Funds to be deposited into PNC Bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $            .

OR

(b)             Funds to be wired per the following wire instructions:

$            Amount of Wire Transfer

Bank Name:

ABA:

Account Number:

Account Name:

Reference:

OR

(c)             Funds to be wired per the attached Funds Flow (multiple wire transfers).

EXHIBIT B-2

FORM OF

NOTICE OF CONTINUATION OR CONVERSION

            , 20

[Bank of America, N.A., as Global Agent

One Independence Center

101 N. Tryon Street

Charlotte, NC 28255-0001

Attention: Credit Services]1

[PNC Bank, National Association, as Revolver Agent

PNC Firstside Center

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services]2

[Canadian Administrative Branch

c/o PNC Bank, National Association,

as Revolver Agent

PNC Firstside Center

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services]3

Re:	Notice of Continuation or Conversion under the Credit Agreement Referred to Below

Ladies and Gentlemen:

The undersigned, [Century Merger Company, an Ohio corporation] [American Greetings Corporation, an Ohio corporation] [Canadian Borrower] (the “Borrower”), refers to the Credit Agreement, dated as of August 9, 2013 among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, [the Borrower,] the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as revolver agent and collateral agent, and Bank of America, N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and hereby gives you notice, irrevocably, pursuant to

[1]	Insert in the case of a continuation/conversion of Term Loans.
[2]	Insert in the case of a continuation/conversion of Revolving Loans.
[3]	Insert in the case of a continuation/conversion of Canadian Loans.

Section 2.13(c) of the Credit Agreement, that the undersigned hereby requests one or more Continuations or Conversions of Loans, consisting of one Type of Loan, pursuant to Section 2.13(c) of the Credit Agreement, and in that connection therewith sets forth on Annex I hereto the information relating to each such Continuations or Conversions.

Very truly yours,

[CENTURY MERGER COMPANY] [AMERICAN GREETINGS CORPORATION] [Canadian Borrower], as Borrower

By:
Name:
Title:

ANNEX I

TO

NOTICE OF CONTINUATION OR CONVERSION

[FOR REVOLVING FACILITY CONTINUATIONS/CONVERSIONS]

DATE:             , 20

TO:	Agency Services	Michael Cangilla	(412) 762-6439
		Michael.Cangilla@pnc.com	(412) 762-8672 (fax)

1.	The Borrower irrevocably requests the following Continuations or Conversions [check one box under 1 below and fill in blank spaces in line next to box]:

	(a)	☐	Continuation of the Adjusted Eurodollar Rate option applicable to an outstanding Revolving Loan originally made on , 20 . Such Loan shall have a borrowing date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Revolver Agent by 11:00 a.m. of this Notice of Continuation for renewing a Revolving Loan to which the Adjusted Eurodollar Rate option applied).

OR

	(b)	☐	Conversion of the Base Rate option applicable to an outstanding Revolving Loan originally made on , 20 to a Revolving Loan to which the Adjusted Eurodollar Rate option applies. Such Loan shall have a borrowing date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Revolver Agent by 11:00 a.m. of this Notice of Conversion for converting a Revolving Loan to which the Base Rate option applied to the Adjusted Eurodollar Rate option).

OR

	(c)	☐	Conversion of the Adjusted Eurodollar Rate option applicable to an outstanding Revolving Loan originally made on , 20 to a Revolving Loan to which the Base Rate option applies. Such Loan shall have a borrowing date of , 20 (which date shall be the same Business Day as the last day of the preceding Interest Period and the Business Day of receipt by the Revolver Agent by 11:00 a.m. of this Notice of Conversion for converting a Revolving Loan to which the Adjusted Eurodollar Rate option applied to the Base Rate option).

2.	The principal amount of such Loan to be continued or converted is U.S.$ . [Not to be less than $5,000,000 and to be in increments of $1,000,000 if in excess of $5,000,000 for each Borrowing to which the Adjusted Eurodollar Rate option applies and to which the Base Rate option applies].

3.	[Complete blank below if the Borrower is selecting the Adjusted Eurodollar Rate option] Such Loan shall have an Interest Period of: [select: one, two, three, or six] months.

[FOR TERM FACILITY CONTINUATIONS/CONVERSIONS]

DATE:             , 20

TO:	Global Agent	David Sanctis	(980) 387-2466 (tel)
		david.sanctis@BAML.COM	(704) 409-0026 (fax)

1.	The Borrower irrevocably requests the following Continuations or Conversions [check one box under 1 below and fill in blank spaces in line next to box]:

(a)	☐	Continuation of the Adjusted Eurodollar Rate option applicable to an outstanding Term Loan originally made on , 20 . Such Loan shall have a borrowing date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Global Agent by 11:00 a.m. of this Notice of Continuation for renewing a Term Loan to which the Adjusted Eurodollar Rate option applied).

OR

(b)	☐	Conversion of the Base Rate option applicable to an outstanding Term Loan originally made on , 20 to a Term Loan to which the Adjusted Eurodollar Rate option applies. Such Loan shall have a borrowing date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Global Agent by 11:00 a.m. of this Notice of Conversion for converting a Term Loan to which the Base Rate option applied to the Adjusted Eurodollar Rate option).

OR

(c)	☐	Conversion of the Adjusted Eurodollar Rate option applicable to an outstanding Term Loan originally made on , 20 to a Term Loan to which the Base Rate option applies. Such Loan shall have a borrowing date of , 20 (which date shall be the same Business Day as the last day of the preceding Interest Period and the Business Day of receipt by the Global Agent by 11:00 a.m. of this Notice of Conversion for converting a Term Loan to which the Adjusted Eurodollar Rate option applied to the Base Rate option).

2.	The principal amount of such Loan to be continued or converted is U.S.$ . [Not to be less than $5,000,000 and to be in increments of $1,000,000 if in excess of $5,000,000 for each Borrowing to which the Adjusted Eurodollar Rate option applies and to which the Base Rate option applies].

3.	[Complete blank below if the Borrower is selecting the Adjusted Eurodollar Rate option] Such Loan shall have an Interest Period of: [select: one, two, three, or six] months.

[FOR CANADIAN BORROWINGS]

DATE:             , 20

TO:	Agency Services	Wendy Kistler	(412) 762-0720
		wendy.kistler@pnc.com	(412) 762-8672 (fax)

1.	The Borrower irrevocably requests the following Continuations or Conversions [check one box under 1 below and fill in blank spaces in line next to box]:

(a)	☐	Continuation of the CDOR Rate option applicable to an outstanding Canadian Revolving Loan originally made on , 20 . Such Canadian Revolving Loan shall have a borrowing date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Revolver Agent by 11:00 a.m. of this Notice of Continuation for renewing a Canadian Revolving Loan to which the CDOR Rate option applied).

OR

(b)	☐	Conversion of the Canadian Base Rate option applicable to an outstanding Canadian Revolving Loan originally made on , 20 to a Canadian Revolving Loan to which the CDOR Rate option applies. Such Canadian Revolving Loan shall have a borrowing date of , 20 (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Revolver Agent by 11:00 a.m. of this Notice of Conversion for converting a Canadian Revolving Loan to which the Canadian Base Rate option applied to the CDOR Rate option).

OR

(c)	☐	Conversion of the CDOR Rate option applicable to an outstanding Canadian Revolving Loan originally made on , 20 to a Canadian Revolving Loan to which the Base Rate option applies. Such Canadian Revolving Loan shall have a borrowing date of , 20 (which date shall be the same Business Day as the last day of the preceding Interest Period and the Business Day of receipt by the Revolver Agent by 11:00 a.m. of this Notice of Conversion for converting a Canadian Revolving Loan to which the CDOR Rate option applied to the Canadian Base Rate option).

2.	The principal amount of such Loan to be continued or converted is C$ [Not to be less than C$5,000,000 and to be in increments of C$1,000,000 if in excess of C$5,000,000 for each Borrowing to which the CDOR Rate option applies, and not to be less than C$1,000,000 and to be in increments of C$100,000 if in excess of C$1,000,000 for each Borrowing to which the Canadian Base Rate option applies].

3.	[Complete blank below if the Borrower is converting to or continuing the CDOR Rate option] Such Loan shall have an Interest Period of: [select: one, two, three, or six] months.

EXHIBIT B-3

FORM OF

REVOLVING FACILITY LC REQUEST

No.	Dated , 20

PNC Bank, National Association, as Revolver Agent

PNC Firstside Center

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services

Ladies and Gentlemen:

The undersigned, American Greetings Corporation, an Ohio corporation (as successor by merger to Century Merger Company) (the “Borrower”), refers to the Credit Agreement, dated as of August 9, 2013, among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as revolver agent and collateral agent, and Bank of America, N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined).

Pursuant to Section 2.06(b) of the Credit Agreement, the undersigned hereby requests that             , as LC Issuer, issue a [Commercial][Standby] Letter of Credit on             , 20            (the “Date of Issuance”) in the aggregate face amount of [$            ] [other Designated Foreign Currency], for the account of             .

The beneficiary of the requested [Commercial][Standby] Letter of Credit will be             , and such [Commercial][Standby] Letter of Credit will be in support of             and will have a stated termination date of             .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(A) the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, before and after giving effect to the issuance of the Letter of Credit, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B) no Default or Event of Default has occurred and is continuing, or would result after giving effect to the issuance of the Letter of Credit requested hereby.

Copies of all documentation with respect to the supported transaction are attached hereto.

Very truly yours,

AMERICAN GREETINGS CORPORATION

By:
Name:
Title:

EXHIBIT B-4

FORM OF

CANADIAN LC REQUEST

No.	Dated , 20

PNC Bank, National Association, as Revolver Agent

PNC Firstside Center

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services

Ladies and Gentlemen:

The undersigned, American Greetings Corporation, an Ohio corporation (as successor by merger to Century Merger Company) (the “Borrower”), refers to the Credit Agreement, dated as of August 9, 2013, among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as revolver agent and collateral agent, and Bank of America, N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined).

Pursuant to Section 2.07(b) of the Credit Agreement, the undersigned hereby requests that             , as LC Issuer, issue a [Commercial][Standby] Letter of Credit on             , 20            (the “Date of Issuance”) in the aggregate face amount of [C$            ], for the account of             .

The beneficiary of the requested [Commercial][Standby] Letter of Credit will be             , and such [Commercial][Standby] Letter of Credit will be in support of             and will have a stated termination date of             .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(A) the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, before and after giving effect to the issuance of the Letter of Credit, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B) no Default or Event of Default has occurred and is continuing, or would result after giving effect to the issuance of the Letter of Credit requested hereby.

Copies of all documentation with respect to the supported transaction are attached hereto.

Very truly yours,

AMERICAN GREETINGS CORPORATION

By:
Name:
Title:

EXHIBIT D

FORM OF

JOINDER AGREEMENT

This Joinder Agreement, dated as of             , 20            (as amended, restated or otherwise modified from time to time, this “Agreement”), is between [Canadian Borrower], a             (the “Additional Borrower”), and PNC Bank, National Association, as revolver agent (the “Revolver Agent”) for the Lenders under the Credit Agreement (each as defined below). Capitalized terms used herein and not defined herein have the respective meanings assigned to such terms in the Credit Agreement (as defined below).

RECITALS:

This Joinder Agreement is entered into pursuant to Section 2.19 of the Credit Agreement, dated as of August 9, 2013, among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, American Greeting Corporation, an Ohio corporation, the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, the Revolver Agent, PNC Bank, National Association, as collateral agent, and Bank of America, N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Additional Borrower is a direct or indirect wholly-owned Subsidiary of the Company, and the Company and the Additional Borrower desire that the Additional Borrower become a party to the Credit Agreement as a [Canadian Borrower] thereunder. This Agreement is one of the Loan Documents referred to in the Credit Agreement.

It is a condition precedent under Section 4.02(i) of the Credit Agreement that the Additional Borrower execute and deliver this Agreement prior to the date on which any Canadian Revolving Loan may be made to it under the Credit Agreement.

The Additional Borrower will obtain benefits from the Credit Agreement and, accordingly, desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph and to induce the Canadian Lenders to make Canadian Revolving Loans to it under the Credit Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Additional Borrower, the receipt and sufficiency of which are hereby acknowledged, the Additional Borrower covenants and agrees with the Revolver Agent and each other Lender as follows:

1. Agreement. The Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, it shall become a party to the Credit Agreement and the other Loan Documents and shall be fully bound by, and subject to, all of the covenants, terms, obligations (including, without limitation, all payment obligations) and conditions of the Credit Agreement and the other Loan Documents applicable to a Borrower as though originally party thereto as a Borrower, and the Additional Borrower shall be deemed a “Borrower” for all purposes of the Credit Agreement from and after the date hereof; provided, however, that nothing contained in this Agreement shall make or be deemed to make such Additional Borrower liable in any way for the indebtedness and other obligations of any Domestic Credit Party under the Credit Agreement. By its signature below, each of the Borrowers, the Lenders and the Revolver Agent hereby agrees and consents to the Additional Borrower becoming bound by, and subject to, the terms and conditions of the Credit Agreement as provided herein, and agrees and acknowledges that the Additional Borrower shall be afforded the benefits of the Credit Agreement, in accordance with the terms and conditions thereof as provided herein, in each case as fully and the same as if the Additional Borrower was originally party thereto as a Borrower. The Additional Borrower acknowledges and confirms that it has received a copy of the Credit Agreement, the other Loan Documents and all exhibits thereto and has reviewed and understands all of the terms and provisions thereof. The Additional Borrower also acknowledges and confirms that it is bound by the terms and conditions of this Agreement.

2. Effect of this Agreement. Except as expressly provided in this Agreement, the Credit Agreement shall remain in full force and effect, without modification or amendment. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of each of the parties hereto and the holders from time to time of the Canadian Sub-Facility Notes.

3. Representations and Warranties. The Additional Borrower, as of the date hereof, hereby:

(a) makes to the Lenders each of the representations and warranties contained in Article 5 of the Credit Agreement applicable to a Borrower or a Credit Party;

(b) represents and warrants that (i) all of the conditions precedent as set forth in Section 2.19 and Section 4.02 of the Credit Agreement have been satisfied, and (ii) no event has occurred and no condition exists that, upon the execution and delivery of this Agreement, would constitute a Default or an Event of Default; and

(c) represents and warrants that: (i) except as disclosed in Appendix A to this Joinder Agreement, it does not and has not, in the last six (6) years, sponsored, administered, participated in or contributed to a Canadian Plan that provides retirement or pension benefits on a defined benefits basis,11 (ii) the hypothetical wind-up deficiency, going concern deficiency and solvency deficiency of each Canadian Pension Plan as of the date of the most recently filed actuarial valuation is set out in Appendix A or has otherwise been disclosed to the Agent, (iii) except as would not reasonably be expected to result in a liability to Holdings and its Subsidiaries in an

[11]	If a Canadian Borrower has sponsored a Canadian defined benefit registered pension plan, additional protections may need to be added such as additional ongoing disclosure obligations including disclosure of actuarial valuations and potentially limits on the deficiency and/or the ability to take a reserve in respect of the deficiency.

2

aggregate amount in excess of $[10,000,000]12, each Canadian Plan is and has been established and administered, and, where applicable, registered, amended, funded, invested, in compliance with all applicable Laws, the terms of such Canadian Plans and any applicable collective agreement, (iv) no Termination Event has occurred which would result in the Additional Borrower owing an amount that would reasonably be expected to result in a liability to Holdings and its Subsidiaries in an aggregate amount in excess of $[10,000,000], (v) no Lien or deemed trust has arisen in respect of the Additional Borrower or its property in connection with any Canadian Plan (save for Liens or deemed trusts arising with respect to contribution amounts not yet due to a Canadian Pension Plan where there has been no wind up or partial wind up of such Canadian Pension Plan) which would reasonably be expected to result in a liability to Holdings and its Subsidiaries in an aggregate amount in excess of $[10,000,000], (vi) except as would not reasonably be expected to result in a liability to Holdings and its Subsidiaries in an aggregate amount in excess of $[10,000,000], all employer and employee payments, contributions and premiums required to be remitted, paid to or paid in respect of each Canadian Plan have been paid or remitted in accordance with its terms and all applicable Laws, (vii) except as would not reasonably be expected to result in a liability to Holdings and its Subsidiaries in an aggregate amount in excess of $[10,000,000], there are no pending or, to the knowledge of any Additional Borrower, threatened, claims, actions, lawsuits or investigations by any Governmental Authority or any other Person with respect to any Canadian Plan or its assets and no facts exist which could reasonably be expected to give rise to any such claim, action, lawsuit or investigation, (viii) except as disclosed in Appendix A to this Joinder Agreement, none of the Canadian Plans, other than plans providing pensions, superannuation benefits or retirement savings, provide benefits beyond retirement or other termination of service to employees or former employees of an Additional Borrower or to the beneficiaries or dependants of such employees, and (ix) it and its Subsidiaries do not have any material assets located in the Province of Québec.

4. Covenants. The Additional Borrower shall: (i) promptly, and in any event within 10 days thereafter, notify the Agents after the Additional Borrower becomes aware of and, if requested by any Agent, deliver to the Agents details and information in respect of: (A) a Termination Event; (B) the failure to make a required contribution to or payment under any Canadian Pension Plan when due in accordance with its terms and applicable Laws except as would not reasonably be expected to result in a liability to Holdings and its Subsidiaries in an aggregate amount in excess of $[10,000,000], and (C) the occurrence of any event which is reasonably likely to result in the Additional Borrower incurring any liability, fine or penalty with respect to any Canadian Plan that would reasonably be expected to result in a liability to Holdings and its Subsidiaries in an aggregate amount in excess of $[10,000,000], (ii) not cause or permit to arise or exist any Lien or deemed trust on any of its property in respect of any Canadian Plan (save for Liens or deemed trusts arising with respect to contribution amounts not yet due to a Canadian Pension Plan where there has been no wind up or partial wind up of such Canadian Pension Plan) which would reasonably be expected to result in a liability to Holdings and its Subsidiaries in an aggregate amount in excess of $[10,000,000], (iii) except as would not

[12]	Or such greater amount as may be agreed between the Additional Borrower and the Agent. This footnote applies to each reference to “$[10,000,000]” in Sections 3 and 4 of this Joinder Agreement.

3

reasonably be expected to result in a liability to Holdings and its Subsidiaries in an aggregate amount in excess of $[10,000,000], pay all contributions, premiums and payments when due in respect of each Canadian Pension Plan in accordance with its terms and all applicable Laws, (iv) not, except with the consent of the Agent, establish or commence contributing to or otherwise commence participating in any Canadian Pension Plan that provides defined benefits or acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability in respect of, any Canadian Pension Plan or other retirement plan that provides defined benefits, (v) administer the Canadian Pension Plans in accordance with the requirements of the applicable pension plan texts and funding agreements governing the Canadian Pension Plans, the Income Tax Act (Canada) and applicable federal or provincial pension benefits legislation except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect, and (vi) for any Canadian Pension Plans or other retirement plans that provides defined benefits, provide the Agents with: (A) copies of all actuarial reports and supplemental cost certificates prepared in connection with any such plans and filed with a Governmental Authority promptly after filing; (B) up to once per year if requested by such Agent acting reasonably an actuarial certification based upon the form of certification required to be provided in connection with Section 19(4) and 19(5) of the regulations under the Pension Benefits Act (Ontario), (C) any correspondence from any Governmental Authority related to the termination or wind up, in whole or in part, of any such plans, promptly after receipt; and (D) any other documents already in the possession of the Borrowers or the Guarantors related to any such plans as such Agent may reasonably request.

5. Events of Default. The following shall also constitute Events of Default: (i) a Termination Event occurs; or (ii) the Additional Borrower fails to make a required contribution to or payment under any Canadian Pension Plan when due, and, in the case of each of clause (i) and (ii) above, such event or failure individually or in the aggregate, in the opinion of the Required Lenders, has had, or would reasonably be expected to have, a Material Adverse Effect.

6. Successors and Assigns; Entire Agreement. This Agreement is binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement and the Credit Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supercedes all prior discussions, agreements and understandings of any and every nature among them.

7. Headings and Counterparts. The descriptive headings of this Agreement are for convenience or reference only and do not constitute a part of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

8. Expenses. The Company shall promptly (and in any event within 30 days of receiving any statement or invoice therefor) pay all reasonable expenses relating to this Agreement, including, without limitation, the reasonable fees and disbursements of counsel to the Revolver Agent.

4

9. Governing Law. This Agreement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York without regard to its conflict of laws principles.

10. Definitions. As used in this Agreement, the following terms shall have the meanings herein:

“Canadian Pension Plan” means a Canadian Plan required to be registered under the PBA or under other Canadian provincial or federal pension benefits standards legislation.

“Canadian Plan” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which the Additional Borrower is a party or bound or in which their employees participate or under which the Additional Borrower has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any of their employees or former employees in Canada, their directors or officers in Canada, individuals working on contract with the Additional Borrower in Canada, or other individuals providing services to the Additional Borrower of a kind normally provided by employees in Canada (or any spouses, dependents, survivors or beneficiaries of any such persons), excluding statutory benefit plans which the Additional Borrower is required to participate in or comply with, including the Canada Pension Plan and Quebec Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“PBA” means the Pension Benefits Act (Ontario) and all regulations thereunder as amended from time to time and any successor legislation.

“Termination Event” means (i) the institution of any steps by any Person to withdraw from, terminate participation in, wind up or order the termination or wind up of, in full or in part, any Canadian Pension Plan; (ii) the receipt by the Additional Borrower of correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind up of any Canadian Pension Plan (iii) the institution of proceedings by any Governmental Authority to terminate in full or in part or have a trustee appointed to administer a Canadian Pension Plan (iv) any other event or condition which would reasonably be expected to constitute grounds for the termination, winding up, partial termination or partial winding up of or the appointment of a trustee to administer, any Canadian Pension Plan; or (v) an event respecting any Canadian Pension Plan which would reasonably be expected to result in the revocation of the registration of such Canadian Pension Plan or which would otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.

THE ADDITIONAL BORROWER, THE REVOLVER AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5

[Remainder of page intentionally left blank]

6

IN WITNESS WHEREOF, the Additional Borrower and the Revolver Agent have executed this Agreement as of the date first written above.

ADDITIONAL BORROWER:

[CANADIAN BORROWER]

By:
Name:
Title:

REVOLVER AGENT:

PNC BANK, NATIONAL ASSOCIATION, as Revolver Agent for the Lenders

By:
Name:
Title:

AGREED AND CONSENTED TO BY:

BORROWERS:

AMERICAN GREETINGS CORPORATION

By:
Name:
Title:

[ADDITIONAL BORROWERS]

By:
Name:
Title:

8

APPENDIX A

[Section 3(c)(i): Canadian Plans Providing Defined Benefit Pension Benefits

Pension Plan for Salaried Employees of Carlton Card Limited

Pension Plan for Hourly-Rated Employees of Carlton Cards Limited (wound up effective March 31, 2000)

Hourly Supplementary Plan

Top-Hat Pension Plan (for one former senior executive)

Section 3(c)(vii): Canadian Plans Providing Non-Pension Post-Retirement Benefits

Top-Hat Supplemental Retiree Health Benefit (for one former senior executive covered by Top-Hat Pension Plan)] [Note to Draft: If this Joinder Agreement were entered into at the date of this draft, these would be the relevant plans.]

9

EXHIBIT E

FORM OF

COMPLIANCE CERTIFICATE

[INSERT DATE]

PNC Bank, National Association, as Revolver Agent

PNC Firstside Center

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services

Bank of America, N.A.

One Independence Center

101 N. Tryon Street

Charlotte, NC 28255-0001

Attention: Credit Services

Each Lender party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 9, 2013, among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as revolver agent (in such capacity, the “Revolver Agent”) and collateral agent, and Bank of America, N.A., as global agent (in such capacity, the “Global Agent”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined). Pursuant to Section 6.01(c) of the Credit Agreement, the undersigned hereby certifies to the Revolver Agent, the Global Agent and the Lenders as follows:

(a) I am the duly elected [Authorized Officer] of the Company.

(b) I am familiar with the terms of the Credit Agreement and the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

(c) The review described in paragraph (b) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or Event of Default at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate.

(d) Set forth on Attachment I hereto are (i) calculations of the financial covenants set forth in Sections 7.07 and 7.12 of the Credit Agreement, which calculations show compliance with the terms thereof for the fiscal quarter of the Company ending             , 20    , and (ii) calculations showing compliance with Sections 7.05(d) and (q), and Section 7.06(c), (d) and (e) of the Credit Agreement.

(e) Set forth on Attachment II hereto is a management discussion and analysis report, in reasonable detail, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the accounting period covered by the attached financial statements.

(f) [Since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent or otherwise in writing to Global Agent, no Credit Party has acquired any Trademarks, Patents or Copyrights (each as defined in the Security Agreement) that is registered or subject to applications for registration, except as follows:             .]13

Very truly yours,

AMERICAN GREETINGS CORPORATION

By:
Name:
Title:	[Authorized Officer]

[13]	Only required to be provided with respect to Compliance Certificates delivered in connection with the financials delivered pursuant to Section 6.01(a)

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

[●], 20[●]

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(xiv) of that certain Credit Agreement, dated as of August 9, 2013, among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation (“Holdings”), the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, PNC Bank, National Association, as revolver agent and collateral agent, and Bank of America, N.A., as global agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

The undersigned, [ ● ], [ ● ] of Holdings, is familiar with the properties, businesses, assets and liabilities of Holdings and its Subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of Holdings.

The undersigned certifies, on behalf of Holdings and not in his or her individual capacity, that he or she has made such investigation and inquiries as to the financial condition of Holdings and its Subsidiaries as the undersigned deems reasonably necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Agents, the Issuing Bank and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans and the issuance of Letters of Credit under the Credit Agreement.

The undersigned certifies, on behalf of Holdings and not in his or her individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by Holdings to be fair in light of the circumstances existing at the time made and continue to be reasonable as of the date hereof; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the time of such computation, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of Holdings and not in his or her individual capacity, that, on the date hereof, after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date): (a) the fair value of the property of Holdings and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of Holdings and its Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured, (c) Holdings and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond Holdings’ and its Subsidiaries’, on a consolidated basis, ability to pay such debts and liabilities as they mature, (d) Holdings and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Holdings’ and its Subsidiaries’, on a consolidated basis, property would constitute unreasonably small capital, and (e) Holdings and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities as the same become due and payable. For purposes of the immediately preceding sentence, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

CENTURY INTERMEDIATE HOLDING COMPANY

By:

Name: [●]
Title: [●]

EXHIBIT H

FORM OF

ASSIGNMENT AGREEMENT

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any Letters of Credit, Guarantees, and Swing Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
indicate [Affiliate] [Approved Fund] of [identify Lender]

3.	Borrower(s):

4.	Global Agent:	Bank of America, N.A., as the global agent under the Credit Agreement

5.	Revolver Agent:	PNC Bank, National Association, as the revolver agent under the Credit Agreement

6.	Credit Agreement:	The Credit Agreement dated as of August 9, 2013 among Century Merger Company, an Ohio corporation, Century Intermediate Holding Company, a Delaware corporation, the Canadian borrowers from time to time party thereto, the lenders from time to time party thereto, the Global Agent and the Revolver Agent

7.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders of the Facility Assigned[2]	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/ Loans[3]	CUSIP

	$	$	%

	$	$	%

	$	$	%

[8.	Trade Date: ][4]

Effective Date:             , 20    [TO BE INSERTED BY GLOBAL AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Canadian Commitment,” “Swing Line Commitment,” “Term Loans,” etc.)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Facility.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][5] Accepted:

BANK OF AMERICA, N.A., as
Global Agent

By
Name:
Title:

[Consented to:][6]
PNC BANK, NATIONAL ASSOCIATION, as
Revolver Agent

By
Name:
Title:

[Consented to:][7]
[NAME OF RELEVANT PARTY]

By
Name:
Title:

[5]	To be added only if the consent of the Global Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Revolver Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Company, any other Borrowers and/or other parties (e.g. Swing Line Lender, LC Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

CREDIT AGREEMENT, DATED AS OF AUGUST 9, 2013, AMONG CENTURY MERGER COMPANY, CENTURY INTERMEDIATE HOLDING COMPANY, THE CANADIAN BORROWERS FROM TIME TO TIME PARTY THERETO, THE LENDERS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS THE GLOBAL AGENT, AND PNC BANK, NATIONAL ASSOCIATION, AS REVOLVER AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (the Credit Agreement and the other Loan documents, collectively, the “Credit Documents”), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.

Assignee. the Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee, and hereby certifies to such effect upon which certification the Agents, each LC Issuer and the Lenders may conclusively rely, and otherwise meets all the requirements to be an assignee under Section 11.05 of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.05 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon any

Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the applicable Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles.